As filed with the Securities and Exchange Commission on October 1, 2012
Registration No. 333-176323

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BRS GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	5050	80-06453328
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

No. 1307, Building 5, Sunshine Apartment, East Shui Shang Liang Li Road,
Nankai District, Tianjin Province,
People’s Republic of China 300381
 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

BRS Group, Inc.
c/o Harvard Business Services, Inc.
16192 Coastal Highway
Lewes, Delaware 19958
(302) 645-7400
 (Name, Address Including Zip Code and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Yue Cao, Esq. Eaton & Van Winkle LLP 3 Park Avenue New York, New York 10016 (212) 561-3617

Approximate date of Commencement of Proposed Sale to the Public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer (Do not check if a smaller reporting company) ☒	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration Fee (4)
Common stock, par value $.001 per share	6,848,115	$11.15	$76,356,482.25	$8,864.99
Common stock, par value $.001 per share, underlying warrants held by certain selling stockholders (3)	72,000	$11.15	$802,800.00	$93.21
TOTAL	6,920,115		$77,159,282.25	$8,958.19

(1)
Pursuant to Rule 416 of the Securities Act of 1933, also registered hereby are such additional and indeterminable number of shares as may be issuable due to adjustment for changes resulting from stock dividends, stock splits and similar transactions as well as additional shares that may be issuable pursuant to anti-dilution provisions contained in the warrants.

(2)
The proposed maximum offering price is estimated solely for the purpose of calculating the amount of registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended (the “Securities Act”).  Our common stock is not traded on any national exchange. In accordance with Rule 457, the offering price was determined by reference to the price at which 16,140 shares were sold to certain of our selling stockholders in a private placement in reliance on Regulation D under the Securities Act on July 29, 2011.

(3)	Consists of 72,000 shares of common stock being registered for resale that are issuable upon exercise of common stock purchase warrants issued on July 29, 2011.

(4)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell, nor does it seek an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED October 1, 2012
BRS Group, Inc.

6,920,115 Shares of Common Stock

This prospectus relates to the resale of up to a total of 6,920,115 shares of common stock, par value $.001 per share, of BRS Group, Inc., a Delaware corporation, that may be sold from time to time by the selling stockholders named in this prospectus and their successors and assigns.  The shares of common stock subject to this prospectus include (i) 6,848,115 issued and outstanding shares of our common stock held by certain selling stockholders and (ii) 72,000 shares of our common stock issuable upon exercise of warrants held by certain selling stockholders.

There is no public market for our common stock.  The selling stockholders may sell their shares of our common stock at a fixed price of $11.15 per share, the offering price per share of common stock in our most recent private placement completed in July 2011, or a discounted price per share, until our common stock is listed on a national securities exchange or quoted on an automated quotation system or in the over the-counter market, and thereafter the selling stockholders may sell their shares of our common stock at prevailing market prices or privately negotiated prices.  Prior to this offering, there has been no public market for our common stock and, as of the date of this prospectus, we have not applied for listing or quotation of our common stock on any securities exchange or inter-dealer quotation system.  We plan to apply for quotation of our common stock on a securities exchange or an inter-dealer quotation system upon the effectiveness of our S-1 Registration Statement, however, there is no guarantee that our common stock will be approved listing on a securities exchange or quotation on an inter-dealer quotation system. Information regarding the selling stockholders and the times and manner in which they may offer and sell the shares under this prospectus is provided under “Selling Stockholders” and “Plan of Distribution” in this prospectus.  We have agreed to pay all the costs and expenses of this registration.

We will not receive any of the proceeds from the sale of shares by the selling stockholders.  However, upon any exercise of the warrants, we would receive cash in the amount of the exercise price of $11.15 per share of common stock, or an aggregate of $802,000 if the warrants are exercised in full, subject to any adjustments.

We are an "emerging growth company" under the federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for future filings. Investing in our common stock involves a high degree of risk. Before buying any shares, you should carefully read the discussion of material risks of investing in our common stock in "Risk Factors".

An investment in our securities is highly speculative, involves a high degree of risk and should be considered only by persons who can afford the loss of their entire investment.  See “Risk Factors” beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ___________, 2012.

PROSPECTUS SUMMARY	1
RISK FACTORS	6
CAUTIONARY NOTE ON FORWARD LOOKING STATEMENTS	21
USE OF PROCEEDS	23
DETERMINATION OF OFFERING PRICE	24
RELATED STOCKHOLDER MATTERS	25
SELECTED HISTORICAL FINANCIAL AND OPERATING DATA	26
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	27
DESCRIPTION OF BUSINESS	35
MANAGEMENT	48
EXECUTIVES COMPENSATION	50
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	52
SELLING STOCKHOLDERS	55
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	58
DESCRIPTION OF CAPITAL STOCK	59
SHARES ELIGIBLE FOR FUTURE SALE	61
PLAN OF DISTRIBUTION	62
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	65
LEGAL MATTERS	66
EXPERTS	66
WHERE YOU CAN FIND ADDITIONAL INFORMATION	66

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission (the “SEC”). You should rely only upon the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.  This prospectus does not constitute an offer to sell or a solicitation of offers to buy any securities other than the common stock offered by this prospectus.  This prospectus does not constitute an offer to sell or solicitation of offers to buy securities in any jurisdiction where, or in any circumstances in which, such offer or solicitation is unlawful.

You should assume the information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.  Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create an implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date. Our business, financial condition, results of operations and prospects may have changed since date of this prospectus.   The rules of the SEC may require us to update this prospectus in the future.

PROSPECTUS SUMMARY

The following summary highlights selected information about our business and our common stock being sold in this offering, but does not contain all of the information that may be important to you. For a more complete understanding of our business and our common stock being sold in this offering, you should read this entire prospectus, including the section entitled “Risk Factors” and the Consolidated Financial Statements and related notes.

In this prospectus, unless the context requires otherwise, the terms “we”, “our”, “us” and the “Company” refer to BRS Group, Inc., a Delaware corporation, as well as our direct and indirect subsidiaries, and our principal operating business, Walker Resources Recycling Co., Ltd. (“Walker Resources”), a company organized under the laws of the People’s Republic of China (“China” or the “PRC”), which we control via a series of variable interest entity contractual agreements (the “VIE Agreements”) more fully described below.

We conduct our business through our subsidiaries, principally our wholly-owned subsidiary BRS (Tianjin) Investment Management Co., Ltd. (“BRS Tianjin” or the “WFOE”), a wholly foreign owned enterprise incorporated as a limited liability company under the laws of the People’s Republic of China (“PRC” or “China”).  The Company operates and controls Walker Resources through BRS Tianjin and in connection with the VIE Agreements.

In this prospectus, “RMB” and “Renminbi” refer to the legal currency of China and “$”, “US dollar” and “US$” refer to the legal currency of the United States.  For convenience, certain amounts in Chinese Renminbi (“RMB”) have been converted to United States dollars at an exchange rate in effect at the date of the related financial statements.  Assets and liabilities are translated at the exchange rate as of balance sheet date. Income and expenditures are translated at the average exchange rate of the period.

Overview of our Business

Through our operating business, Walker Resources, we believe we are one of a limited number of authorized Chinese importers of electrolytic and scrap copper into China as the importation of electrolytic copper requires a combination of approvals from six government authorities, although we believe there is no official data published by relevant Chinese authorities regarding the specific number of authorized importers of electrolytic and scrap copper in China.  “Electrolytic Copper” is refined copper (i.e., mined or scrap copper that has been refined through conventional smelting and refining processes to at least 97.5% purity) that undergoes an electro-chemical process to remove impurities resulting in copper that is between 99.77% and 99.99% pure.  “Scrap Copper” is copper derived from discarded metal suitable for reprocessing with purity levels below 94%.  In 2011, we imported approximately 48,200 metric tons, or Tonnes, of electrolytic and scrap copper from worldwide copper suppliers.  The copper we import into China is distributed to copper processing and fabrication companies as well as manufacturers who serve customers in a variety of Chinese industries, including the commercial construction, infrastructure, and manufacturing industries.  According to a research report issued by the Financial Institute of Green Futures, China consumes approximately 38% of available copper and its use is greater than the combined use of the European Union and the United States, which consume approximately 17% and 9% of global refined copper supplies, respectively.   The copper supply chain is highly dependent on global trade and China’s lack of copper resources requires it to import an amount sufficient to satisfy its needs from Chile and Japan, the dominant sources of China’s copper supply. Therefore, we believe there is a substantial disparity between the large and growing demand for copper products in China and the available supply.

Background and Corporate Structure

We were incorporated on September 15, 2010 under the laws of the State of Delaware.  We own 100% of the issued and outstanding capital stock of BRS Tianjin, a wholly foreign owned entity recently incorporated in China.  In December 2010, BRS Tianjin entered into a series of variable interest entity contractual agreements, or VIE Agreements, with Walker Resources and Walker Resources’ three shareholders, Miao Huang, Gangyi Wang and Changrui Yang, whom we refer to as the “Walker Resources Shareholders”.  Pursuant to the VIE Agreements, BRS Tianjin does not directly own the equity of Walker Resources, our operating business, but rather effectively assumed management and control of the business activities of Walker Resources and has the right to appoint all of the directors,  executive officers and senior management personnel of Walker Resources.

VIE Agreements

The VIE Agreements are comprised of a series of agreements, including an Entrusted Management Agreement, Shareholders’ Voting Proxy Agreement, Exclusive Technology Service Agreement and Share Equity Pledge Agreement through which BRS Tianjin has the right and responsibility to advise, consult with, manage, operate and control and provide exclusive technology services to Walker Resources.  The Entrusted Management Agreement provides, among other things, that BRS Tianjin is entitled to all profits (and will bear all losses) arising from Walker Resources operations.   Additionally, the Walker Resources Shareholders pledged their rights, titles and equity interest in Walker Resources to BRS Tianjin in order to secure the performance of the Walker Resources Shareholders’ obligations under the VIE Agreements, through an Equity Pledge Agreement.  In order to further reinforce BRS Tianjin’s rights to control and operate Walker Resources, the Walker Resources Shareholders granted BRS Tianjin an exclusive right and option to acquire all of their equity interests in Walker Resources through an Exclusive Option Agreement. Accordingly, we have consolidated Walker Resources’ historical financial results in our financial statements as a variable interest entity pursuant to U.S. GAAP following the date of the VIE agreements.

“Slow Walk” Arrangement and Call Option Agreement

On December 15, 2010, Mr. Guang Yang, Ms. Xuehui Shang, Mr. Chunming Li, Mr. Guowei Liang, and Ms. Miao Huang, whom we refer to collectively as the “Option Holders”, entered into a Call Option Agreement and later an Amended and Restated Call Option Agreement on July 21, 2011 (referred to as the “Call Option Agreement”) with Sherry Li, the “Grantor” and the nominee holder of record of a majority of our outstanding common stock.

Pursuant to the Call Option Agreement the Grantor agreed to transfer an aggregate of 15,120,000 shares of our common stock, which we refer to as the “Option Shares”, to the Option Holders as further described below.   The options granted pursuant to the Call Option Agreements will be exercisable for $.001 per share and may be exercised, (i) with respect to 40% of the Option Shares, at any time on or after December 31, 2012; (ii) with respect to 30% of the Option Shares on or after December 31, 2013; and (iii) with respect to 30% of the Option Shares, on or after December 31, 2014.   If such options are exercised in full, the Option Holders will own approximately 68.8% of our common stock, based on the number of shares of our common stock currently outstanding and assuming we do not issue any common stock between the date of this prospectus and the date the options are exercised in full.  The Call Option Agreement provides that the Option Holders have control over the company as well as dispositive power and beneficial ownership over the Option Shares, as Ms. Sherry Li is the nominee shareholder who has no power to dispose any of the Option Shares without the Option Holder’s prior written consent and is obligated to transfer the Option Shares to those Option Holders at nominal consideration. The Option Holders have indicated they intend to exercise their rights under the Call Option Agreements when they are permitted to do so.  For additional information regarding the Call Option Agreements and the beneficial owners of the Option Shares, see “Description of Business—Recent Event—Slow Walk Arrangement and Call Option Agreement” and “Security Ownership of Certain Beneficial Owners and Management”.

Private Placements

On May 11 2011, we sold an aggregate of  5,391,064 shares of our common stock to four foreign purchasers for an aggregate purchase price of $60,000,000, or $11.13 per share, in a private placement, or the “May 2011 Private Placement”, pursuant to Regulation S under the Securities Act of 1933, as amended, or the “Securities Act”.   The purchasers in the Private Placement were Best Investment Management Co., Ltd., Rebecca Investment Management Co., Ltd., Lotus Investment Management Co., Ltd and Worker Investment Management Co., Ltd (collectively the “May 2011 Purchasers”), each of which is identified as a selling stockholder in this prospectus.  Each of the May 2011 Purchasers is organized under the laws of the PRC.

The shares sold in the May 2011 Private Placement were sold pursuant to a Common Stock Purchase Agreement, or the “May 2011 Purchase Agreement”, among the Company and each of the four May 2011 Purchasers.  Pursuant to the May 2011 Purchase Agreement, we granted the May 2011 Purchasers the right to include the shares acquired in the May 2011 Private Placement in any registration statement that we file to register any of our securities after the closing date of the May 2011 Private Placement.  Pursuant to the May 2011 Purchase Agreement, we also granted the May 2011 Purchasers a right of first refusal to participate in any subsequent funding by the Company on a pro rata basis at 100% of the offering price. For a period of 60 months from the closing of the May 2011 Private Placement, we are prohibited from effecting, or agreeing to effect, a subsequent financing involving (i) the issuance of any securities that are convertible, exchangeable or exercisable for common stock at a conversion or exchange rate or an exercise price based on trading prices following the date of such issuance or subject to being reset following the initial issuance based on events related to the our business or the market for our common stock or (ii) a transaction that allows us to issue securities to subsequent investors providing the right to receive additional shares of common stock with terms more favorable than those provided to the May 2011 Purchasers in the May 2011 Private Placement.

On July 29, 2011, we sold an aggregate of 16,140 shares of our common stock and common stock purchase warrants, or the “Warrants”, entitling the holders to purchase up to an aggregate of 72,000 shares of our common stock to four accredited investors for an aggregate purchase price of $179,961, or $11.15 per share in a private placement, or the “July 2011 Private Placement”, pursuant to Regulation D under the Securities Act.   The purchasers in the July 2011 Private Placement were T Squared Investments LLC, T Squared China Fund LLC, Silver Rock II Ltd. and Valuegrowth Consulting LLC (collectively the “July 2011 Purchasers”), each of which is identified as a selling stockholder in this prospectus.  We refer to the July 2011 Purchasers and the May 2011 Purchasers collectively as the “Private Placement Investors”.

The shares and Warrants sold in the July 2011 Private Placement were sold pursuant to a Common Stock Purchase Agreement, or the “July 2011 Purchase Agreement”, among the Company and each of the four July 2011 Purchasers.  Pursuant to the July 2011 Purchase Agreement, we granted the July 2011 Purchasers the right to include the shares acquired, and the shares underlying the Warrants acquired, in the July 2011 Private Placement in any registration statement that we file to register any of our securities after the closing date of the July 2011 Private Placement.  Pursuant to the July 2011 Purchase Agreement, we also agreed, among other things, not to issue preferred stock or convertible debt for a period of three years from the completion of the July 2011 Private Placement, to list our common stock on a U.S. securities exchange within twelve months following the closing of the July 2011 Private Placement, to appoint a majority of independent directors to our board and to establish audit and compensation committees consisting of independent directors.  We also agreed, for a period of two years following the July 2011 Private Placement, not to borrow amounts in excess of three times our earnings before interest, taxes, depreciation and amortization from recurring operations.  For additional information regarding the July 2011 Private Placement and the terms of the July 2011 Purchase Agreement, see “Description of Business—Recent Events—Private Placements”.

The Warrants are exercisable for $11.15 per share until the second anniversary of our initial public offering.  In the event that the shares underlying the Warrants, or the “Warrant Shares”, are not registered within one year following the closing of the July 2011 Private Placement, the Warrants may be exercised on a cashless basis.  The Warrants may not be exercised on a cashless basis so long as a registration statement with respect to the Warrant Shares is effective.  The exercise price of the Warrants is subject to adjustment to reflect any stock splits, stock dividends, share combinations, reclassifications or recapitalizations affecting the number of outstanding shares of our common stock or securities.  In addition, in the event of a merger, consolidation or similar reorganization in which we will not be the surviving entity, holders of the Warrants will be entitled to receive, in lieu of the Warrant Shares, the stock, securities or other property (including cash) to which such holders would have been entitled if the Warrants had been exercised immediately prior to the reorganization transaction.

The following illustration depicts our corporate structure following the events described above:

Guang Yang
Xuehui Shang
Chunming Li
Guowei Liang,
Miao Huang
Call Option Agreement
Sherry Li
Selling Stockholders
BRS Group Inc. (the "Company")
100%
Offshore
Onshore
BRS (Tianjin) Investment Management Co., Ltd. (the "BRS Tianjin" or "WFOE")
VIE Contractual Arrangements:
Entrusted Management Agreement
Shareholders' Voting Proxy Agreement
Exclusive Option Agreement
Equity Pledge Agreement
Exclusive Technology Service Agreement
Walker Resources Recycling Co., Ltd. (the "Walker Resources")
Walker Resources Shareholders
Miao Huang,
Gangyi Wang
Changrui Yang
Voting Trust Agreement
Guang Yang
Xuehui Shang
Chunming Li,
Guowei Liang,
Miao Huang

The Offering

Common stock outstanding immediately before this offering:	21,968,115 shares

Common stock offered by the selling stockholders:	6,920,115 shares, including 72,000 shares underlying the Warrants

Common stock outstanding immediately after this offering:	22,040,115 shares, assuming the exercise in full of the Warrants

Trading Market:
No active market for our common stock presently exists.  We have not applied for listing or quotation of our common stock on any securities exchange or inter-dealer quotation system. We plan to apply for quotation of our common stock on a securities exchange or an inter-dealer quotation system upon the effectiveness of our S-1 Registration Statement, however, there is no guarantee that our common stock will be approved listing on a securities exchange or quotation on an inter-dealer quotation system.

Price per share:
The selling stockholders may sell their shares of our common stock at a fixed price of $11.15 per share (the offering price per share of common stock in our most recent private placement completed in July 2011) until our common stock is listed on a national securities exchange or quoted on an automated quotation system or in the over-the-counter market (such as the OTC Bulletin Board), and thereafter at prevailing market prices, prices related to prevailing market prices or privately negotiated prices.

Use of proceeds:
We will not receive any proceeds from the sale of the common stock offered hereby.  However, upon any exercise of the warrants, we would receive cash in the amount of the exercise price of $11.15 per share of common stock, or an aggregate of $802,000, if the warrants are exercised for cash in full, subject to any adjustments.  No assurances can be given that the Warrants will be exercised in full or at all.

Risk Factors:
Investing in our securities involves a high degree of risk. As an investor you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the section of this prospectus entitled “Risk Factors."

RISK FACTORS

You should carefully consider the risks described below, as well as other information and data included in this prospectus, before deciding whether to invest in our common stock. Any of the following risks could materially adversely affect our business, financial condition or results of operations, which may result in your loss of all or part of your original investment.

Risks Related to Our Business and Industry

We are highly dependent on our status as one of a limited number of authorized importers of electrolytic and scrap copper.

Under Chinese law, the importation of electrolytic and scrap copper requires a combination of several licenses, permits and other authorizations issued by various regulatory authorities at the national and local level.   We are currently one of only a few companies that have all of the licenses required to import electrolytic copper into China.  If the Chinese government were to authorize other companies to import electrolytic and scrap copper, or significantly reduce the burdens associated with obtaining such authorization, we would face increased competition.  The importation of copper into China has historically been subject to strict regulation by the Chinese Government, which has limited foreign competitors’ access to the Chinese copper market as well as the end markets that we serve.   Since China’s entry into the World Trade Organization, the Chinese government has lifted many of its barriers to foreign competition.  To the extent that the Chinese government continues to ease restrictions on foreign participation in Chinese copper markets and the end markets that we serve, we anticipate that the environment in our markets will become increasingly competitive. If China’s domestic economy continues to expand, more competitors, many of which may have greater resources than us, may seek to enter the Chinese market.  Increases in future levels of imported copper could negatively impact future market prices and the demand levels for our services.

If our existing licenses, permits or other approvals are revoked, or if the applicable regulatory authorities fail to renew our existing licenses, permits and approvals, our business would be materially and adversely affected.

Our regulatory approvals authorizing our operations and activities are subject to periodic review, reassessment and renewal by Chinese authorities.  Standards of compliance necessary to pass such reviews change from time to time and differ from jurisdiction to jurisdiction, leading to a degree of uncertainty. If our licenses and permits are revoked, substantially modified or not renewed or if additional permits, business licenses or approvals that may become necessary in connection with our business are not granted or are delayed, we may suffer adverse consequences.

Our business is dependent on six customers, one of which is also a potential competitor.

During the year ended September 30, 2011, we derived approximately 25.82%, 24.10% and 23.19% of our consolidated sales revenue from our top three customers, and all of our consolidated sales revenue from six customers.   If any one of our customers were to significantly reduce its purchases from us, or if we were unable to sell to them on terms as favorable to us as the terms under our current agreements, our financial condition and results of operations would likely suffer materially.  One of our customers, China Nonferrous Metals Industrial and Renewable Resources Co., Ltd. (“China Nonferrous Metals”), which accounted for approximately 23.19%, and 14% of our revenues for fiscal 2011 and 2010 respectively, has obtained the requisite qualifications to import electrolytic copper into China.  If China Nonferrous Metals establishes relationships with international copper suppliers, it could import copper directly, rather than outsourcing its importation requirements to us.  A loss of purchase orders from China Nonferrous Metals or competitive pressure from China Nonferrous Metals, which is state-owned and has greater resources than us, could have a material adverse effect on our business.

We do not have long-term sales contracts with our customers and our customers could at any time  reduce purchases of, or entirely cease purchasing, copper from us, harming our operating results and business.

We do not have long-term volume sales contracts with our customers, and our customers are not obligated to purchase copper from us. Our customers purchase copper from us on a spot or short term contract basis.  Accordingly, our customers could at any time reduce their purchases from us, demand that we sell copper at prices that are not favorable to us or cease purchasing copper from us altogether. Any negative development affecting our customers would likely harm our results of operations. For example, if any of our customers experience serious financial difficulties, it may lead to a decline in sales and write-offs of accounts receivable.  A loss of order volumes from any customer, a significant reduction in their purchase orders or a decrease in the sales price could result in lower sales revenues and gross margins, increasing costs and lowering profitability.

Prices for copper are volatile and such volatility can adversely affect our business.

The price of copper can be volatile, and fluctuates based on numerous factors, many of which are beyond our control, including general economic conditions (both domestic and international), competition, production levels, customer demand levels, import duties and other trade restrictions, currency fluctuations and surcharges imposed by our suppliers.  The timing and magnitude of changes in copper prices is difficult to predict and can significantly impact the volume of copper available to us, the volume and price of copper that we import and sell and our inventory levels, and could therefore adversely affect our operating results.  Global copper prices are currently near historic high levels.  Following the economic downturn in late 2008, which resulted in substantial decreases in copper prices from then-record highs, copper prices swiftly increased from mid-2009 until February 2011, when global copper prices reached new record highs.  There can be no assurance that copper prices will remain at current levels and may decline to historical levels.

Our ability to respond to changing copper costs through adjustments to our sales prices is limited by competitive and other market factors.  Since our customers typically do not enter into long-term purchase arrangements with us, sharp increases in the price of copper can reduce demand if customers decide to defer or limit their copper purchases. If we are unable to pass increased copper prices on to our customers for any reason, our earnings may be adversely affected.  A decline in copper prices can also adversely impact our operating results.  When copper prices decline, customer demand for lower prices could result in lower sale prices for our copper and, to the extent that our inventory at the time was purchased at higher costs, lower margins.   Any decline in our selling prices could require us to revalue our inventory to reflect the then net realizable value, which could be below cost.

Any downturn in general economic conditions or in our customers’ specific industries could negatively impact our earnings.

We provide copper to industries that are cyclical, such as the home appliance and construction industries, that use the copper to make wires, cables and other components of their products. The demand for copper is directly related to, and significantly impacted by, demand for the goods manufactured by our customers, which may fluctuate as a result of changes in the Chinese or worldwide economy, currency exchange rates, energy prices or other factors beyond our control.  If we are not able to diversify our customer base and/or increase sales of copper to customers in other industries when one or more of the cyclical industries that we serve is experiencing a decline, our revenues, gross profit and net income may be adversely affected.

If we were to lose any of our primary suppliers or otherwise be unable to obtain sufficient amounts of necessary copper on a timely basis, we may not be able to meet our customers’ needs and may suffer reduced sales.

Our business relies on our ability to obtain an adequate supply of high quality copper from a limited number of suppliers.  If our suppliers experience production problems, lack of capacity or transportation disruptions, the lead times for receiving our supply of copper could be extended and the cost of our inventory may increase. If we are unable to obtain sufficient amounts of the necessary copper at competitive prices and on a timely basis from our regular suppliers, we may not be able to obtain copper from acceptable alternative sources at competitive prices to meet our delivery schedules to our customers. Even if we do find acceptable alternative suppliers, alternative sources of supply may not maintain the quality standards that are in place with our current suppliers, which could impact our ability to provide the same quality of copper to our customers that we have provided in the past, which in turn could cause our customers to move their business to our competitors.  In addition, the process of locating and securing these alternatives may be disruptive to our business.

Our dependence on foreign suppliers may expose us to risks related to international trade and geopolitical events.

All of our suppliers are located outside of China.   If, as a result of differences in economic conditions between foreign markets and Chinese markets, trade disputes, geopolitical events or other factors our existing sources of supply are discontinued or significantly curtailed, we may need to find sources of supply in countries with which we have not dealt previously. Dependence on sources of supply from other countries could lead to longer lead times, increased price volatility, less favorable payment terms, increased exposure to foreign currency movements and certain tariffs and duties and require greater levels of working capital.

Increased competition from Chinese copper producers may adversely affect our earnings.

The copper industry in China is dominated by five large companies, all of which have integrated operations (i.e. mining, smelting, and refining) and four additional companies that are engaged in smelting.  These competitors include: Jiangxi Copper Group, Yantai Penghui Copper, Anhui Tongdu Copper (Tongling Nonferrous), Daye Nonferrous, Jinchuan Group, Yunnan Copper, Chifeng Jinjian Copper, Zhongtiaoshan Nonferrous and Baiyin Nonferrous. All of these companies are better capitalized, more experienced, and have more established relationships in the Chinese marketplace than we do.  One of our customers, China Nonferrous Metals, also possesses the requisite qualifications to import electrolytic copper into China.  China Nonferrous Metals may cease to purchase copper from us in the future and may determine to compete with us if it establishes relationships with global electrolytic copper suppliers.  China Nonferrous Metals is a state-owned business with greater resources than us.

Many factors influence our competitive position, including price, inventory availability, timely delivery, customer service, quality and cost reductions through improved efficiencies. To compete for customer sales, we may lower prices or offer increased services at a higher cost, which could reduce our earnings. An increase in competition or our inability to remain competitive could cause us to lose market share, increase expenditures, and reduce pricing, which could have an adverse effect on our results of operations and financial condition.

We are exposed to risk in our hedging programs.

We have established a research team of six full time employees to conduct studies of our exposure to risk due to fluctuations in the price of copper. We have simulated real time hedging activities through mock purchases and sales of commodity future contracts, options and related securities to determine whether we can limit our exposure to commodity price fluctuations related to the copper that we import. We may trade copper on the LME by entering into hedging arrangements with financial institutions in the future.   The success of our hedging program depends on accurate forecast of copper transaction activity. We could experience adverse effects through our future hedging arrangements if our forecasts are inaccurate or by limiting our ability to participate in gains from any favorable copper price fluctuations.

Events limiting the use or productivity of our warehouse may have an adverse effect on our results of operations and financial condition.

Approximately 10% of the copper we import and distribute to our customers is stored in our warehouse facility located in Shanghai.  Because our inventory capabilities are concentrated at one location, local or regional events, such as natural disasters or labor, transportation and other infrastructure disruptions, may increase costs, reduce availability of our copper inventory and limit our ability to complete customer sales orders or meet our sales goals.

We may need additional financing to provide working capital for our import business, which we may not be able to obtain on acceptable terms.

We may need to raise additional capital to carry out our plans to increase the volume of copper that we purchase and sell or increase the size of our warehouse facility.  Our ability to raise capital as needed will be dependent on many factors, including credit and debt market conditions. We may not be able to raise the working capital as needed in the future on terms acceptable to us, if at all. If we do not raise capital as needed, our ability to expand our business will be limited.

The terms of the Private Placements may restrict our ability to obtain financing in the future.

Pursuant to the May 2011 Purchase Agreement, we granted the May 2011 Purchasers a right of first refusal to participate in any subsequent funding by the Company on a pro rata basis at 100% of the offering price. In addition, for a period of 60 months from the closing of the May 2011 Private Placement, we are prohibited from effecting, or agreeing to effect, a financing involving (i) the issuance of any securities that are convertible, exchangeable or exercisable for common stock at a conversion or exchange rate or an exercise price based on trading prices following the date of such issuance or subject to being reset following the initial issuance based on events related to the our business or the market for our common stock or (ii) a transaction that allows us to issue securities to subsequent investors providing the right to receive additional shares of common stock with terms more favorable than those provided to the May 2011 Purchasers in the May 2011 Private Placement.

Pursuant to the July 2011 Purchase Agreement, we also agreed, among other things, not to issue preferred stock or convertible debt for a period of three years from the completion of the July 2011 Private Placement and, for a period of two years following the July 2011 Private Placement, not to borrow amounts in excess of three times our earnings before interest, taxes, depreciation and amortization from recurring operations.

The restrictions contained in the May 2011 Purchase Agreement and the July 2011 Purchase Agreement may affect our ability to obtain future financing and, as a result, may limit our ability to pursue attractive business opportunities that require such financing.

Additional capital raising efforts in future periods may be dilutive to our then current stockholders or result in increased interest expense in future periods.

If we raise additional capital through the issuance of equity or convertible debt securities, the percentage ownership of our company held by existing stockholders will be reduced and those stockholders may experience significant dilution.  As we will generally not be required to obtain the consent of our stockholders if we elect to purchase more copper, increase our inventory of copper, expand our warehouse facilities or otherwise grow our business, stockholders are dependent upon the judgment of our management in determining the manner of financing, including the amount of debt or the number and characteristics of stock issued to raise funds for these purposes and others.

 We may not be able to sustain Walker Resources’ historic growth rates, and even if we maintain them, we are susceptible to many challenges relating to our growth.

Our limited operating history in the Chinese copper industry may not provide a sufficient basis on which to evaluate our business or future prospects.  Using the funds raised from our recent private placement and the sale of our imported copper to our customers, we have grown sales revenues for the year ending September 30, 2011 but we may not be able to grow our consolidated sales revenues as expected and any future growth in our sales revenues may not be as high as the revenue growth Walker Resources experienced during the 2010 and 2011 fiscal years.  Also, we expect that our operating expenses will increase as we expand. A significant failure to realize anticipated sales growth could result in us experiencing significant operating losses. If we are unable to manage our growth effectively, we may not be able to take advantage of market opportunities, develop new distribution channels, enhance our operational capabilities, satisfy customer requirements, execute our business plan or respond to competitive pressures.  Among other things, our ability to manage our growth depends on our ability to:

•	Hire, train, integrate and manage additional qualified sales and other personnel;
•	Implement additional, and improve existing, administrative, financial and operations systems, procedures and controls;
•	Continue to expand and upgrade our copper importation and distribution processes;
•	Maintain, and develop new, customer relationships;
•	Protect Walker Resources’ reputation and enhance customer loyalty;
•	Manage our financial condition; and
•	Manage multiple relationships with suppliers and certain other third parties.

Our success also depends largely on our ability to anticipate and respond to expected changes in future demand for copper. If the timing of our expansion does not match market demand, our business strategy may need to be revised. If we over-expand and demand for copper does not increase as we may have projected, our financial results will be adversely affected. However, if we do not expand, and demand for copper increases sharply, our business could be seriously harmed because we may not be as cost-effective as our competitors due to our inability to take advantage of increased economies of scale. In addition, we may not be able to satisfy the needs of current customers or attract new customers, and we may lose credibility and our relationships with our customers may be negatively affected. Moreover, if we do not properly allocate our resources in line with future demand for copper, we may miss changing market opportunities and our business and financial results could be adversely affected. We cannot assure you that we will be able to successfully manage our growth in the future.

The loss of key personnel or the failure to attract or retain management and other personnel could impair our ability to grow our business.

We rely heavily on the services of our key employees, including Ms. Miao Huang and Mr. Guang Yang.  We believe our success will depend upon our ability to retain these managers and key personnel. The loss of the services of any of key employees could have an adverse effect on our business, operations, revenues or prospects.  We do not maintain key man life insurance on the lives of these individuals.

Also, we may not be successful in attracting and retaining sufficient numbers of qualified personnel to support our growth. Despite the incentives we provide, our current employees may not continue to work for us, and if additional personnel are required for our operations, we may not be able to obtain the services of additional personnel necessary for our growth. The inability to attract or retain qualified personnel could delay the development and introduction of, and have an adverse effect on our ability to sell, and control the quality of, our services, as well as our overall growth.

Because we are expanding capacity, we may be forced to make sales to customers whose creditworthiness is not known to us. We may not be able to collect receivables which are incurred by these customers.

Although we primarily sell on a cash payment basis, as we expand, our ability to receive payment for our copper and services may depend on the continued creditworthiness of our customers. In order to pay our expansion costs, we may be required to make sales to customers who are less creditworthy than our existing customers. Also, our customer base may change if our sales increase because of our added capacity, and if we are not able to collect our receivables, our revenues and profitability may be negatively affected.

We do not have business insurance coverage. Any loss to our properties or assets could have an adverse effect on our financial condition and operations.

                     We and our subsidiaries are not covered by any business insurance other than social security coverage for our employees. We have determined that the difficulties associated with acquiring such insurance on commercially reasonable terms in China, where the insurance industry is in an early stage of development and offers limited coverage, make it impractical for us to obtain such insurance.  As a result, any loss or damage to our properties or other assets, business interruption, litigation, natural disaster or personal injuries arising from our business operations could have an adverse affect on our financial condition and operations.

Risks Related to Doing Business in China

Recent scrutiny, criticism and negative publicity involving U.S. listed Chinese companies may negatively impact the market for our common stock, particularly if we become the subject of such criticism and negative publicity.

Recently, U.S. public companies that have substantially all of their operations in China have been the subject of intense scrutiny, criticism and negative publicity by investors, financial commentators and regulatory agencies, such as the SEC.  Much of the scrutiny, criticism and negative publicity has centered around financial and accounting irregularities and mistakes, a lack of effective internal controls over financial accounting, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud.  As a result of the scrutiny, criticism and negative publicity, the publicly traded stock of many U.S. listed Chinese companies has sharply decreased in value and, in some cases, has become virtually worthless.  Many of these companies are now subject to shareholder lawsuits, SEC enforcement actions and are conducting internal and external investigations into the allegations.  It is not clear what effect this sector-wide scrutiny, criticism and negative publicity will have on our company, our business and our stock price.  If we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and/or defend our company.  This situation will be costly and time consuming and distract our management from growing our company.  If such allegations are not proven to be groundless, our company and business operations would be severely damaged and your investment in our stock could be rendered worthless.

Economic, political and social conditions in China are subject to significant uncertainty and could affect our business.

All of our operations are located in China and our business is subject to political and economic uncertainties in China.  The economy of China differs from the economies of most developed countries in many respects, including the level of government involvement, the level of development, control of foreign exchange, and methods for allocating resources. A substantial portion of productive assets in China are owned by the Chinese government.  Changes in Chinese policies, laws and regulations, or in their interpretation or the imposition of confiscatory taxation, restrictions on currency conversion, restrictions or prohibitions on imports, restrictions or prohibitions on dividend payments to shareholders, devaluations of currency or the nationalization or other expropriation of private enterprises may occur from time to time without notice and could have an adverse effect on our business. Nationalization or expropriation could result in the total loss of our investment in China.  We have no control over most of these risks and we may be unable to anticipate changes in Chinese economic and political conditions.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities.

We are dependent on our relationship with the local government in the province in which we operate our business.  The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership.  The Chinese central or local governments may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.  Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties.

If relations between the United States and China worsen, our share price may decrease and we may have difficulty accessing U.S. capital markets.

At various times during recent years, the United States and China have had disagreements over political and economic issues. Any political or trade controversies between the United States and China in the future could adversely affect the market price of our common stock and our ability to access U.S. capital markets.

We derive all of our sales from China and a slowdown or other adverse developments in the Chinese economy may adversely affect our customers, demand for copper and our business.

All of our sales are generated in China and we anticipate that sales of copper in China will continue to represent all of our total sales in the foreseeable future. The significant recent growth of China’s economy in recent years may not continue. We do not know how sensitive we are to a slowdown in economic growth or other adverse changes in the Chinese economy that may affect demand for copper. A slowdown in overall economic growth, an economic downturn or recession or other adverse economic developments in China may reduce the demand for copper and adversely affect our business.  In addition, the Chinese government may take action to slow the pace of growth of the Chinese economy.  A slowdown in overall economic growth, an economic downturn or recession or other adverse economic developments in China may materially reduce the demand for our products and materially and adversely affect our business.

We may have limited legal recourse under Chinese law if disputes arise under our contracts with third parties.

The Chinese government has enacted some laws and regulations dealing with matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. Their experience in implementing, interpreting and enforcing these laws and regulations is limited, and our ability to enforce commercial claims or to resolve commercial disputes is unpredictable. If our business ventures are unsuccessful, or other adverse circumstances arise from these transactions, we will face the risk that the parties to these ventures may seek ways to terminate the transactions, or, may hinder or prevent us from accessing important information regarding the financial and business operations of any company we may acquire. The resolution of these matters may be subject to the exercise of considerable discretion by agencies of the Chinese government, and forces unrelated to the legal merits of a particular matter or dispute may influence their determination. Any rights we may have to specific performance, or to seek an injunction under Chinese law, in either of these cases, are severely limited, and without a means of recourse by virtue of the Chinese legal system, may prevent us from succeeding in these situations. In addition, the inability to enforce or obtain a remedy under any of our future agreements could result in a significant loss of business, business opportunities or capital and could have an adverse impact on our operations.

Because our principal assets are located, and our directors, executive officers and employees  reside outside the United States, it may be difficult for you to enforce your rights or claims against our assets, directors, officers and employees based on United States Federal securities laws or to enforce judgments of United States courts against us or them in China.

Our directors, officers and key employees reside in China.  In addition, our principal operating business and all of our assets are located in China. China does not have a treaty with United States providing for the reciprocal recognition and enforcement of judgments of courts.  It may therefore be difficult for investors in the United States to enforce their legal rights based on the civil liability provisions of the United States Federal securities laws against us in the courts of either the United States or China and, even if civil judgments are obtained in courts of the United States, to enforce such judgments in Chinese courts.  Further, it is unclear if extradition treaties now in effect between the United States and China would permit effective enforcement against us or our officers and directors of criminal penalties, under the United States Federal securities laws or otherwise.

We may have difficulty establishing adequate management, legal and financial controls in China, which could impair our planning processes and make it difficult to provide accurate reports of our operating results.

China historically has been deficient in Western style management and financial reporting concepts and practices, as well as in modern banking, and other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees familiar with these concepts, practices and systems to work in China. As a result of these factors, and especially given that we expect to be a publicly listed company in the U.S. and subject to regulation as such, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

If the Chinese Government adopts a more flexible currency policy, exchange rates between the U.S. Dollar and Chinese Renminbi may not remain stable.

Our reporting currency is the U.S. dollar and our operations in China use local currency. Substantially all of our revenue and expenses are in Chinese Renminbi.  We are subject to the effects of exchange rate fluctuations with respect to either of these currencies.  For example, the value of the Renminbi depends to a large extent on Chinese government policies and China’s domestic and international economic and political developments, as well as supply and demand in the local market. Since 1994, the official exchange rate for the conversion of Renminbi to the U.S. dollar had generally been stable and the Renminbi had appreciated slightly against the U.S. dollar.  However, on July 21, 2005, the Chinese government changed its policy of pegging the value of Chinese Renminbi to the U.S. dollar.  Under the new policy, Chinese Renminbi may fluctuate within a narrow and managed band against a basket of certain foreign currencies. It is possible that the Chinese government could adopt a more flexible currency policy, which could result in more significant fluctuation of Chinese Renminbi against the U.S. dollar.  The Chinese Renminbi may not be stable against the U.S. dollar or any other foreign currency.

If Chinese Renminbi were to decline in value our revenues may be reduced in U.S. dollar terms.

Our financial statements are translated into U.S. dollars at the average exchange rates in each applicable period.  To the extent the U.S. dollar strengthens against foreign currencies, the translation of these foreign currencies denominated transactions results in reduced revenue, operating expenses and net income for our international operations.  Similarly, to the extent the U.S. dollar weakens against foreign currencies, the translation of these foreign currency denominated transactions results in increased revenue, operating expenses and net income for our international operations.  We are also exposed to foreign exchange rate fluctuations as we convert the financial statements of our foreign consolidated subsidiaries into U.S. dollars in consolidation.  If there is a change in foreign currency exchange rates, the conversion of the foreign consolidated subsidiaries’ financial statements into U.S. dollars will lead to a translation gain or loss which is recorded as a component of other comprehensive income.  In addition, we have certain assets and liabilities that are denominated in currencies other than the relevant entity’s functional currency.  Changes in the functional currency value of these assets and liabilities create fluctuations that will lead to a transaction gain or loss.  We have not entered into agreements or purchased instruments to hedge our exchange rate risks.  The availability and effectiveness of any hedging transaction may be limited and we may not be able to hedge our exchange rate risks.

The application of Chinese regulations relating to the overseas listing of Chinese domestic companies is uncertain.

On August 8, 2006, six Chinese government agencies, namely, the Ministry of Commerce, or MOFCOM, the State Administration for Industry and Commerce, or SAIC, the China Securities Regulatory Commission, or CSRC, the State Administration of Foreign Exchange, or SAFE, the State Assets Supervision and Administration Commission, or SASAC, and the State Administration for Taxation, or SAT, jointly issued the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which we refer to as the “New M&A Rules”, which became effective on September 8, 2006. The New M&A Rules purport, among other things, to require offshore “special purpose vehicles,” that are (1) formed for the purpose of overseas listing of the equity interests of Chinese companies via acquisition and (2) are controlled directly or indirectly by Chinese companies and/or Chinese individuals, to obtain the approval of the CSRC prior to the listing and trading of their securities on overseas stock exchanges.

There are substantial uncertainties regarding the interpretation, application and enforcement of the New M&A Rules and CSRC has yet to promulgate any written provisions or formally declare or state whether the overseas listing of a China-related company structured similar to ours is subject to the approval of CSRC. Any violation of these rules could result in fines and other penalties on our operations in China, restrictions or limitations on remitting dividends outside of China, and other forms of sanctions that may cause a material and adverse effect to our business, operations and financial conditions.

Recent Chinese regulations relating to the establishment of offshore special purpose companies by Chinese residents may subject our Chinese resident shareholders or our Chinese subsidiaries to penalties, limit our ability to distribute capital to our Chinese subsidiaries, limit our Chinese subsidiaries’ ability to distribute funds to us, or otherwise adversely affect us.

The State Administration of Foreign Exchange, or “SAFE”, issued a public notice in October 2005, or the SAFE Circular No. 75, requiring Chinese residents to register with the local SAFE branch before establishing or controlling any company outside of China for the purpose of capital financing with assets or equities of Chinese companies, referred to in the SAFE Circular No. 75 as special purpose vehicles, or SPVs. Chinese residents who are shareholders of SPVs established before November 1, 2005 were required to register with the local SAFE branch before June 30, 2006. Further, Chinese residents are required to file amendments to their registrations with the local SAFE branch if their SPVs undergo a material event involving changes in capital, such as changes in share capital, mergers and acquisitions, share transfers or exchanges, spin-off transactions or long-term equity or debt investments.

The Walker Resources Shareholders who are Chinese residents are not required to file a registration with SAFE pursuant to SAFE Circular No. 75 because the Walker Resources Shareholders do not currently own any equity in the Company.  Pursuant to the vesting schedule set forth in the Call Option Agreement, the Walker Resources Shareholders are permitted to exercise their options for shares of common stock in the Company. When exercising their right to acquire Option Shares, the Walker Resources Shareholders will need to file registrations with SAFE. Any failure by the Walker Resources Shareholders to file their registration with SAFE or the failure of future shareholders of our Chinese subsidiaries who are Chinese residents to comply with the registration procedures set forth in the SAFE Circular No. 75 will restrict and prohibit such individuals from transferring the proceeds from a sale of common stock to China.  If such sales proceeds are transferred to China without SAFE registration, any individual in violation thereof could be subject to a fine imposed by the PRC foreign exchange control agency in an amount of approximately 30% of the sales price as well as criminal liabilities. See “Business—Government Regulation—Foreign Exchange Regulation”.

Future inflation in China may inhibit our ability to conduct business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and widely fluctuating rates of inflation.  These factors have led to the adoption by the Chinese government, from time to time, of various austerity measures designed to restrict the availability of credit or regulate growth and constrain inflation.  High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which may inhibit economic activity in China, and thereby harm the market for copper.

We face uncertainty from the Circular on Strengthening the Administration of Enterprise Income Tax on Non-resident Enterprises' Share Transfer, or Circular 698, released in December 2009 by China's State Administration of Taxation, or the SAT, effective as of January 1, 2010.

Pursuant to the Circular 698 effective as of January 1, 2008, where a foreign investor transfers the equity interests of a Chinese resident enterprise indirectly via disposing of the equity interests of an overseas holding company, which we refer to as an Indirect Transfer, and such overseas holding company is located in a tax jurisdiction that: (i) has an effective tax rate less than 12.5% or (ii) does not tax foreign income of its residents, the foreign investor shall report such Indirect Transfer to the competent tax authority of the Chinese resident enterprise. The Chinese tax authority will examine the true nature of the Indirect Transfer, and if the tax authority considers that the foreign investor has adopted an abusive arrangement in order to avoid Chinese tax, they will disregard the existence of the overseas holding company and re-characterize the Indirect Transfer and as a result, gains derived from such Indirect Transfer may be subject to Chinese withholding tax at the rate of up to 10%. Circular 698 also provides that, where a non-Chinese resident enterprise transfers its equity interests in a Chinese resident enterprise to its related parties at a price lower than the fair market value, the competent tax authority has the power to make a reasonable adjustment to the taxable income of the transaction.

There is uncertainty as to the application of Circular 698. For example, while the term “indirectly transfer” is not defined, it is understood that the relevant PRC tax authorities have jurisdiction regarding requests for information over a wide range of foreign entities having no direct contact with China. Moreover, the relevant authority has not yet promulgated any formal provisions or formally declared or stated how to calculate the effective tax in the country or jurisdiction and to what extent and the process of the disclosure to the tax authority in charge of that Chinese resident enterprise.  As a result, we may become at risk of being taxed under Circular 698 and we may be required to expend valuable resources to comply with Circular 698 or to establish that we should not be taxed under Circular 698, which could have a material adverse effect on our financial condition and results of operations.

We may be considered a resident enterprise of the PRC, and if so, the Enterprise Income Tax Law of PRC relating to PRC taxation on resident enterprise may subject us or our Shareholders to penalties.

The Enterprise Income Tax Law, or the “EIT Law”, of the PRC and its implementing rules provide that enterprises established outside China whose “de facto management bodies” are located in China are considered “resident enterprises” and subject to the uniform 25% enterprise income tax rate on global income. Our management is substantially based in the PRC and expects to be based in the PRC in the future. It is unclear and uncertain how the PRC tax authorities would interpret and implement the EIT Law and its implementing rules and it remains uncertain whether the PRC tax authorities would determine that we are a “resident enterprise” or a “non-resident enterprise”. If we are deemed as resident enterprise, we will be subject to a 25% enterprise income tax rate. If we are deemed as resident enterprise, any failure to pay the enterprise income tax may result in a fine imposed by relevant PRC tax authorities in an amount from RMB2,000 to RMB10,000, and any failure to pay the income tax within a limited period of time as requested by the PRC tax authorities may result in a fine in amount from 50% to 500% of the taxes unpaid or underpaid.

Due to various restrictions under Chinese laws on the distribution of dividends by our Chinese operating companies, we may not be able to pay dividends to our stockholders.

The Wholly-Foreign Owned Enterprise Law (1986), as amended, the Wholly-Foreign Owned Enterprise Law Implementing Rules (1990), as amended and the Company Law of China (2006) contain the principal regulations governing dividend distributions by wholly foreign-owned enterprises. Under these regulations, wholly foreign-owned enterprises may pay dividends only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. Additionally, we are required to set aside a certain amount of its accumulated profits each year, if any, to fund certain reserve funds. These reserves are not distributable as cash dividends except in the event of liquidation and cannot be used for working capital purposes. Walker Resources is required to annually transfer 10% of its net income, as determined in accordance with the PRC’s accounting rules and regulations, to a statutory surplus reserve fund until such reserve balance reaches 50% of Walker Resource’s registered capital.

The Chinese government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of China. We may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from the profits of Walker Resources. Furthermore, if our subsidiaries in China incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we unable to receive all of the revenues from our operations through these contractual or dividend arrangements, we may be unable to pay dividends on our common stock.

The SAFE restrictions or changes in foreign exchange regulations in China may affect our ability to pay dividends in foreign currency or conduct other foreign exchange business.

We receive substantially all of our revenues in RMB, which is currently not a freely convertible currency. The restrictions on currency exchanges may limit our ability to use revenues generated in RMB to make dividends or other payments in United States dollars. The Chinese government strictly regulates conversion of RMB into foreign currencies. Over the years, foreign exchange regulations in China have significantly reduced the government’s control over routine foreign exchange transactions under current accounts. In China, SAFE regulates the conversion of the RMB into foreign currencies. Pursuant to applicable Chinese laws and regulations, foreign invested enterprises incorporated in China are required to apply for “Foreign Exchange Registration Certificates.” Currently, conversion within the scope of the “current account” (e.g. remittance of foreign currencies for payment of dividends, trade and service-related foreign exchange transactions, etc.) can be effected without requiring the approval of SAFE, but must be effected through authorized Chinese banks in accordance with regulatory procedures. However, conversion of currency in the “capital account” (e.g. for capital items such as direct investments, loans, securities, etc.) still requires the approval of SAFE. In addition, failure to obtain approval from SAFE for currency conversion on the capital account may adversely impact our capital expenditure plans and our ability to expand in accordance with our desired objectives.

All of our income is derived from the profits of Walker Resources through the VIE Agreements.  SAFE restrictions may delay the payment of dividends, since we have to comply with certain procedural requirements and we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from the profits of Walker Resources, and it thus may delay our payment of dividend to the equity holders.

Foreign exchange transactions by PRC operating subsidiaries under the capital account continue to be subject to significant foreign exchange controls and require the approval of and need to register with PRC government authorities, including SAFE.  In particular, if Walker Resources, our PRC VIE entity, borrows foreign currency through loans from us or other foreign lenders, these loans must be registered with SAFE, and if we finance Walker Resources by means of additional capital contributions, these capital contributions must be approved by certain government authorities, including the Ministry of Commerce, or their respective local counterparts.  These limitations could affect Walker Resources’ ability to obtain foreign exchange through debt or equity financing.

The Chinese government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining foreign currency, we may be unable to pay dividends or meet obligations that may be incurred in the future that require payment in foreign currency.

Our failure to fully comply with Chinese labor laws, including laws relating to social insurance, may expose us to potential liability and increased costs.

Companies operating in China must comply with a variety of labor laws, including the Labor Contract Law of China enacted in June 2007, or the New Labor Contract Law, and laws requiring us to make social insurance (including unemployment insurance, medical insurance, and pension) and other staff welfare-oriented payments (such as housing funds).  Our failure to comply with these laws could have a material adverse effect on our business. For example, we have not paid social insurance for 44 of our full-time employees whose personal identification files cannot be transferred to us since they are not registered residents in Tianjin Province, and as an alternative we have paid these employees compensations included in their monthly salary with an amount equals to the amount of monthly social insurance that we are required to pay and the employees could pay the social insurance by themselves. We intend to obtain social insurance coverage for our full time employees in the future. We also have 35 part-time employees that we believe we are not required to pay social insurance for as these part-time employees are not legally employees of ours, but are rather independent contractors.  The New Labor Contract Law, which became effective on January 1, 2008, imposes stricter obligations on employers including a requirement that employers execute written labor contracts with all of their employees.  Our failure to remain in compliance with Chinese labor laws including social insurance requirements in the future could adversely impact our results of operations.

Furthermore, the New Labor Contract Law governs standard terms and conditions for employment, including termination and lay-off rights, contract requirements, compensation levels and consultation with labor unions, among other topics.  In addition, the law limits non-competition agreements with senior management and other employees who have access to confidential information to two years and imposes restrictions or geographical limits.  This new labor contract law will increase our labor costs, which could adversely impact our results of operations.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

We are required to comply with the United States Foreign Corrupt Practices Act, which prohibits U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some of our competitors, are not subject to these prohibitions.  Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in mainland China.  If our competitors engage in these practices, they may receive preferential treatment from personnel of some companies, giving our competitors an advantage in securing business or from government officials who might give them priority in obtaining new licenses, which would put us at a disadvantage.  We have no formal policies in place to prevent our employees or other agents from engaging in such conduct.  If such conduct is undertaken, we might be held responsible.  If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties, which could adversely impact our business and results of operations.

Risks Related to our Corporate Structure

The Chinese government may determine that the VIE Agreements which we utilize to operate Walker Resources are not in compliance with applicable Chinese laws, rules and regulations and that they are therefore unenforceable.

In China it is widely understood that foreign investment enterprises, or FIEs, are forbidden or restricted from engaging in certain businesses or industries which are sensitive to the economy.  As we intend to centralize our management and operation in China without being restricted to conduct certain business activities which are important for our current or future business but are restricted or might be restricted in the future, we believe our VIE Agreements will be essential for our business operation.  Pursuant to the terms of the VIE Agreements, almost all of our business activities in China are managed and operated by BRS Tianjin through Walker Resources and almost all economic benefits and risks arising from the business of Walker Resources are transferred to BRS Tianjin.

There are risks involved with the operation of Walker Resources under the VIE Agreements.  If the Chinese government determines the VIE Agreement used to control the operating company (Walker Resources) to be unenforceable as they circumvent the Chinese restrictions relating to foreign investment restrictions, the relevant regulatory authorities would have broad discretion in dealing with such breach, including:

•	imposing economic penalties;

•	discontinuing or restricting the operations of BRS Tianjin or Walker Resources;

•	imposing conditions or requirements in respect of the VIE Agreements with which BRS Tianjin may not be able to comply;

•	requiring us to restructure the relevant ownership structure or operations;

•	taking other regulatory or enforcement actions that could adversely affect our business; and

•	revoking the business license and/or the licenses or certificates of BRS Tianjin or Walker Resources, and/or voiding the VIE Agreements.

Any of these actions could have an adverse impact on our business, financial condition and results of operations.

We depend upon the VIE Agreements in conducting our operations in China, which may not be as effective as direct ownership.

We conduct our business through our Chinese operating subsidiaries and generate the revenues through the VIE Agreements.  The VIE Agreements may not be as effective in providing us with control over Walker Resources as direct ownership.  The VIE Agreements are governed by Chinese laws and provide for the resolution of disputes through arbitration proceedings pursuant to Chinese laws.  Accordingly, the VIE Agreements will be interpreted in accordance with Chinese laws.  If Walker Resources or its shareholders fail to perform the obligations under the VIE Agreements, we may have to rely on legal remedies under Chinese laws, including seeking specific performance or injunctive relief, and claiming damages, and there is a risk that we may be unable to obtain these remedies.  The legal environment in China is not as developed as in other jurisdictions.  As a result, uncertainties in the Chinese legal system could limit our ability to enforce the VIE Agreements.

We conduct substantially all of our operations through our subsidiaries, and our performance will depend upon the performance of our subsidiaries.

We have no operations independent of Walker Resources. As a result, we are dependent upon the performance of Walker Resources and will be subject to the financial, business and other factors affecting such subsidiary as well as general economic and financial conditions. As substantially all of our operations are conducted through Walker Resources, we are dependent on the cash flow of Walker Resources to meet our obligations.

Because virtually all of our assets are held by our controlled VIE entity, the claims of our shareholders will be structurally subordinate to all existing and future liabilities and obligations, and trade payables of such VIE entity. In the event of our bankruptcy, liquidation or reorganization, our assets and those of our subsidiaries will be available to satisfy the rights of our shareholders only after all of Walker Resources’ liabilities and obligations have been paid in full.

The pricing arrangement under the VIE Agreements may be challenged by Chinese tax authorities.

We could face adverse tax consequences if Chinese tax authorities determine that the VIE Agreements were not entered into based on arm’s length negotiations.  If the Chinese tax authorities determine that the VIE Agreements were not entered into on an arm’s length basis, they may adjust the income and expenses of our company for Chinese tax purposes which could result in higher tax liability.

Any deterioration of the relationship between BRS Tianjin and Walker Resources could adversely affect the overall business operation of our company.

Our relationship with Walker Resources is governed by the VIE Agreements, which are intended to provide us, through our direct ownership of BRS Tianjin, with effective control over the business operations of Walker Resources.   Walker Resources could violate the VIE Agreements, go bankrupt, suffer from difficulties in its business, fail to renew necessary permits and certifications or otherwise become unable to perform its obligations under the VIE Agreements and, as a result, our operations, reputation, business and stock price could be severely harmed.

If BRS Tianjin exercises the purchase options over Walker Resources’ equity pursuant to the VIE Agreements, the payment of purchase prices could adversely affect our financial position.

Under the VIE Agreements, BRS Tianjin holds an option to purchase all or a portion of the equity of Walker Resources at a price, pro rata in case of not all, based on the registered capital paid in by the Walker Resources shareholders.  If applicable Chinese laws and regulations require an appraisal of the equity interest or provide other restrictions on the purchase price, the purchase price shall be the lowest price permitted under the applicable Chinese laws and regulations. As Walker Resources is already a contractually controlled VIE entity to our company, BRS Tianjin’s purchase of Walker Resources’ equity would not bring immediate benefits to us and the exercise of the option and payment of the purchase prices could adversely affect our financial position.

Risks Related to Our Common Stock

Shares of our common stock lack a public trading market.

There is currently no public market for our common stock, and we cannot predict whether an active trading market in our common stock will develop, or if such a market develops, that it will be sustained.  In the absence of an active trading market:

•	Investors may have difficulty buying and selling or obtaining market quotations for our common stock;

•	Market visibility for shares of our common stock may be limited; and

•	A lack of visibility for shares of our common stock may have a depressive effect on the market price for shares of our common stock.

The market price for our common stock may be volatile.

If a market for our common stock develops, the market price for our stock may be volatile and subject to wide fluctuations based on numerous factors, including the following:

•	actual or anticipated fluctuations in our quarterly operating results;

•	changes in financial estimates by securities research analysts;

•	conditions in commodities markets;

•	changes in the economic performance or market valuations of other copper market participants;

•	announcements by us or our competitors of new products, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	addition or departure of key personnel;

•	fluctuations of exchange rates between RMB and the U.S. dollar; and

•	general economic or political conditions in China.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular industries or companies. These market fluctuations may also have an adverse effect on the market price of our common stock.

We do not expect to pay cash dividends in the foreseeable future and, as a result, our investors’ sole source of gain, if any, will depend on capital appreciation, if any.

We do not expect to pay any cash dividends in the foreseeable future. We currently intend to retain any future earnings to fund our growth.  As a result, investors should not rely on an investment in our common stock if they require the investment to produce dividend income. Capital appreciation, if any, of our shares may be investors’ sole source of gain for the foreseeable future. Moreover, investors may not be able to resell their shares of common stock at or above the price they paid for them.

Although Walker Resources, of which prior to our acquisition through VIE agreements, paid dividends to its equity holders during the fiscal years ended September 30, 2010 (as reflected in our Statement of Changes in Shareholders’ Equity and Comprehensive Income for such periods), such dividends were paid by Walker Resources prior to our entry into the VIE Agreement.  We caution investors that such dividends are not indicative of our current intention to retain our earnings for the foreseeable future.

Our common stock is subject to, and additional financing requirements could result in, dilution to our existing stockholders.

We may require additional cash resources to increase the volume of copper that we purchase and sell or due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If our cash resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity securities, or debt which may be convertible into equity securities. The sale of additional equity securities or equity-linked debt securities could result in dilution to our shareholders.

Our senior management lacks experience managing a public company and complying with securities laws and regulations applicable to U.S. public companies.

Prior to this offering, Walker Resources operated as a private company located in China.  In connection with this offering the Company acquired control of Walker Resources by virtue of VIE agreements. In the process of taking these steps to prepare our company for this offering, Walker Resources senior management became the senior management of the Company. Walker Resources’ senior management has limited experience managing a public company in the U.S. or complying with such U.S. laws, regulations and obligations. These obligations can be burdensome and complicated, and failure to comply with such obligations could have a material adverse effect on the Company. In addition, we expect that the process of learning about such new obligations as a public company in the United States will require senior management to devote significant time and resources to such efforts that might otherwise be spent on the operation of the business of the Company.

Historically our operations have been in China, and we have prepared our financial statements and maintained our books and records in accordance with China GAAP and have not previously been required to comply with U.S. GAAP. We have engaged outside consultants who have significant experience with U.S. GAAP to prepare the conversion from China GAAP into U.S. GAAP.  Furthermore, our financial statements are audited by our independent registered public accounting firm for compliance with U.S. GAAP standards. Yet, we cannot assure that our management has identified or fully remedied all material weaknesses in our internal controls of financial reporting pursuant to US GAAP. If deficiencies go undetected or unremedied, our financial statements may not accurately reflect our financial condition as required by U.S. GAAP. We will evaluate these risk factors in the future in assessing the effectiveness of our disclosure controls and procedures under Item 307 of Regulation S-K and internal control over financial reporting under Item 308 of Regulation S-K.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of  Sarbanes-Oxley, could have an adverse effect on our business and stock price.

As a public company, we will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of Sarbanes-Oxley, which will require annual management assessments of the effectiveness of our internal control over financial reporting.  During the course of our testing, we may identify deficiencies, which we may not be able to remediate in time to meet our deadline for compliance with Section 404. Testing and maintaining internal control can divert our management’s attention from other matters that are important to the operation of our business. We also expect the new regulations to increase our legal and financial compliance costs, make it more difficult to attract and retain qualified officers and members of our Board of Directors, particularly to serve on our Audit Committee, and make some activities more difficult, time consuming and costly. We may not be able to conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404.  If we conclude that our internal control over financial reporting is not effective, we cannot be certain as to the timing of completion of our evaluation, testing and remediation actions or their effect on our operations because there is presently no precedent available by which to measure compliance adequacy.  If we are unable to conclude that we have effective internal control over financial reporting, then investors could lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.

However, for as long as we are an "emerging growth company" under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal controls over financial reporting pursuant to Section 404. We could be an emerging growth company for up to five years. An independent assessment of the effectiveness of our internal controls could detect problems that our management's assessment might not. Undetected material weaknesses in our internal controls could lead to financial statement restatements and require us to incur the expense of remediation.

Our common stock may be considered a “penny stock,” and thereby be subject to additional sale and trading regulations that may make it more difficult to sell.

Our common stock may be considered to be a “penny stock” if it does not qualify for one of the exemptions from the definition of “penny stock” under Section 3a51-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Our common stock may be a “penny stock” if it meets one or more of the following conditions: (i) the stock trades at a price less than $5.00 per share; (ii) it is not traded on a “recognized” national exchange; (iii) it is not quoted on the Nasdaq Capital Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company that has been in business less than three years with net tangible assets less than $5 million.  The principal result or effect of being designated a “penny stock” is that securities broker-dealers participating in sales of our common stock will be subject to the “penny stock” regulations set forth in Rules 15-2 through 15g-9 promulgated under the Exchange Act.  For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor’s account.  Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor.  This procedure requires the broker-dealer to: (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives.  Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

Our majority stockholder and its affiliates will control the outcome of matters requiring shareholder approval.

Our majority stockholder of record is Sherry Li who is the nominee shareholder on behalf of Option Holders, owning 71.9% of the outstanding shares of our common stock. On December 15, 2010, the Option Holders, including Miao Huang, our Chairman and Chief Executive Officer, and Guang Yang, our President, Chief Operating Officer and a member of our board of directors, entered into a Call Option Agreement on July 21, 2011 and later an Amended and Restated Call Option Agreement with Sherry Li, the nominee shareholder on behalf of Option Holders.  Pursuant to the Call Option Agreements, Ms. Li agreed to transfer an aggregate of 15,120,000 shares of our common stock, representing 68.8% of our issued and outstanding common stock, to the Option Holders for an exercise price of $0.001 per share.  The Call Option Agreements are subject to a vesting schedule described below.   Each Call Option Agreement provides that Ms. Li shall not dispose or vote any of the Option Shares subject to such Call Option Agreement without the applicable Option Holder’s prior written consent.  Following the exercise of such options, Ms. Li will no longer own any of the Option Shares.  The Option Holders will have the ability, acting alone or with others, to control the election of our directors and the outcome of corporate actions requiring shareholder approval, such as changes to our certificate of incorporation and bylaws and a merger or a sale of our company or a sale of all or substantially all of our assets. This concentration of voting power and control could have a significant effect in delaying, deferring or preventing an action that might otherwise be beneficial to our other shareholders and be disadvantageous to our shareholders with interests different from those of our officers, directors and affiliates. The Option Holders also have significant control over our business, policies and affairs. Additionally, this significant concentration of share ownership may adversely affect the trading price for our common stock because investors often perceive disadvantages in owning stock in companies with controlling shareholders.

Our officers, directors, security holders and their respective affiliates may have competitive pecuniary, or financial, interests that conflict with our interests.

We have not adopted written policies or procedures for the resolution of conflicts of interests or the review, approval or ratification of related party transactions.  As such, no written policy prohibits our officers, directors, security holders or affiliates from having a direct or indirect pecuniary or financial interest in any transaction to which we are a party or have an interest or in any investment to be acquired or disposed of by us.   Nor do we have a policy that expressly prohibits any such persons from engaging for their own account in business activities of the types conducted by us or otherwise addressing actual or potential conflicts of interest.   Accordingly, such persons or entities may have a conflict between their interests and ours.

We do not presently have a Chief Financial Officer with U.S. public company experience.

We do not presently have a Chief Financial Officer that is familiar with the accounting and reporting requirements of a U.S. public company.  We are in the process of identifying a qualified Chief Financial Officer.  We may not be able to identify, attract or afford the financial requirements of qualified candidates.  The position of Chief Financial Officer of a U.S. publicly-listed company is critical to the operations of such a company, and our failure to fill this position in a timely and effective manner will negatively impact our business.

The exercise of our Warrants may be dilutive to our stockholders and adversely affect future attempts to raise capital.

For the term of the Warrants the holders thereof are given the opportunity to profit from a rise in the market price for our common stock without assuming the risk of ownership, with a resulting dilution in the interest of other security holders. As long as the Warrants remain unexercised, the terms under which we could obtain additional capital may be adversely affected. Moreover, the holders of Warrants may be expected to exercise them at a time when they we would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable than those provided by the Warrants.

We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. We will be subject to the reporting and other requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and the Dodd-Frank Wall Street Reform and Protection Act. These rules and regulations will require, among other things, that we file annual, quarterly and current reports with respect to our business and financial condition and establish and maintain effective disclosure and financial controls and corporate governance practices. We expect these rules and regulations to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly, particularly after we are no longer an "emerging growth company" as defined in the recently enacted Jumpstart Our Business Startups Act of 2012, or the JOBS Act. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives.

If we take advantage of specified reduced disclosure requirements applicable to an "emerging growth company" under the JOBS Act, the information that we provide to stockholders may be different than they might receive from other public companies.

As a company with less than $1 billion in revenue during our last fiscal year, we qualify as an "emerging growth company" under the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

• •
Only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced "Management's Discussion and Analysis of Financial Condition and Results of Operations" disclosure.
Need not present selected financial data in accordance with section 229.301 of title 17, Code of Federal Regulations, for any period prior to the earliest audited period presented in connection with its first registration statement that becomes effective.

•	Reduced disclosure about our executive compensation arrangements.
•	No non-binding advisory votes on executive compensation or golden parachute arrangements.
•	Exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1 billion in annual revenues, we have more than $700 million in market value of our stock held by non-affiliates, or we issue more than $1 billion of non-convertible debt over a three-year period. We may choose to take advantage of some but not all of these reduced burdens. We have not taken advantage of any of these reduced reporting burdens in this prospectus, although we may choose to do so in future filings. If we do, the information that we provide stockholders may be different than you might get from other public companies in which you hold stock.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

The JOBS Act permits "emerging growth companies" like us to rely on some of the reduced disclosure requirements that are already available to companies having a public float of less than $75 million, for as long as we qualify as an emerging growth company or smaller reporting company. As long as we are qualified as “emerging growth company” or “smaller reporting company”, we are permitted to omit the auditor's attestation on internal control over financial reporting that would otherwise be required by the Sarbanes-Oxley Act. Companies with a public float of $75 million or more must otherwise procure such an attestation beginning with their second annual report after their initial public offering. For as long as we qualify as an emerging growth company, we are also excluded from the requirement to submit "say-on-pay", "say-on-pay frequency" and "say-on-parachute" votes to our stockholders and may avail ourselves of reduced executive compensation disclosure compared to larger companies.

In addition, Section 107 of the JOBS Act also provides that, as an emerging growth company, we can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. We can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.  We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards. Please refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates" for further discussion of the extended transition period for complying with new or revised accounting standards.

We will cease to be an emerging growth company as described in the following risk factor.  Until such time, however, we cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

While we currently qualify as an "emerging growth company" under the JOBS Act, we will lose that status at the latest by the end of 2017, which will increase the costs and demands placed upon management.

We will continue to be deemed an emerging growth company until the earliest of (i) the last day of the fiscal year during which we had total annual gross revenues of $1,000,000,000 (as indexed for inflation), (ii) the last day of the fiscal year following the fifth anniversary of the date of the first sale of common stock under this registration statement; (iii) the date on which we have, during the previous 3-year period, issued more than $1,000,000,000 in non-convertible debt; or (iv) the date on which we are deemed to be a ‘large accelerated filer’ as defined by the SEC, which would generally occur upon our attaining a public float of at least $700 million.  Once we lose emerging growth company status, we expect the costs and demands placed upon management to increase, as we would have to comply with additional disclosure and accounting requirements, particularly if our public float should exceed $75 million.

CAUTIONARY NOTE ON FORWARD LOOKING STATEMENTS

This prospectus includes statements that are not purely historical or that express our opinions, expectations, beliefs, plans, objectives, intentions, assumptions or projections regarding future events that may be deemed to be “forward-looking statements”.  These forward-looking statements reflect our current expectations and projections about our future results, performance, liquidity, financial condition, prospects and opportunities and are based upon information currently available to our management and management’s interpretation of what are believed to be significant factors affecting our business, including many assumptions regarding future events. Forward-looking statements involve known and unknown risks and uncertainties. Various factors, such as the factors listed below and further discussed in detail in the section of this prospectus entitled “Risk Factors” may cause our actual results, performance, or achievements to be materially different from those expressed or implied by any forward-looking statements. Among the factors that could cause our results to differ are the following:

•	the prices for and the availability of electrolytic and scrap copper;

•	cyclical changes, including downturns, in our customers’ industries;

•	general economic conditions in the PRC;

•	regulatory, economic and political conditions in China;

•	global economic factors that affect international copper markets;

•	Chinese and global copper production and demand levels;

•	fluctuations in currency exchange rates;

•	our customers’ capital resources;

•	our projected future sales, profitability and other financial metrics;

•	our future financing plans and ability to successfully complete such financings;

•	our anticipated needs for working capital;

•	trends affecting our industry generally;

•	our ability to expand our sales and marketing capability;

•	our ability as a U.S. company to operate our business in China through the VIE Agreements;

•	competition existing today or that will likely arise in the future;

•	changes in our relationships with key customers and suppliers;

•	our ability to renew our licenses and regulatory approvals;

•	our dependence on key management personnel;

•	the development of a trading market for our securities;

•	restrictions imposed on offshore investment activities of Chinese residents;

•	our ability to enforce our rights due to Chinese policies and regulations regarding foreign investments in China; and

•	principal shareholders who own a significant number of our shares may have interests that conflict with yours.

Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “seek,” or “project” or the negative of these words or other variations on these words or comparable terminology. Our actual results, performance, liquidity, financial condition and results of operations, prospects and opportunities could differ materially from those expressed in, or implied by, forward-looking statements as a result of various risks, uncertainties and other factors including the factors described above and the risks outlined in the “Risk Factors” section of this prospectus.  In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

Potential investors should not place undue reliance on any forward-looking statements. Except as expressly required by the federal securities laws, there is no undertaking to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

Potential investors should not make an investment decision based solely on our projections, estimates or expectations.

USE OF PROCEEDS

The selling security holders will receive all of the proceeds from the sale of shares of common stock pursuant to this prospectus.  We will not receive any proceeds from the sale of the shares of common stock offered by the selling security holders to the public.  However, upon any exercise of the Warrants, we would receive cash in the amount of the exercise price of $11.15 per share of common stock, or an aggregate of $802,000, if the Warrants are exercised for cash in full, subject to any adjustments.  The July 2011 Purchase Agreement requires us to use any proceeds from the exercise of the Warrants for the operational growth, acquisition opportunities and legal and administrative fees incurred in connection with our initial public offering.  No assurances can be given that the Warrants will be exercised in full or at all.

DETERMINATION OF OFFERING PRICE

Until our common stock is listed on a national securities exchange or quoted on an automated quotation system or in the over-the-counter market (such as the OTC Bulletin Board), the selling stockholders may sell the shares offered by this prospectus at a fixed price of $11.15 per share.  This offering price was determined on the basis of the offering price per share of common stock in our most recent private placement completed in July 2011.  If our common stock becomes listed on a national securities exchange or quoted on an automated quotation system or in the over-the-counter market, the selling stockholder may sell the shares offered by this prospectus at prevailing market prices or at privately negotiated prices.  Prior to this offering, there has been no public market for our common stock and, as of the date of this prospectus, we have not applied for listing or quotation of our common stock on any securities exchange or inter-dealer quotation system.

MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY AND
RELATED STOCKHOLDER MATTERS

Market Information

There is currently no public market for our common stock. We have not applied for listing or quotation of our common stock on any securities exchange or inter-dealer quotation system. We plan to apply for quotation of our common stock on a securities exchange or an inter-dealer quotation system upon the effectiveness of our S-1 Registration Statement.

Holders

As of February 13, 2012, there were sixteen holders of record of our common stock.

Equity Compensation Plan Information

As of February 13, 2012, we did not have any equity compensation plan in effect.

Dividend Policy

The declaration of dividends, if any, will be subject to the discretion of our board of directors, which may consider such factors as our results of operations, financial condition, capital needs and acquisition strategy, among others.  We do not anticipate paying any cash dividend on our common stock in the foreseeable future. We currently intend to retain all available funds to fund the development and growth of our business.

We are a holding company incorporated in the State of Delaware and do not have any assets or conduct any business operations other than our investments in our subsidiaries.  As a result of our holding company structure, we rely entirely on dividend payments from BRS Tianjin, which in turn relies entirely on payments by Walker Resources pursuant to the VIE Agreements.  Chinese accounting standards and regulations currently permit payment of dividends only out of accumulated profits, a portion of which is required to be set aside for certain reserve funds.  Our inability to receive all of the revenues from our Chinese operations may provide an obstacle to our ability to pay dividends if we decide to do so in the future.  See “Risk Factors.”

Although Walker Resources, our predecessor, paid dividends to its equity holders during the fiscal years ended September 30, 2010, such dividends were paid by Walker Resources prior to our entry into the VIE Agreement.  We caution investors that such dividends are not indicative of our current intention to retain our earnings for the foreseeable future.

SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

The following table sets forth selected historical financial data for the periods presented.  Our selected consolidated financial data for each of the years ended September 30, 2010 and 2011 has been derived from our audited financial statements included elsewhere in this prospectus.  Our selected historical financial and operating data, in our opinion, are necessary for a fair presentation of our financial position and results of operations for these periods.

The information in the following table should be read together with our audited consolidated financial statements for the years ended September 30 2010 and 2011 and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this prospectus. The amounts in the table below reflect rounding adjustments.

For The Years Ended September 30,
	2011	2010

Sales	$458,798,536	$341,578,530

Cost of goods sold	395,018,387	281,636,547

Gross profit	63,780,149	59,941,983

Operating expenses
General and administrative expenses	2,564,642	1,782,444
Selling expense	3,214,861	4,044,892
Total operating expenses	5,779,503	5,827,335

Operating income	58,000,646	54,114,647

Other income (expense)
Interest income	352,840	175,361
Exchange loss	(702,555)
Total other income (expense)	(349,715)	175,361

Income before income taxes	57,650,931	54,290,008

Income tax	14,682,770	13,572,502

Net income	$42,968,161	$40,717,506

Earnings per share
Basic	$2.30	$2.46
Diluted	$2.30	$2.46

Weighted average shares outstanding
Basic	18,675,856	16,560,910
Diluted	18,675,856	16,560,910

Dividends per share	$-	$1.59

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is provided as a supplement to, and should be read in conjunction with, our Consolidated Financial Statements and the related notes appearing elsewhere in this prospectus.  This discussion contains forward-looking statements about our market, the demand for our products and services, our plans, objectives and expectation.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and generally contain words such as “believes,” expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions. Our forward-looking statements are subject to risks and uncertainties, which may cause actual results to differ materially from those projected or implied by our forward-looking statements. Forward-looking statements are based on current expectations and assumptions and currently available data and are neither predictions nor guarantees of future events or performance. You should not place undue reliance on forward-looking statements, which speak only as of the date hereof. See “Risk factors” and “Cautionary note regarding forward-looking statements” for a discussion of factors that could cause our actual results to differ from those expressed or implied by forward-looking statements.

Overview

Through our operating business, Walker Resources, we are one of a limited number of authorized Chinese importers of electrolytic and scrap copper.  In 2012, we imported approximately 41,150 Tonnes of copper, of which approximately 37,600 Tonnes was electrolytic copper and 3,550 Tonnes was scrap copper, from worldwide copper suppliers.  The copper we import into China is distributed to copper processing and fabrication companies as well as manufacturers who serve customers in a variety of Chinese industries, including the commercial construction, infrastructure, appliance and electronics industries.

Critical Accounting Policies

Our significant accounting policies are more fully described under the heading “Summary of Significant Accounting Policies” in Note 2 of the notes to our consolidated financial statements. However, we believe the accounting policies described below are particularly important to the portrayal and understanding of our financial position and results of operations, and require application of significant judgment by our management. In applying these policies, management uses its judgment in making certain assumptions and estimates. These judgments involve estimations of the effect of matters that are inherently uncertain and may have a significant impact on our quarterly and annual results of operations or financial condition. Changes in estimates and judgments could significantly affect our result of operations, financial condition, and cash flow in future years. The following is a description of what we consider to be our most significant critical accounting policies.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods presented. Actual results could differ from these estimates.  Significant items subject to such estimates and assumptions include the recoverability of the carrying amount and estimated useful life of accounts receivable and property and equipment.

Contingencies

Certain conditions may exist as of the date our financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought. If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

Cash

Cash includes cash on hand and deposits in PRC and the U.S. banks which are unrestricted as to withdrawal or use.  Management believes that these major financial institutions are of high credit quality.

Restricted cash

Restricted cash is related to deposits required by our bank for letters of credit issued by the bank to pay vendors upon receipt of the goods by the Company. The balance of total restricted cash was $7,608,299 and $0 as of June 30, 2012 and September 30, 2011, respectively.

Accounts Receivable

Accounts receivable are recognized and carried at original invoice amount less an allowance for any uncollectible amounts. The Company provides an allowance for doubtful accounts equal to the estimated losses that will be incurred in the collection of all receivables. Historically, the Company has not recorded any allowances as all such amounts are deemed collectible.  Accordingly, the Company has not recorded any allowance for doubtful accounts as of June 30, 2012 and September 30, 2011.

Inventories

Inventories are stated at the lower of cost market. Cost is determined using the weighted average cost method.  Management regularly evaluates the composition of its inventories to identify slow-moving and obsolete inventories to determine if a valuation allowance is required.

Impairment of Long-Lived Assets

Long-lived assets, including property, plant and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset.

Revenue Recognition

The Company recognizes revenue provided that persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable and collectability is reasonably assured.  Delivery is considered to have occurred when title and risk of loss have transferred to the customer.

Income Tax

The Company accounts for income tax pursuant to ASC 740, Income Taxes, which uses an asset and liability approach and allows for recognition of deferred tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or the future realization is uncertain.

The Company applies the provisions of ASC 740.10, Accounting For Uncertainty In Income Taxes, which provides clarification related to the process associated with accounting for uncertain tax positions recognized in its combined financial statements. ASC 740.10 prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken, or expected to be taken, in a tax return. ASC 740.10 also provides guidance related to, among other things, classification, accounting for interest and penalties associated with tax positions, and disclosure requirements.

Operating Results

Nine months ended June 30, 2012 compared to June 30, 2011

The following selected comparative financial information for the nine months ended June 30, 2012 and 2011has been derived from and should be read in conjunction with our consolidated financial statements for the nine months ended June 30, 2012 and 2011

	For the Nine Months Ended June 30,
	2012		2011		Increase/Decrease
	Amounts	% of net revenue	Amounts	% of net revenue	Amounts	%
		(amounts in U.S. Dollars, except percentages)

Sales	$367,118,871	100.00%	$304,958,454	100.00%	$62,160,417	20.38%
Cost of goods sold	334,185,986	91.03%	260,832,507	85.53%	73,353,479	28.12%
Gross profit	32,932,885	8.97%	44,125,947	14.47%	(11,193,062)	-25.37%
General and administrative expenses	2,291,699	0.62%	1,627,271	0.53%	664,428	40.83%
Selling expense	2,067,358	0.56%	2,329,579	0.76%	(262,221)	-11.26%
Operating income	28,573,828	7.78%	40,169,097	13.17%	(11,595,268)	-28.87%
Interest income	483,656	0.13%	221,580	0.07%	262,076	118.28%
Interest expense	(290,319)	-0.09%	-	-	(290,319)	-
Income tax	7,403,457	2.02%	10,083,010	3.31%	(2,679,552)	-26.57%
Net income	$21,363,708	5.82%	$30,307,667	9.94%	$(8,943,959)	-29.51%

Sales

Our sales revenue amounted to $367.1 million for the nine months ended June 30, 2012, an increase of $62.2 million, or 20.4%, from $305.0 million for the nine months ended June 30, 2011. This increase was primarily due to an increase in the quantity of our main product sold, electrolytic copper.

Cost of sales

Our cost of sales increased by $73.4 million, or 28%, to $334.2 million for the nine months ended June 30, 2012, from $260.8 million for the nine months ended June 30, 2011. The increase in the cost of sales was mainly driven by the increase in the quantity of our main product purchased by us.

Gross profit

Our gross profit decreased by $11.2 million, or 25.4%, to $32.9 million for the nine months ended June 30, 2012, from $44.1 million for the nine months ended June 30, 2011. Gross margin as a percentage of our net revenues was 8.97% for the nine months ended June 30, 2012, compared to 14.47% for the nine months ended June 30, 2011.  This is primarily because we changed our pricing strategy by lowering the selling prices of our products to customers to as a result of market competition, tightened monetary policy in China, and decrease of copper price this year.

General and administrative expenses

Our general and administrative expenses increased by $0.7 million, or 41%, to $2.3 million for the nine months ended June 30, 2012, from $1.6 million for the comparable period in 2011. The increase in our general and administrative expenses was mainly due to increased professional fees, travelling expenses and utilities expenses

Selling Expenses

Our selling expenses decreased by $0.3 million, or 11.3%, to $2.1 million for the nine months ended June 30, 2012, from $2.3 million for the comparable period in 2011.  The decrease in our selling expenses was due mainly to the decrease in our entertainment expenses.

Interest income

Interest income increased by $0.26 million, or 118%, to $0.48 million for the nine months ended June 30, 2012, from $0.22 million for the comparable period in 2011. The increase in interest income was attributable to more cash deposits in our bank accounts.

Net income

Net income decreased by $8.9 million, or 29.5%, to $21.4 million for the nine months ended June 30, 2012, from $30.3 million for the same period in 2011, as a result of the factors described above.

Fiscal Year Ended September 30, 2011 compared to September 30, 2010

The following selected comparative financial information for the fiscal year ended September 30, 2011 and 2010 have been derived from and should be read in conjunction with our consolidated financial statements for the fiscal year ended September 30, 2011 and 2010.

	For the Years Ended September 30,
	2011		2010		Increase/Decrease
	Amounts	% of net revenue	Amounts	% of net revenue	Amounts	%
	(amounts in U.S. Dollars, except percentages)

Sales	$458,798,536	100.00%	$341,578,530	100.00%	$117,220,006	34.32%
Cost of goods sold	395,018,387	86.10%	281,636,547	82.45%	113,381,840	40.26%
Gross profit	63,780,149	13.90%	59,941,983	17.55%	3,838,166	6.40%
General and administrative expenses	2,564,642	0.56%	1,782,444	0.52%	782,198	43.88%
Selling expense	3,214,861	0.70%	4,044,892	1.18%	(830,031)	-20.52%
Operating income	58,000,646	12.64%	54,114,647	15.84%	3,885,999	7.18%
Interest income	352,839	0.08%	175,361	0.05%	177,479	101.21%
Exchange loss	(702,555)	-0.15%	-	-	(702,555)	-
Income tax	14,682,770	3.20%	13,572,502	3.97%	1,110,268	8.18%
Net income	$42,968,161	9.37%	$40,717,506	11.92%	$2,250,654	5.53%

Sales

Our sales revenue amounted to $458.8 million for the year ended September 30, 2011, an increase of $117.2 million, or 34.3%, from $341.6 million for the year ended September 30, 2010. This increase was primarily due to an increase in the quantity of main product sold, electrolytic copper, driven by a decrease in the unit price for our main product.  During the years ended September 30, 2011 and 2010, sales of electrolytic copper accounted for approximately 85.8% and 82.1% of our total sales, respectively.

Cost of sales

Our cost of sales increased by $113.4 million, or 40.3%, to $395.0 million for the year ended September 30, 2011, from $281.6 million for the year ended September 30, 2010. The increase in the cost of sales was mainly driven by the increase in the main products we purchased.

Gross profit

Our gross profit increased by $3.8 million, or 6.4%, to $63.8 million for the year ended September 30, 2011, from $59.9 million for the year ended September 30, 2010. Gross margin as a percentage of our net revenues was 13.9% for the year ended September 30, 2011, compared to 17.55% for the year ended September 30, 2010. The increase in gross margin was mainly due to the decrease in the unit price for the main products we purchased, driven by larger quantity we ordered.

General and administrative expenses

Our general and administrative expenses increased by $1.5 million, or 83.3%, to $3.3 million for the year ended September 30, 2011, from $1.8 million for the comparable period in 2010. The increase in our general and administrative expenses was mainly due to the increased professional fees and expenses related to our entry into the VIE Agreements, completion of the Private Placements and preparation for this offering combined with an increase in our rent expenses.

Selling Expenses

Our selling expenses decreased by $0.8 million, or 20.5%, to $3.2 million for the year ended September 30, 2011, from $4.0 million for the comparable period in 2010.  The decrease in our selling expenses was due mainly to the decrease in our entertainment expenses to $1.39 million for the year ended September 30, 2011 from $1.45 million for the year ended September 30, 2010.

Interest income

Interest income increased by $0.17 million, or 101.2%, to $0.35 million for the year ended September 30, 2011, from $0.17 million for the comparable period in 2010. The increase in interest income was attributable to more cash deposits in our bank accounts.

Net income

Net income increased by $2.25 million, or 5.5%, to $42.9 million for the year ended September 30, 2011, from $40.7 million for the same period in 2010, as a result of the factors described above.

Income Tax

We are incorporated in the State of Delaware. We conduct all our operations pursuant to our VIE Agreements with Walker Resources.

Although we are subject to United States taxes, we do not anticipate incurring significant United States income tax liability for the foreseeable future because:

•	We do not conduct any material business or maintain any branch office in the United States;

•	The earnings generated from our non-U.S. operating companies are generally eligible for a deferral from United States taxation until such earnings are repatriated to the United States; and

•
We believe that we will not generate a significant amount of taxable income under the income imputation rules applicable to a United States company that owns "controlled foreign corporations" for United States federal income tax purposes.

Therefore, we have made no provision for U.S. federal income taxes or tax benefits on the undistributed earnings and /or losses.

Walker Resources has income tax liabilities in the PRC. PRC enterprise income tax is calculated based on taxable income determined under PRC tax regulations. In accordance with applicable Income Tax Law enacted in PRC, Walker Resources is generally subject to an enterprise income tax rate of 25%.

Liquidity and Capital Resources

We have historically funded our operations primarily through capital contributions and operating income. We believe, based on our current cash level, as well as forecasted operating cash flows, that we have sufficient funds to finance our current operations and planned capital expenditures for at least the next 12 months. We anticipate that these expenditures will be funded from working capital and financing activities. We believe that our capital expenditures may be influenced by unexpected changes and we will be able to obtain the necessary funds for any such capital expenditures.

The following table summarizes our liquidity and capital resources as of the dates presented:

	9/30/2010	9/30/2011	6/30/2012
Cash in China Banks:
RMB denominated accounts	78,858,645	772,636,807	1,043,307,203
Exchange rate	6.6981	6.3885	6.3089
	11,773,286	120,941,818	165,370,699
US dollar denominated accounts		15,193	15,193
Cash in China Banks stated in US dollars	11,773,286	120,957,011	165,385,892

Cash in US Banks:
US dollar denominated accounts	-	371,303	548

Sub-total	11,773,286	121,328,314	165,386,440
rounding	-	558	756
Total Cash per Financial Statement	11,773,286	121,328,872	165,387,196
Working Capital	39,472,452	148,889,827	172,294,378
Stockholders’ Equity	41,006,123	149,828,446	173,119,759

The following table provides a summary of net cash flows for the periods presented.

	Nine Months Ended June 30,
	2012	2011
Net cash provided by operating activies	$10,656,908	$38,322,628
Net cash provided by financing activities	$31,801,964	$-
Effect of exchange rate changes on cash	$1,599,452	$1,846,428
Net increase in cash	$44,058,324	$40,169,056

Operating activities

For the nine months ended June 30, 2012, cash provided by operating activities totaled $10.6 million, compared to cash provided by operating activities of $38.3 million for the nine months ended June 30, 2011 a decrease of $13.3 million or 42.0%. The decrease in cash provided by operating activities was primarily attributable to our lower net income, and a decrease in inventories and advances from customers and an increase in advances to suppliers.

Financing activities

Cash provided by financing activities for the nine months ended June 30, 2012 was $31.8 million, which was attributable to short-term borrowings under letters of credit and restricted cash required by our bank for issuing letters of credit.

The July 2011 Purchase Agreement and the May 2011 Purchase Agreement whereby we issued shares of our common stock and warrants, restrict our ability to engage in certain financing activities, including restrictions that prohibit us from issuing convertible securities, debt securities and equity securities on terms more favorable than those applicable to the July 2011 Private Placement and the May 2011 Private Placement.  For addition information regarding such restrictions see “Description of Business—Recent Events—Private Placements”.

The following table provides a summary of net cash flows for the periods presented:

	9/30/2010	9/30/2011
Net cash provided by (used in) operating activities	$31,663,764	$44,954,819
Net cash provided by (used in) financing activities	$35,183,651	$60,834,095
Effect of exchange rate changes on cash	$248,563	$3,766,672
Net increase (decrease) in cash	$(3,271,325)	$109,555,586

Operating activities

For the year ended September 30, 2011, cash provided by operating activities totaled $45.0 million, compared to cash provided by operating activities of $31.7 million for the year ended September 30, 2010, an increase of $13.3 million or 42.0%. The increase in net cash provided by operating activities was primarily attributable to a decrease in accounts receivable and increases in advances from customers and advances to suppliers.

Financing activities

Cash provided by financing activities for the year ended September 30, 2011 was $60.8 million, which was attributable to the issuance of new common stocks. Cash used in financing activities for the year ended September 30, 2010 was mainly attributable to $35.2 million of cash paid for dividend.

Transfer of Offshore Funds into China

The most commonly accepted way to transfer offshore funds to our Chinese subsidiaries is through the increase of a subsidiary’s registered capital. Specifically, overseas funds such as proceeds of an offering can be contributed to our wholly foreign owned subsidiary in China, BRS Tianjin, as a result of an increase in the registered capital of BRS Tianjin. BRS Group Inc. contributed $60,000,000 to BRS Tianjin and BRS Tianjin has filed a certificate of increased registered capital with Tianjin Municipal Government on May 19, 2011.

The Entrusted Management Agreement between BRS Tianjin and the Walker Resources Shareholders, which forms a part of the VIE Agreements, provides that BRS Tianjin is entitled to all profits (and will bear all losses) arising from Walker Resources’ operations.  The Entrusted Management Agreement also entitles BRS Tianjin to manage the operations and control the cash flows of Walker Resources.  To facilitate such control, BRS Tianjin and Walker Resources have established an entrusted account, which is controlled by BRS Tianjin in which all funds of Walker Resources are to be held.  Cash from our financing activities may be, and the net proceeds from the May 2011 Private Placement and the July 2011 Private Placement were, transferred to BRS Tianjin as a contribution to registered capital and deposited in the entrusted account to finance Walker Resources’ operations.  Conversely, the Entrusted Management Agreement provides that BRS Tianjin is entitled to all of Walker Resources’ operating profits, which BRS Tianjin may withdraw from the entrusted account in which Walker Resources’ cash is held.  Although BRS Tianjin is entitled to Walker Resources’ profits, any distributions of such profits to BRS Tianjin and to us must comply with applicable Chinese laws affecting payments from Chinese companies to non-Chinese companies.

Cash Transfer out of China

The Chinese government strictly regulates conversion of RMB into foreign currencies.  Pursuant to applicable Chinese laws and regulations, foreign invested enterprises incorporated in China, such as BRS Tianjin, are required to apply for “Foreign Exchange Registration Certificates.” Currently, conversion within the scope of the “current account” (e.g. remittance of foreign currencies for payment of dividends, trade and service-related foreign exchange transactions, etc.) can be effected without requiring the approval of SAFE, but must be effected through authorized Chinese banks in accordance with regulatory procedures. However, conversion of currency in the “capital account” (e.g. for capital items such as direct investments, loans, securities, etc.) still requires the approval of SAFE. See “Risk Factors – Risks Associated with Doing Business in China.”

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity or capital expenditures or capital resources that is material to an investor in our securities.

Quantitative and Qualitative Disclosures about Market Risk

Market risk is the risk of loss to future earnings, to fair values or to future cash flows that may result from changes in the price of a financial instrument. The value of a financial instrument may change as a result of changes in interest rates, exchange rates, commodity prices, equity prices and other market changes. Our cash is held for working capital and business development purpose only and consists primarily of bank deposits. We do not enter into investments for trading or speculative purposes.

Foreign Exchange Risk

Although the conversion of RMB is highly regulated in China, the exchange rate of the RMB against the USD (or any other currency) nonetheless may fluctuate and be affected by, among other things, changes in political and economic conditions in the PRC. Under the current currency policy in China, the RMB is permitted to fluctuate within a narrow band against a basket of certain foreign currencies. China is currently under significant international pressures to liberalize its government currency policy, and if such liberalization were to occur, the RMB could appreciate significantly against the USD.

The functional currency of our operating subsidiaries in China is RMB.  However, the accompanying financial statements have been expressed in USD, which is our reporting currency. The accompanying audited and unaudited condensed consolidated balance sheets have been translated into USD at the exchange rates prevailing at each balance sheet date. The accompanying audited and unaudited condensed consolidated statements of income have been translated using the average exchange rates prevailing during the periods of each statement.

Fluctuations in exchange rates may affect our financial results reported in USD terms without giving effect to any underlying change in our business or results of operations.

Fluctuations in exchange rates may also affect our balance sheet. For example, to the extent that we need to convert USD received from the proceeds of a financing into the RMB for our operations, appreciation of the RMB against the USD would have an adverse effect on the RMB amount that we receive from the conversion. Conversely, if we decide to convert our RMB into USD for the purpose of making payments for dividends on our shares or for other business purposes, appreciation of the USD against the RMB would have a negative effect on the U.S. dollar amount available to us.

We conducted sensitivity analysis on the fluctuations in exchange rates on our revenue, net income and EPS (shown below). A depreciation of 2% on USD to RMB during the nine months ended June 30, 2012 and 2011, respectively, would have resulted in an increase of 2%, 2.1% and 2% in revenue, net income and EPS for nine months ended June 30, 2012 and 2011, respectively.

⌂ in exchange rate	-2%				2%				-5%				5%

	Nine Months ended June 30,		Change in %		Nine Months ended June 30,		Change in %		Nine Months ended June 30,		Change in %		Nine Months ended June 30,		Change in %
	2012	2011	2012	2011	2012	2011	2012	2011	2012	2011	2012	2011	2012	2011	2012	2011

Revenue	$374,611,092	$311,182,096	2.0%	2.0%	$359,920,461	$298,978,876	-2.0%	-2.0%	$386,440,916	$321,008,899	5.3%	5.3%	$349,637,020	$290,436,623	-4.8%	-4.8%
Net income	$21,805,632	$30,931,914	2.1%	2.1%	$20,939,114	$29,707,902	-2.0%	-2.0%	$22,503,405	$31,917,566	5.3%	5.3%	$20,332,552	$28,851,094	-4.8%	-4.8%
EPS
Basic	$0.99	$1.76	2.1%	2.1%	$0.95	$1.69	-2.0%	-2.0%	$1.02	$1.82	5.3%	5.3%	$0.93	$1.64	-4.8%	-4.8%
Diluted	$0.99	$1.76	2.1%	2.1%	$0.95	$1.69	-2.0%	-2.0%	$1.02	$1.82	5.3%	5.3%	$0.93	$1.64	-4.8%	-4.8%

Inflation

In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation. During 2008 and 2009, the rates of inflation in China were 5.9% and negative 0.7%, respectively. In September 2010, the rate of inflation in China was 3.5%. The inflation rate in China was recorded at 1.8% in July, 2012. Fluctuations in inflation in China compared to inflation in the U.S. is likely to result in fluctuations in the exchange rate between U.S. dollars and RMB, which will in turn affect our financial position and results of operations.

Contractual Obligations

The following table summarizes our contractual obligations for the next five years and thereafter as of June 30, 2012.

	Payments Due by Period
Contractual Obligations	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years	Total

P Purchase Obligations	$113,929	--	--	--	$113,929

Total	$113,929				$113,929

Jumpstart Our Business Startups Act of 2012

On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for qualifying public companies. As an “emerging growth company,” we may, under Section 7(a)(2)(B) of the Securities Act, delay adoption of new or revised accounting standards applicable to public companies until such standards would otherwise apply to private companies. We may take advantage of this extended transition period until the first to occur of the date that we (i) are no longer an "emerging growth company" or (ii) affirmatively and irrevocably opt out of this extended transition period. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards. Until the date that we are no longer an "emerging growth company" or affirmatively and irrevocably opt out of the exemption provided by Securities Act Section 7(a)(2)(B), upon issuance of a new or revised accounting standard that applies to our financial statements and that has a different effective date for public and private companies, we will disclose the date on which adoption is required for non-emerging growth companies and the date on which we will adopt the recently issued accounting standard.

DESCRIPTION OF BUSINESS

Overview of our Business

We are one of a limited number of authorized Chinese importers of electrolytic and scrap copper.  In 2012, we imported approximately 41,150 metric tons, or Tonnes, of electrolytic and scrap copper from worldwide copper suppliers, including Trafigura Beheer B.V., Amsterdam, LN Metals International Ltd (LN); China National Geological & Mining Ltd, Royce Corporation.  We also purchase copper for import on the London Metals Exchange, or LME.   The copper we import into China is distributed to copper processing and fabrication companies as well as manufacturers who serve customers in a variety of Chinese industries, including the commercial construction, infrastructure, appliance and electronics industries.   We believe there is a substantial disparity between the large and growing demand for copper products in China and the available supply; however, we cannot guarantee that such growth will continue.

We believe that we are a critical intermediary between worldwide copper producers (such as mining companies and copper processing companies) and copper fabrication companies (companies that convert copper into salable products such as wire, tubing and plates) and Chinese manufacturing and copper processing and fabrication companies that serve the Chinese manufacturing and construction sectors, based on the relationships we have developed with our customers and suppliers over our operating history and our management’s years of involvement in our industry, the regulatory barriers to importing copper into China resulting from licensing requirements and our ability to achieve favorable pricing from our suppliers based on the volume of copper we import.

Development of Business

Walker Resources was founded in 2006 and, after obtaining the required regulatory licenses, permits and qualifications, commenced operations in January 2007.

In 2007, we began importing a combination of electrolytic and scrap copper.  Although we believe importing electrolytic copper is more profitable than importing scrap copper, during our first year of operation, we imported significantly more scrap copper (which accounted for 70% of our total imports) than electrolytic copper because the price of electrolytic copper was, and had historically been, significantly higher than the price of scrap copper and we started developing our relationships with suppliers of electrolytic copper and attempted to negotiate favorable pricing from electrolytic copper suppliers.

As a result of the global economic downturn in 2008, the price of electrolytic copper decreased while Chinese demand for electrolytic copper remained robust.  According to the China Customs Bureau, in 2009, China imported in excess of 3 million Tonnes of refined copper, an increase of 1.8 million Tonnes from 2008 and three times the average amount of copper imports from 2004 to 2007.  From January 1 to August 31, 2010 China imported approximately 2.05 million Tonnes of refined copper. As a result and as we have developed relationships with electrolytic copper suppliers and achieving favorable pricing based on the volume of electrolytic copper we import, in 2008, we adopted a strategy of increasing the amount of electrolytic copper that we import as a percentage of our total imports because electrolytic copper has traditionally yielded superior profit margins compared to scrap copper.

In 2009, our electrolytic copper sales increased to 67.44% of our total imports, generating approximately $117.27 million or 56.95% of our total sales.  In 2010, we continued to focus on our sales of electrolytic copper and our sales of electrolytic copper accounted for approximately 82.07%% of our total sales for that year and constituted approximately  80.36% of our total imports. In 2011, our sales of electrolytic copper accounted for approximately 85.5% of our total sales for this year and constituted approximately 85.06% of our total imports.

Leveraging the relationships developed by our senior management over 19 years of experience in the international trade business, from 2007 to 2010, we established a supplier network that we believe provides a stable supply of electrolytic copper, as well as stable relationships with our customers.  However, as is customary in the Chinese copper industry, we have not entered into long-term contracts with either our customers or suppliers, so no assurance can be given that we will be able to maintain our customer and supplier relationships in the future.

Industry Overview

Chinese Copper Demand and Supply

According to a research report issued by the Financial Institute of Green Futures, China consumes approximately 38% of available copper and its use is greater than the combined use of the European Union and the United States, which consume approximately 17% and 9% of global refined copper supplies, respectively.  China does not have sufficient domestic copper resources and therefore must import the vast majority of its copper needs.  According to the China Customs Bureau, in 2009, China imported in excess of 3 million Tonnes of refined copper, an increase of 1.8 million Tonnes from 2008 and three times the average amount of copper imports from 2004 to 2007.  From January 1 to August 31, 2010 China imported approximately 2.05 million Tonnes of refined copper.   During the same period China’s domestic refined copper production increased, but was not able to satisfy the demand.  We believe that, as the Chinese economy continues to develop and expand, Chinese demand for imported copper will continue to increase. However, there can be no assurance that the Chinese economy or Chinese copper demand will continue to grow at its current rate or at all.   A decline in the growth rate or a contraction of the Chinese economy or other events resulting in a decline in demand for copper could adversely affect our business.

The copper supply chain is highly dependent on global trade and China’s lack of copper resources requires it to import an amount sufficient to satisfy its needs.  The majority of copper mine production occurs in the Americas, accounting for roughly 57% of global output in 2009, while roughly 44% and 38% of refined and semi-manufactured production occurred in Asia, respectively.  The dominant sources of China’s copper supply are Chile and Japan. The Japanese metal comes from Japanese based smelters, in turn primarily relying on Chilean, Peruvian and Australian copper mines. Africa is also a significant exporter of various grades of refined copper to China.  Refined copper is used for cathodes and similar devices and near refined copper is used for anodes.  “Electrolytic Copper” is refined copper (i.e., mined or scrap copper that has been refined through conventional smelting and refining processes to at least 97.5% purity) that undergoes an electro-chemical process to remove impurities resulting in copper that is between 99.77% and 99.99% pure. China’s other main source of copper is copper scrap and its demand is also increasing significantly.  According to Reuters, between January and August 2010, China imported approximately 2.8 million Tonnes of copper scrap, although the copper content varies. Developed countries are the predominant source of scrap copper and the United States, Germany, Australia, Japan and Spain are the largest exporters of copper scrap.  We currently import a combination of electrolytic copper (i.e., refined copper that has undergone an electro-chemical process which yields 99.97%-99.99% pure copper) and scrap copper.  In 2008, we adopted a strategy of increasing the amount of electrolytic copper that we import as a percentage of our total imports because electrolytic copper has traditionally yielded superior profit margins compared to scrap copper.

Copper and its Applications

Copper is a base metal with a variety of applications.  Copper is ductile, corrosion resistant, malleable and an excellent conductor of heat and electricity. As such, one of its main industrial usages is for the production of cable, wire and electrical products for both the electrical and building industries. Alloyed with other metals, such as nickel, zinc (to form brass), aluminum or tin (to form bronzes), it can acquire new characteristics for use in highly specialized applications. Copper’s physical, chemical and aesthetic properties make it an optimal material for a wide range of industries, including electrical, electronics and communication, construction, transportation, industrial machinery and equipment and general consumer applications, such as coins and keys.

Copper Market Participants

The global copper market includes a diversified group of market participants. Both the physical and financial copper markets consist of primary and secondary producers, fabricators, manufacturers and end-use consumers, physical traders and merchants, the banking sector, and the investment community. We consider ourselves to be a physical copper merchant, because we do not purchase and sell financial instrument indexed to copper traded in the stock markets, rather, we wholesale and retail copper commodities from abroad into China.

Primary and Secondary Producers

Primary and secondary producers are generally the market participants that bring new and recovered (i.e., copper recycled from scrap) physical copper supplies to the market. Primary producers include mining companies that produce copper from ore.  Secondary producers are principally comprised of metal processors (such as refiners and smelters) and scrap recyclers that recover copper from a variety  of products, such as electronic equipment to old wires, cars, trains, and other products containing copper.

Fabricators, Manufacturers and End-use Consumers

Demand for copper typically occurs in two phases. First, refined copper in various grades and forms is typically purchased by fabricators that convert unwrought copper into a variety of copper products such as wire, tubing, and plates (although some primary and secondary producers perform these functions directly).  Secondly, these semi-manufactured products are available for purchase by other fabricators and/or manufacturers to further upgrade the copper product until the material is ultimately used in finished products.

Physical Traders, Merchants and Banks

Physical copper traders and merchants generally facilitate the domestic and international trade of copper supplies along the value chain and support the distribution of supplies to consumers.

The Investment Community

The investment community is composed of non-commercial market participants engaged in the investment in copper or speculation about copper prices. This may range from large-scale institutional investors to hedge funds to small-scale retail investors. In addition, the investment community includes sovereign wealth funds as well as other governmental bodies that stockpile metal for strategic purposes.

The Price of Copper

Copper prices have historically been viewed by some economists as a key indicator of global industrial activity, given copper’s prominence in major economic sectors such as construction, transportation, and electrical and electronic products. While copper prices are expected to reflect the fundamentals directly related to its market, prices may also reflect current and expected economic conditions less closely related to the copper market such as exchange rates, inflation, and global economic cycles. The price of copper is volatile and fluctuations are expected to have an impact on our earnings.  See “Risk Factors – Risks Related to Our Business”.

Operations

Products and Customers

We import, sell and distribute electrolytic copper and scrap copper to customers in the Chinese copper processing and fabrication sector as well as Chinese manufacturers of component parts used in a variety of end markets.  Electrolytic copper is generally composed of 99.97% to 99.99% pure copper and is sold to wire and cable manufacturers.  Chinese wire and cable manufacturers use our electrolytic copper in a variety of finished products, including telephone wires, power cords, utility cables, building wires and electrical conductors that are principally used in the manufacturing, infrastructure and construction industries.  In addition to electrolytic copper, we sell scrap copper that is generally composed of 92% to 97% pure copper and is sold primarily to Chinese copper processors who smelt or otherwise process our scrap copper before it is used in semi-manufactured or manufactured products.  Such scrap copper is typically refined for use in electrical appliances and other electronics because of its superior conductivity.  The table below sets forth the amount of electrolytic and scrap copper that we imported during nine months ended June 30 2012, fiscal year ended 2010 and 2011.

	2010 (Tonnes)	2011 (Tonnes)
Electrolytic Copper	31,500	41,000
Scrap Copper	7,700	7,200
Total	39,200	48,200

We do not refine, shape or otherwise process the copper that we import and sell.  We believe that such strategy significantly reduces our costs and overhead by allowing us to maintain relatively low inventory levels, minimize equipment capital requirements and save time, labor and other expenses.

Our customers purchase our products through pricing arrangements or contractual agreements that specify the margin that we earn over the market price for copper.  We charge our customers the highest price for copper quoted on the LME during the fifty-day international transportation and delivery period from the date a customer order is placed, plus the applicable margin.  The applicable margin is determined based on the difficulty to procure the copper and other factors.  To the extent the price of copper increases during the 50-day international delivery period, the price increase is typically settled in connection with the customer’s subsequent order.

We currently sell substantially all of our copper to five customers located in Tianjin City: Tianjin Hopetone Co., Ltd, Tianjin Huabei Wire and Cable Factory, China Nonferrous Metals Industrial and Renewable Resources Co., Ltd, Tianjin Tianfu Co., Ltd, and Beijing Huawei Metal Ltd.  During the year ended September 30, 2011, three of our customers accounted for more than 10% of our sales revenue.  The following table sets forth the percentage of our revenues derived from our largest customers in the years ended September 30, 2011, and 2010:

Customer Name	Percentage of total 2011 Sales Revenue	Percentage of total 2010 Sales Revenue
Tianjin Hopetone Co., Ltd	25.82%	43%
Tianjin Huabei Wire and Cable Factory	24.10%	27%
China Nonferrous Metals Industrial and Renewable Resources Co., Ltd	23.19%	14%
Tianjin Tianfu Co., Ltd	6.78%	11%

Our Supply Chain

During the years ended September 30, 2011 and 2010, we imported approximately 48,200 Tonnes and 39,200 Tonnes of electrolytic and scrap copper, respectively, from suppliers located in the United States, Germany, Mexico, Czech Republic, Czechoslovakia, Russia, Korea, Canada, Mideast and South Africa.  Our suppliers are principally comprised of primary copper producers that fabricate their own copper, copper processing and fabrication companies and scrap recyclers.   Typically, we enter into one-year umbrella purchase contracts with our suppliers during the fourth quarter of the calendar year, thus enabling us to place multiple orders of 1,000 Tonnes during the succeeding year at prices determined in accordance with the formula set forth in the annual agreement.  Approximately 90% of our copper is imported after our customers submit their purchase orders to us.  Our purchase price to our suppliers is subsequently settled based upon the lowest price of copper on the LME during the 72 day-period following our order.  If our settlement price differs from the price that we initially paid, the price that we pay for subsequent purchase orders from such supplier is adjusted to reflect the difference between the settlement and initial price. During the year ended September 30, 2011, our top five suppliers were: LN Metal International Inc., Trafigura Beheer B.V, Dutch Trafigura, China National Geological & Mining Ltd (Hong Kong), and DEKI Metal Ltd.  The following table sets forth the amount of copper that we imported from our largest suppliers as a percentage of our purchase for the years ended September 30, 2011 and 2010:

Supplier Name	Percentage of total 2011 Purchase	Supplier Name	Percentage of total 2010 Purchase
LN Metal International Inc (London)	41.91%	Trafigura Beheer B.V (Holland)	38%
Trafigura Beheer B.V (Holland)	21.36%	LN Metal International Inc (London)	34.9%
Dutch Trafigura	13.32%	Dutch Trafigura	11.9%
China National Geological & Mining(HK)Lt	17.01%	China National Geological & Mining(HK)Ltd	8.3%
DEKI Metal SRL	6.40%	DEKI Metal SRL	3.6%

We typically order from our suppliers in accordance with the specifications included in our customer orders.  By ordering based on demand, we are able to minimize inventory, thereby reducing our exposure to fluctuations in the price of copper and minimizing warehouse and storage costs.  Once we receive a customer order, we select the appropriate supplier based on price, quality and the availability of the particular amount and type of product required by our customer.  Typically, shipments arrive in China within 30-35 days after we place an order.

We typically store imported copper in warehouse in Shanghai.  Shanghai Yi Kai Jie Logistics Company, which we rent our warehouse from, is responsible for transporting our products from the port at which they are delivered to our warehouse.  Our customers are responsible for transporting copper from our warehouses to their facilities.  As a result of the time required to transport copper from its country of origin, clear customs and arrange for a customer to take delivery of purchased copper, customer orders typically require approximately 50 days of lead time for delivery.

International Shipment on a Cost, Insurance and Freight Basis

Our imports are shipped in accordance the internationally accepted standard of Cost, Insurance and Freight or CIF, whereby, the supplier is responsible for the cost of transportation, freight, insurance and shipping while copper is in transit from its country of origin to China. Accordingly, our suppliers are responsible for arranging for shipments of copper to China and bear the risk of loss while the copper is in transit.

Once the copper arrives in China, an import agent is responsible for ensuring that our products comply with all Chinese custom regulations.  While the copper is being cleared in customs, China Certification and Inspection Group (the “CCIC”) inspects our products to ensure the quality and purity of our metal and to collect a Value Added Tax of 17% on all copper that we import.  We are typically responsible for paying applicable customs fees.

Once the copper is delivered by carrier to the destination port and cleared by customs and the CCIC, Yi Kai Jie Logistics Company takes delivery of the copper and transports it to our leased warehouse in Shanghai.  There are approximately 80 kilometers from the port to our warehouse. Our customers take delivery of copper from our warehouse and are responsible for transporting the imported copper from our warehouse to the customer’s facilities.  The cost of domestic transportation from the port to our warehouse is born by us and the cost of domestic transportation from our warehouse to the customer’s facilities is borne by our customers.

Inventory

Since we routinely order copper on an “as needed” basis, we do not maintain substantial inventory of our products.  Approximately 90% of our copper is imported after our customers submit their orders.

Copper Trading

We have established a research team of six full time employees to conduct studies of our exposure to risk due to fluctuations in the price of copper. We have simulated real time hedging activities through mock purchases and sales of commodity future contracts, options and related securities to determine whether we can limit our exposure to commodity price fluctuations related to the copper that we import. We believe the success of our hedging program depends on our ability to accurately forecast copper transaction activity and, if successful, such a program could limit our losses due to fluctuations in copper prices and supplement our primary revenue streams. Based on the experience we accumulated from our simulated trading activities, we may begin to trade copper on the LME by entering into hedging arrangements with financial institutions in 2012.

Sales and Marketing; Customers

We employ a sales force consisting of twelve salespeople. They are primarily responsible for maintaining customer relationships, receiving and soliciting individual orders and responding to customer inquiries. Our sales team is also responsible for identifying potential customers (such as large copper processors and manufactures) and new distribution channels. We believe that our sales force is trained and knowledgeable about the characteristics and applications of copper, the manufacturing and processing methods employed by our customers and the logistical and other factors that affect the availability and price of copper.  We also believe that such experience, combined with our sales force’s ability to develop strong personal relationships with our customers allows us to successfully access the distribution channels that our foreign suppliers are unable to reach.

We sell copper directly to our customers, including copper processing and fabrication companies and commodity traders as well as manufactures who serve customers in a variety of Chinese industries, including the commercial construction, infrastructure, appliances and electronics industries.  Our direct customers mainly use the copper that we sell to manufacture copper wires and cables, which are used in a variety of applications that our customers sell to third parties in the manufacturing and construction industries.  We also believe that our status as a licensed importer of electrolytic copper makes us uniquely situated to supply customers who demand electrolytic copper, based on the relationships we have developed with our customers and suppliers over our operating history and our management’s years of involvement in our industry, the regulatory barriers to importing copper into China resulting from licensing requirements and our ability to achieve favorable pricing from our suppliers based on the volume of copper we import. Customer referrals and the knowledge of our sales force about regional end-users who are end customers in the supply chain in which we participate results in the identification of our potential customers. Once a potential customer is identified, our salespeople assume responsibility for visiting the appropriate contact, typically the purchasing manager or manager of operations. Our primary customers are copper processing and fabrication companies as well as manufacturers who serve customers in the commercial construction, infrastructure, appliance and electronics industries, among others.

Competition

We compete with other copper importers as well as copper mining and processing companies located in China, including both private and state-owned enterprises. Our major Chinese competitors are:

•	China National Geological & Mining Corporation, a state-owned company that focuses on geological and mining exploration, geological environment control, and mineral products trading.

•	Nantong Suhai Co, a privately-owned producer of copper rods and related products.

•	China Min-metals Corporation, an integrated, privately-owned producer of metallic mineral products.

•
China Nonferrous Metals Industrial and Renewable Resources Co., Ltd. (“China Nonferrous Metals”), a state-owned company that is engaged in researching, developing, and utilizing renewable resources of nonferrous metals in China.  China Nonferrous Metals is qualified to import electrolytic copper, but does not have established relationships with international copper suppliers and is one of our largest customers.

We believe that, in the Chinese copper supply market, competitive advantages are derived from a number of factors, including the price of copper, the quality of copper, access to copper on a timely basis and, with respect to imported copper, barriers to entry.  Our company believes that our stable and long term relationships with our suppliers provides us with a competitive advantage based on our ability to consistently access copper of the quality and purity and in the amounts that our customers require.  These relationships, combined with our established relationships with large, local wire and cable manufacturers who serve the broader Chinese manufacturing and construction industries also allow us to import significant quantities of copper at prices that we believe are competitive within the confines of the global copper market.  Domestically, we have stable sales channels and a complete set of trade network consisting of copper suppliers, copper fabricators and a team of employees and agents with customer relationships and industry-specific knowledge necessary to facilitate the importation and sale of copper in China.  Nonetheless, we have not entered into long-term contracts with our customers or suppliers and no assurance can be given that we will be able to maintain our customers and supplier relationships in the future. The licenses, permits and other government approvals required to import copper also provide significant barriers to entry to other businesses that might otherwise compete with us.

Government Regulation

We are subject to numerous central, provincial and local laws and regulations, which may be changed from time to time in response to economic or political conditions and have a significant impact upon overall operations.  Changes in these regulations could require us to expend significant resources to comply with new laws or regulations or changes to current requirements and could have a material adverse effect on our company.

Chinese Regulation of the Copper Importation Industry

The importation of copper into China is subject to regulation.  The Law of the PRC on Prevention and Control of Environmental Pollution by Solid Waste and other regulations, require companies importing raw materials (or so-called “waste” materials that can be used as raw materials, such as scrap copper) to register with national and regional regulatory authorities.   In order to import scrap copper, importers are required to register with the Administration of Quality Supervision, Inspection and Quarantine (“AQSIQ”).

The importation of electrolytic copper requires a combination of several authorizations.  Walker Resources possesses the following licenses, certificates and other qualifications, which enable it to import both scrap and electrolytic copper into China:

•
Registration Certificate for Customs Declaration of Imported and Exported Good issued by  the Tianjin Customs District of the PRC General Administration of Customs issued in August 2008, which was renewed in August 2011 and is  valid until August 2014

•	Foreign Trade Registration Certificate issued by Foreign Economic Relations and Trade Committee registered in 2006

•	Registration Certificate of Renewable Resources Recycling Business License issued by Tianjin City Nanhai District Commerce Committee in 2010

•	Import Permit for Solid Wastes as Raw Materials issued by National Ministry of Environmental Protection issued in March 2010 and valid until March 2013

•
Registration Certificate for Importing Solid Wastes as Raw Materials issued by the General Administration of Quality Supervision, Inspection and Quarantine of the PRC issued in 2011 and valid until December 31, 2011

•	Self-Declaration and Inspection Certificate issued by the Entry-Exit Inspection Bureau of Tianjin City in July 2010

•
Executive Member of “China Association of Metal Scrap Utilization”, a national industry association under the management and supervision of State Asset Management and Supervision Bureau under State Council

•	Executive Member of “China Association of Metal Scrap Utilization”

Management believes that Walker Resources currently has all material licenses, permits and approvals necessary for our current operations, although Walker Resources’ licenses, permits and approvals must be renewed periodically.  Licensing or permitting authorities could revoke or refuse to renew Walker Resources’ licenses or permits if it fails to comply with the terms of such permits or licenses, and additional permits could in the future be required for Walker Resources’ existing or expanded operations. If licenses, permits or approvals necessary for Walker Resources’ operations were unavailable or unduly delayed, or of any such permits or licenses were revoked, our ability to conduct our business could be substantially and adversely affected.

Foreign Exchange Regulations

We receive substantially all of our revenues in RMB, which is currently not a freely convertible currency.  In China, SAFE regulates the conversion of RMB into foreign currencies. Currently, FIEs (companies incorporated in China with investments from non-PRC enterprises, organizations or individuals) are required to apply for “Foreign Exchange Registration Certificates,” which permit the FIE to open foreign currency accounts, including “current accounts” and “capital accounts”. Currently, conversion within the scope of the “current account” (e.g. remittance of foreign currencies for payment of dividends, trade and service-related foreign exchange transactions, etc.) can be effected without requiring the approval of SAFE. However, conversion of currency in the “capital account” (e.g. for capital items such as direct investments, loans, securities, etc.) still requires the approval of SAFE.

On August 29, 2008, SAFE promulgated a notice, or Circular 142, regulating the redemption by a foreign-invested enterprise of foreign currency into RMB by restricting how the converted RMB may be used. Circular 142 requires that the registered capital of a foreign-invested enterprise settled in RMB converted from foreign currencies may only be used for purposes within the business scope approved by the applicable governmental authority and may not be used for equity investments within the PRC unless specifically provided for otherwise. In addition, SAFE strengthened its oversight of the flow and use of the registered capital of a foreign-invested enterprise settled in RMB converted from foreign currencies. The use of such RMB capital may not be changed without SAFE’s approval, and may not in any case be used to repay RMB loans if the proceeds of such loans have not been used for purposes within the foreign-invested enterprise’s approved business scope. Violations of Circular 142 will result in severe penalties, including substantial fines as set forth in the PRC Foreign Exchange Administration Regulations.

On July 21, 2005, the Chinese government changed its policy of pegging the value of Chinese Renminbi to the U.S. dollar.  Under the new policy, Chinese Renminbi may fluctuate within a narrow and managed band against a basket of certain foreign currencies. It is possible that the Chinese government could adopt a more flexible currency policy, which could result in more significant fluctuation of Chinese Renminbi against the U.S. dollar.

PRC M&A Rule, Circular 75 and Circular 638

On August 8, 2006, six Chinese government agencies, namely, the Ministry of Commerce, or MOFCOM, the State Administration for Industry and Commerce, or SAIC, the China Securities Regulatory Commission, or CSRC, the State Administration of Foreign Exchange, or SAFE, the State Assets Supervision and Administration Commission, or SASAC, and the State Administration for Taxation, or SAT, jointly issued the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, referred to as the “New M&A Rules”, which became effective on September 8, 2006. The New M&A Rules purport, among other things, to require offshore “special purpose vehicles,” that are (1) formed for the purpose of overseas listing of the equity interests of Chinese companies via acquisition and (2) are controlled directly or indirectly by Chinese companies and/or Chinese individuals, to obtain the approval of the CSRC prior to the listing and trading of their securities on overseas stock exchanges. Based on our understanding of current Chinese Laws and pursuant to a legal opinion, dated August 12, 2011, that we received from Global Law Offices, (i) BRS Tianjin was incorporated by a foreign investor and was not deemed to be an acquisition of the equity or assets of a “Chinese domestic company” as such term is defined under the New M&A Rules and (ii) no provision in the New M&A Rules clearly classifies the contractual arrangements between BRS Tianjin and Walker Resources as a type of transaction falling within the New M&A Rules.

The SAFE issued a public notice in October 2005, or the SAFE Circular No. 75, requiring Chinese residents to register with the local SAFE branch before establishing or controlling any company outside of China for the purpose of capital financing with assets or equities of Chinese companies, referred to in the SAFE Circular No. 75 as special purpose vehicles, or SPVs. Chinese residents who are shareholders of SPVs established before November 1, 2005 were required to register with the local SAFE branch before June 30, 2006. Further, Chinese residents are required to file amendments to their registrations with the local SAFE branch if their SPVs undergo a material event involving changes in capital, such as changes in share capital, mergers and acquisitions, share transfers or exchanges, spin-off transactions or long-term equity or debt investments. The Chinese residents who are shareholders of Walker Resources do not own any equity in the Company, and therefore they are not required to file registrations with SAFE pursuant to SAFE Circular No. 75.  When Walker Resources’ Chinese resident shareholders exercise their options in the future to receive any share of the Company pursuant to the Call Option Agreement, they will need to register with SAFE.

Pursuant to the Circular 698, where a foreign investor transfers the equity interests of a Chinese resident enterprise indirectly via disposing of the equity interests of an overseas holding company, which we refer to as an Indirect Transfer, and such overseas holding company is located in a tax jurisdiction that: (i) has an effective tax rate less than 12.5% or (ii) does not tax foreign income of its residents, the foreign investor shall report such Indirect Transfer to the competent tax authority of the Chinese resident enterprise. The Chinese tax authority will examine the true nature of the Indirect Transfer, and if the tax authority considers that the foreign investor has adopted an abusive arrangement in order to avoid Chinese tax, they will disregard the existence of the overseas holding company and re-characterize the Indirect Transfer and as a result, gains derived from such Indirect Transfer may be subject to Chinese withholding tax at the rate of up to 10%. Circular 698 also provides that, where a non-Chinese resident enterprise transfers its equity interests in a Chinese resident enterprise to its related parties at a price lower than the fair market value, the competent tax authority has the power to make a reasonable adjustment to the taxable income of the transaction.

If within two years of formation the applicable PRC authorities determine that BRS Tianjin lacks a business in the ordinary course, BRS Tianjin may be deemed to be a wholly foreign owned holding company and therefore the relevant PRC authority may determine that BRS Tianjin’s purchase of shares of Walker Resources pursuant to the Option Agreement may be subject to approvals required under the new M&A Rule. The relevant PRC authorities may further determine that the Walker Resources Shareholders’ exercise of Call Option Right to acquire shares of Common Stock of the Company pursuant to the Call Option Agreement may be subject to approvals required under the new M&A Rule. Walker Resources Shareholders acquiring shares of Common Stock who are Chinese residents may be subject to registration requirement with SAFE pursuant to Circular No. 75.

Employees

As of September 30, 2011, we had approximately 79 employees, all of whom are located in China, including 44 full time employees.

Properties

Our principal executive office, which we lease, is located at No. 1307, Building 5, Sunshine Apartment, East Shui Shang Liang Li Road, Nankai District, Tianjin Province, People’s Republic of China 300381.

We also lease our warehouse space in Shanghai for purposes of storing our inventory. We entered into our warehouse lease agreement with Shanghai Yi Kai Jie Logistics Company (“Yi Kai Jie Logistics”) valid from July 12, 2010 to July 11 2011 and renewed the lease on July 1, 2011 until June 30, 2016. We leased a warehouse space of approximately 4,000 square meters owned by Yi Kai Jie Logistics located at Shanghai Wai Gao Qiao and Yang Shan duty free zone. Both parties have right to terminate the lease agreement at any time subject to 30 days prior written notice.

Legal Proceedings

We are not involved in, nor is our property subject to, any legal proceedings that are anticipated to have a material effect on our business, financial position, results of operations or liquidity, nor are we aware of any proceedings that are pending or threatened which may have a material effect on our business, financial position, results of operations or liquidity. From time to time, we may be subject to legal proceedings and claims in the ordinary course of business. We do not maintain insurance coverage to cover these claims. Such claims, even if lacking merit, could result in the expenditure of significant financial and managerial resources.

Seasonality

Our business is not significantly affected by seasonality due to the diversified industries in which our customers operate and our pricing paradigm.  However, the price of copper tends to be subject to some seasonal variation.  Traditionally, the price of copper declines somewhat from June until December.  In mid- January or early February, copper prices tend to rise.

Research and Development

We do not incur material expenses in research and development activities.

Recent Events

Contractual Agreement with Walker Resources Recycling Co., Ltd. and its Shareholders

On April 25, 2010, Mr. Chunming Li who beneficially holds 24% of the shares of Walker Resources, Mr. Guowei Liang who beneficially holds 24% of the shares of Walker Resources, Mr. Guang Yang who beneficially holds 24% of the shares of Walker Resources, Ms. Miao Huang who holds 24% of the shares of Walker Resources and Ms. Xuehui Shang who holds 4% of the shares of Walker Resources (together referred to as “Walker Resources Beneficial Owners”) entered into Voting Trust Agreements with Mr. Gangyi Wang, Mr. Changrui Yang, and Ms. Miao Huang (the “Walker Resources Shareholders) respectively. Pursuant to the Voting Trust Agreements, Walker Resources Shareholders agree to hold shares of Walker Resources on behalf of Walker Resources Beneficial Owners with covenants that Walker Resources Beneficial Owners retain all of their rights, titles and equity interest in Walker Resources, including the right to all dividends, money, interest, voting and other rights and benefits arising in respect of such equity interests and that the Walker Resources Shareholders shall not vote or dispose of that any of Walker Resources Shares without the prior consent of the Walker Resources Beneficial Owners. As a result of this transaction, Mr. Gangyi Wang holds 30% of shareholding interest, Mr. Changrui Yang holds 5% shareholding interest and Ms. Miao Huang holds 65% shareholding interest in Walker Resources of record.

We own 100% of the issued and outstanding capital stock of BRS Tianjin.  On December 15, 2010, BRS Tianjin entered into a series of VIE Agreements with Walker Resources and the three Walker Resources Shareholders. Pursuant to the VIE Agreements, BRS Tianjin effectively assumed management of the business activities of Walker Resources and has the right to appoint all of the executives and senior management and the members of the board of directors of Walker Resources.  The VIE Agreements are comprised of a series of agreements, including an Entrusted Management Agreement, Shareholders’ Voting Proxy Agreement, Exclusive Technology Service Agreement and Share Equity Pledge Agreement through which BRS Tianjin has the right and responsibility to advise, consult, manage, operate and control Walker Resources.    The Entrusted Management Agreement provides, among other things, that BRS Tianjin is entitled to all profits (and will bear all losses) arising from Walker Resources operations.    Additionally, pursuant to an Equity Pledge Agreement, the Walker Resources Shareholders pledged their rights, titles and interest in the equity of Walker Resources to secure the performance by Walker Resources and the Walker Resources Shareholders under the VIE Agreements, and to guarantee that the Company receives the benefits to which it is entitled under the VIE Agreements, including consulting and service fees payable pursuant to an Exclusive Technology Agreement.  The amount of fees payable under the Exclusive Technology Agreement will be determined based on the nature, cost, content and business value of any such technology or consulting services.  In order to further reinforce BRS Tianjin’s rights to control and operate Walker Resources, the Walker Resources Shareholders granted BRS Tianjin an exclusive right and option to acquire all of their equity interests in Walker Resources through Option Agreements. Accordingly, we have consolidated Walker Resources’ historical financial results in our financial statements as a variable interest entity pursuant to U.S. GAAP following the date of the agreements and combined such results prior to the date of the agreements.

We have been advised by Chinese legal counsel Global Law Offices, in an opinion dated August 12, 2011, that: (1) our inner-China shareholding structure complies with Chinese laws and regulations; (2) the contractual arrangements between BRS Tianjin, Walker Resources and the Walker Resources Shareholders are valid and binding on all parties to these arrangements and do not violate relevant Chinese laws or regulations; (3) each of BRS Tianjin and Walker Resources has the requisite corporate power to own, lease and operate its properties, to enter into contracts and to conduct its business and (4) each of BRS Tianjin and Walker Resources is qualified to do business in the respective jurisdiction of its establishment.

Entrusted Management Agreement

Walker Resources, the Walker Resources Shareholders and BRS Tianjin have entered into an Entrusted Management Agreement, which provides that BRS Tianjin will be fully and exclusively responsible for providing the entrusted management services to Walker Resources.  The entrusted management services include the exclusive right and responsibility to:

•	manage the operations, assets and obligations of Walker Resources;

•	manage and control all cash flows, financial and administrative affairs of Walker Resources;

•	appoint and terminate members of the Board of Directors of Walker Resources;

•	enter into and perform contracts on behalf of Walker Resources;

•	to repay debts of Walker Resources to the extent Walker Resources has insufficient funds to do so and fund registered capital deficits of Walker Resources, if any; and

•	enjoy all profits and bear all losses arising from Walker Resources operations.

Although BRS Tianjin is entitled to Walker Resources’ profits, any distributions of such profits to BRS Tianjin and to us must comply with applicable Chinese laws affecting payments from Chinese companies to non-Chinese companies.  See “Risk Factors – Risks Associated With Doing Business in China.”  In addition, Walker Resources and the Walker Resources Shareholders agreed not to intervene in the management of Walker Resources, grant their rights as shareholders of Walker Resources or entrust the management of Walker Resources to any other party without BRS Tianjin’s prior written consent or terminate the Entrusted Management Agreement unilaterally.

Exclusive Option Agreement

Walker Resources, the Walker Resources Shareholders and BRS Tianjin have entered into an Exclusive Option Agreement, pursuant to which (i) the Walker Resources Shareholders granted BRS Tianjin an exclusive and irrevocable option to acquire all of their equity interests in Walker Resources; and (ii) Walker Resources granted BRS Tianjin an exclusive and irrevocable option to acquire all or part of the assets and business of Walker Resources.  The foregoing options are exercisable for the minimum price permitted under Chinese law, which Walker Resources agreed to refund to BRS Tianjin following any exercise of the options granted pursuant to the Exclusive Option Agreement.

Share Equity Pledge Agreement

In order to guarantee the performance by Walker Resources and the Walker Resources Shareholders of their respective obligations under the VIE Agreements, Walker Resources, the Walker Resources Shareholders and BRS Tianjin entered into a Share Equity Pledge Agreement, pursuant to which the Walker Resources Shareholders pledged to BRS Tianjin all of their rights, titles and equity interest in Walker Resources, including the right to all dividends, money, interest, voting and other rights and benefits arising in respect of such equity interests.  The Share Equity Pledge Agreement also prohibits the Walker Resources Shareholders from transferring their equity interests in Walker Resources while the agreement remains in effect.

Shareholders' Voting Proxy Agreement

The Walker Resources Shareholders and BRS Tianjin entered into a Shareholders’ Voting Proxy Agreement pursuant to which the Walker Resources Shareholders irrevocably appointed the persons designated by BRS Tianjin with the exclusive right to exercise the Walker Resources Shareholders’ voting rights; including the right to appoint and elect the directors and Chairman/Executive Directors of Walker Resources.  The Shareholders’ Voting Proxy Agreement provides that the proxy holders designated by BRS Tianjin will be members of BRS Tianjin’s board of directors.  The Shareholders Voting Proxy Agreement also prohibits the Walker Resources Shareholders from transferring their equity interests in Walker Resources while the agreement remains in effect.  The Walker Resources Shareholders agreed to indemnify BRS Tianjin against any and all actions, proceedings, claims, costs, expenses and liabilities arising from the exercise or purported exercise of any powers conferred or purported to be conferred by such agreement.

“Slow Walk” Arrangement and Call Option Agreement

In connection with the execution of the VIE Agreements, each of the Option Holders, entered into separate Call Option Agreement on December 14, 2010 and later an Amended and Restated Call Option Agreements on July 21, 2011 with Sherry Li, the nominee shareholder on behalf of Option Holders.  Pursuant to the Call Option Agreements, Ms. Li agreed to transfer an aggregate of 15,120,000 shares of our common stock then held by Ms. Li to the Option Holders at an exercise price of $0.001 per share.

The options granted pursuant to each Call Option Agreement are exercisable by each Option Holder for the number of shares listed in the table below, subject to certain conditions described below.

Option Holder	Number of Option Shares
Miao Huang	3,600,000
Chunming Li	3,600,000
Guowei Liang	3,600,000
Xuehui Shang	720,000
Guang Yang	3,600,000

The options granted to each Option Holder pursuant to his or her Call Option Agreement will become exercisable (i) with respect to 40% of the Option Shares, at any time on or after December 31, 2012; (ii) with respect to an additional 30% of the Option Shares on or after December 31, 2013; and (iii) with respect to the remaining 30% of the Option Shares, on or after December 31, 2014.  The options granted pursuant to the Call Option Agreements will remain exercisable until December 2015.  If these options are exercised in full, the Option Holders will own approximately 68.8% of our issued and outstanding common stock based on the number of shares of our common stock outstanding as of the date of this prospectus and assuming we do not issue any shares of our common stock between the date of this prospectus and the date the options are exercised in full. The Call Option Agreement provides that the Option Holders have control over the company as well as dispositive power and beneficial ownership over the Option Shares, as Ms. Sherry Li is the nominee shareholder who has no power to dispose any of the Option Shares without the Option Holder’s prior written consent and is obligated to transfer the Option Shares to those Option Holders at nominal consideration.

The Call Option Agreements contains certain covenants, including covenants by Ms Li:

•	to permit the Option Holders to direct the voting of the Option Shares;

•	not dispose any of the Option Shares without the Option Holders’ prior written consent;

•
not to vote her shares in favor of the issuance or creation of any new shares of the Company’s capital stock, securities convertible into or exercisable or exchangeable for the Company’s capital stock or other equity-linked securities;

•	not to vote her shares to alter the ownership structure of the Company (including BRS Tianjin);

•	not to vote her shares to amend the charter or bylaws of the Company;

•	not to vote her shares in favor of the liquidation or winding up of the Company;

•	not to act or omit to act in such a way that would be detrimental to the interests of the Option Holders; and

•	to pay to the Option Holders an amount equal to any dividends or other distributions paid by the Company to Ms. Li.

Private Placements

On May 11, 2011, we sold an aggregate of 5,391,064 shares of our common stock to the May 2011 Purchasers for an aggregate purchase price of $60,000,000, or $11.13 per share in the Private Placement pursuant to Regulation S under the Securities Act. The shares sold in the May 2011 Private Placement were sold pursuant to the May 2011 Purchase Agreement, among the Company and each of the four May 2011 Purchasers.  Pursuant to the May 2011 Purchase Agreement, we granted the May 2011 Purchasers the right to include the shares acquired in the May 2011 Private Placement in any registration statement that we file to register any of our securities after the closing date of the May 2011 Private Placement.  Pursuant to the May 2011 Purchase Agreement, we also granted the May 2011 Purchasers a right of first refusal to participate in any subsequent funding by the Company on a pro rata basis at 100% of the offering price. For a period of 60 months from the closing of the May 2011 Private Placement, we are prohibited from effecting, or agreeing to effect, a subsequent financing involving (i) the issuance of any securities that are convertible, exchangeable or exercisable for common stock at a conversion or exchange rate or an exercise price based on trading prices following the date of such issuance or subject to being reset following the initial issuance based on events related to the our business or the market for our common stock or (ii) a transaction that allows us to issue securities to subsequent investors providing the right to receive additional shares of common stock with terms more favorable than the terms provided to the May 2011 Investors in the offering.

On July 29, 2011, we sold an aggregate of 16,140 shares of our common stock and common stock purchase warrants, or the “Warrants”, entitling the holders to purchase up to an aggregate of 72,000 shares of our common stock to four accredited investors for an aggregate purchase price of $179,961, or $11.15 per share in a private placement, or the “July 2011 Private Placement”, pursuant to Regulation D under the Securities Act.   The purchasers in the July 2011 Private Placement were T Squared Investments LLC, T Squared China Fund LLC, Silver Rock II Ltd. and Valuegrowth Consulting LLC (collectively the “July 2011 Purchasers”), each of which is identified as a selling stockholder in this prospectus.  We refer to the July 2011 Purchasers and the May 2011 Purchasers collectively as the “Private Placement Investors”.

On July 29, 2011, we sold an aggregate of 16,140 shares of our common stock and Warrants entitling the holders to purchase up to 72,000 shares of our common stock to the July 2011 Purchasers for an aggregate purchase price of $179,961 in a private placement pursuant to Regulation D under the Securities Act.  The shares and Warrants sold in the July 2011 Private Placement were sold pursuant to the July 2011 Purchase Agreement among the Company and the July 2011 Purchasers.  The July 2011 Purchase Agreement, contains several covenants, pursuant to which we agreed, among other things:

•
to include the shares acquired in the July 2011 Private Placement as well as the Warrant Shares in any registration statement that we file to register any of our securities after the closing date of the July 2011 Private Placement;

•	to reserve 72,000 shares of our common stock for issuance pursuant to the Warrants;

•
to list our common stock on a U.S. stock exchange within twelve months following the closing of the July 2011 Private Placement; We plan to apply for listing our common stock on inter-dealer quotation system upon effectiveness of our S-1 registration statement;

•	to comply with our reporting obligations under the Exchange Act as necessary to permit the July 2011 Purchasers to utilize Rule 144 to sell their shares;

•	not to issue any preferred stock or convertible debt for three years without the prior written approval of T Squared Investments LLC (“T Squared”), a purchaser in the July 2011 Private Placement;

•
for a period of two years following the offering, not to enter into any borrowings of more than three times as much as the sum of our earnings before interest, taxes, depreciation and amortization from recurring operations over the prior four quarters;

•	cause our board of directors to include a majority of independent directors within four months following the closing of the July 2011 Private Placement;

•	cause a majority of independent directors to be appointed to an audit committee and compensation committee within four months after listing on a U.S. stock exchange;

•
to use the proceeds from the July 2011 Private Placement (and the exercise of the Warrants) for the operational growth, acquisition opportunities and legal and administrative fees incurred in connection with an initial public offering;

•
for two years following the closing of the July 2011 Private Placement, not to grant awards, other than salaries, without the unanimous approval of the compensation committee that any such awards are usual, appropriate and reasonable for officers, directors and consultants holding similar positions at public companies;

•
not to issue any securities that are convertible, exchangeable or exercisable for common stock at a conversion or exchange rate or an exercise price based on trading prices following the date of such issuance or subject to being reset following the initial issuance based on events related to the our business or the market for our common stock;

•
not to engage in any transaction that allows us to issue securities to subsequent investors providing the right to receive additional shares of common stock with terms more favorable than those provided to the July 2011 Investors in the offering;

•	to appoint an English-speaking chief financial officer with US GAAP and public reporting experience to the satisfaction of T Squared;

•	not to engage in an initial public offering or reverse merger with a public company unless T Squared has approved of the process and, if applicable, the underwriter for such offering;

•	to obtain directors and officers liability insurance;

•	to provide anti-dilution protection to the July 2011 Purchasers;

•	to obtain a “big four” accounting firm or other reputable accounting firm as our auditor; and

•
to seek written approval of T Squared prior to contracting with consultants, auditors, broker-dealers, directors or other individuals or entities to whom compensation will be paid (other than current employees of the Company).

We also agreed that, in the event we fail to (i) maintain a majority independent board of directors at any time after three months following the closing; (ii) appoint a majority of independent directors to an audit committee and compensation committee; or (iii) employ a chief financial officer in accordance with the covenants described above, then we will be required to pay as liquidated damages, in cash in an amount, or convertible notes in the principal amount, of 24% of the purchase price paid in the July 2011 offering.

On July 29, 2011, we sold an aggregate of 16,140 shares of our common stock and common stock purchase warrants, or the “Warrants”, entitling the holders to purchase up to an aggregate of 72,000 shares of our common stock to four accredited investors for an aggregate purchase price of $179,961, or $11.15 per share in a private placement, or the “July 2011 Private Placement”, pursuant to Regulation D under the Securities Act.   The purchasers in the July 2011 Private Placement were T Squared Investments LLC, T Squared China Fund LLC, Silver Rock II Ltd. and Valuegrowth Consulting LLC (collectively the “July 2011 Purchasers”), each of which is identified as a selling stockholder in this prospectus.  We refer to the July 2011 Purchasers and the May 2011 Purchasers collectively as the “Private Placement Investors”.

The Warrants are exercisable for $11.15 per share until the second anniversary of our initial public offering.  In the event that the Warrant Shares are not registered for resale within one year following the closing of the July 2011 Private Placement, the Warrants may be exercised on a cashless basis.  The Warrants may not be exercised on a cashless basis so long as a registration statement with respect to the Warrant Shares is effective.  The exercise price of the Warrants is subject to adjustment to reflect any stock splits, stock dividends, share combinations, reclassifications or recapitalizations affecting the number of outstanding shares of our common stock or securities.  In addition, in the event of a merger, consolidation or similar reorganization in which we will not be the surviving entity, holders of the Warrants will be entitled to receive, in lieu of the Warrant Shares, the stock, securities or other property (including cash) to which such holders would have been entitled if the Warrants had been exercised immediately prior to the reorganization transaction.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the name, age and position of our directors and executive officers as of the date of this prospectus.   Each director holds his or her office until the next annual meeting of stockholders or until his or her successor is elected and qualified or his or her earlier resignation or removal.  Our executive officers are chosen by our board of directors and hold their respective offices until their resignation or earlier removal by the board of directors.  Each person listed below was appointed to his or her office on August 8, 2011.

Name	Age	Position
Miao Huang	33	Chairman of the Board and Chief Executive Officer
Guang Yang	45	President, Chief Operating Officer and Director
Yuelin Cai	44	Vice President of Finance and Treasurer

We are in the process of identifying a qualified person to serve as our chief financial officer.  Until such time as we appoint a chief financial officer, the functions normally performed by a chief financial officer will be performed by Yuelin Cai, with the assistance of a consultant that is a certified public accountant who has previously worked with U.S. public companies.

The following is a summary of the biographical information of our directors and officers. Any gap in employment background of an individual indicates that during the gap, the individual did not obtain work experience relevant to his or her role as an officer or director.

Miao Huang, our Chief Executive Officer and Chairman of our board of directors since August 8, 2011, has served as the Executive President of Walker Resources since 2006.  From 1999 until 2006, Ms. Huang served as the general manager and executive director of Yin Li Da Real Estate Sales and Marketing Group, a real estate marketing company. Ms. Huang earned an associate degree in English and International Finance from Tianjin Foreign Studies University in 1998, and earned a Psychology degree from Nan Kai University in 2002. Ms. Huang is currently a candidate for a Ph.D. in finance from Nation University in the United States.

Guang Yang, our President and Chief Operating Officer and a member of our board of directors since August 8, 2011, has served as the Chief Operating Officer of Walker Resources since 2007 and has more than 19 years of experience in the area of international trade involving Chinese companies.  Prior to joining Walker Resources, Mr. Yang served as legal representative and general manager of Tianjin Guoxian Industry & Trade Development Co., Ltd., a trade company, from 1995 to 2006 and as legal representative and general manager of Tianjin City Wang Da Cargo Transportation Company, a transportation company from 1992 to 1995.  He also served as secretary of the Tianjin Municipal Government from 1989 to 1992.  Mr. Yang holds an associate degree in automation from Tianjin University.

Yuelin Cai, our Vice President of Finance and Treasurer since August 8, 2011, has been the Chief Financial Officer of Walker Resources since 2007.  Prior to joining Walker Resources, Mr. Cai served as  general manager of finance of Jin Xin Trust & Investment Co., Ltd., a financial firm from 1998 to 2007 and staff member at Department of Treaty and Law of China Water Conservancy and Hydropower Engineering Corporation from 1990 to 1997.

Family Relationships

There are no family relationships between any of our executive officers or directors.

Corporate Governance

Director Independence

We currently have two members serving on our Board of Directors, neither of whom is considered an “independent director” as defined under the Section 803 of the NYSE Amex Company Guide. All actions of the Board of Directors require the approval of either a majority of the directors in attendance at a meeting, duly called and noticed, at which a quorum is present or the unanimous written consent of all of the members of the Board of Directors.

Committees of the Board

We currently do not have a standing audit, nominating or compensation committee.  Our entire board of directors is responsible for the functions that would otherwise be performed by such committees.  Our board of directors intends to establish an audit committee, nominating committee and compensation committee (or committees performing similar functions) as soon as practicable following the date of this prospectus and the appointment of directors qualified to serve on such committees.  None of our directors, however, has the attributes or has had the educational or professional experiences (including experience in preparing and/or auditing financial statements prepared in accordance with U.S. Generally Accepted Accounting Principles and evaluating the effectiveness of internal control over financial reporting) which would qualify him or her as an audit committee financial expert.

Compensation Committee Interlocks and Insider Participation

We do not have a standing compensation committee.  None of our officers, employees or former officers or employees participated in deliberations of our board of directors concerning executive compensation during the fiscal year ended September 30, 2010.  None of our executive officers serves as a director or a member of a compensation committee (or other board committee performing equivalent functions) of another entity that has one or more executive officers serving on our board of directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our named executive officers for the years ended September 30, 2011 and 2010 should be read together with the compensation tables set forth below and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Evolution of Our Compensation Approach; Compensation Philosophy

Our historical executive compensation programs were developed and implemented by Walker Resources, prior to our entry into the VIE Agreements.  To date, our compensation programs and the process by which they were developed were less formal than those typically employed by public companies. Our board of directors currently consists of two members, neither of whom is an independent director, and we have not established a compensation committee.

Walker Resources has traditionally placed significant emphasis on the business judgment and the recommendations of our chief executive officer with respect to the determination of executive compensation and, in the case of the chief executive officer’s compensation, the business judgment of Walker Resources’ directors. We have not used a compensation consultant in any capacity but believe that our executive officer compensation package is comparable and competitive to similar businesses in China.  As we gain experience as a public company, we expect the specific direction, emphasis and components of our compensation program will evolve and become more formalized.

Components of Our Executive Compensation Program

Our compensation objective is to attract and retain executive management talent while ensuring that our management is compensated in a way that advances both our short and long-term interests.   We approach this objective through two key components: base salary and discretionary bonuses.

Base Salary.

Base salaries for our executives are used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executives. The 2011 base salary for each of our executive officers was based on requirements of Chinese law and contractual obligations, the compensation terms of which reflected our chief executive officer’s business judgment and the assessment of each executive’s skill level and experience and are intended to be similar to salaries paid to executives at other companies in similar positions in Tianjin, China.

Base salaries are reviewed periodically to confirm that they remain aligned with market levels after taking into account individual responsibilities, performance and experience.

Discretionary Annual Bonus.

Our board of directors has the authority to award discretionary annual bonuses to our executive officers, including our chief executive officer, although we have historically not awarded bonuses to our executive officers. In the future, we may award bonuses to compensate officers for achieving financial and operational goals and for achieving individual annual performance objectives. These objectives will vary depending on the individual, but will relate generally to strategic factors such as the financial performance, results of operations, per share performance of our common stock and the level of responsibility of each individual’s position.

Long-Term Incentive Plan Awards.

We currently do not have a stock option plan, stock appreciation rights plan or other long-term incentive plans. We may implement a long-term incentive plan in the future; however because of Chinese tax laws, we currently do not consider these types of awards desirable, particularly in light of the Call Option Agreements described elsewhere in this prospects.  While the Call Option Agreements were not intended to compensate the members of our senior management for their services, we believe they nonetheless accomplish our goal of aligning senior management’s interests with the long-term interests of our other stockholders.

Compensation of Directors

We do not pay, and have not at any time paid, our directors any fees or other compensation for acting as directors.

Compensation of Executives

The following tables set forth certain information for the years ended September 30, 2011 and 2010 for our Chief Executive Officer and principal financial officer and our next three most highly compensated executive officers as of September 30, 2011 and whose annual compensation exceeded $100,000. We sometimes refer to our Chief Executive Officer, principal financial officer and these three other officers as our “named executive officers.”   Our officers were paid in RMB and the amounts reported in this table have been converted from RMB to U.S. dollars based on the average annual conversion rates of RMB 6.3633 per US$1.00, RMB 6.8214 per US$1.00, and RMB 6.8452 per US$1.00 for the years ended September 30, 2011 and 2010 respectively.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	(A) All Other Compensation ($)	Total ($)
Miao Huang (1) Chief Executive Officer (principal executive officer) and Chairman	2011	146,921		-	-	-	-		146,921
	2010	146,921		-	-	-	-		146,921

Guang Yang (1) Chief Operating Officer	2011	146,921		-	-	-	-		146,921
	2010	146,921		-	-	-	-		146,921

Yuelin Cai (1) Vice President of Finance and Treasurer (principal financial officer)	2011	87,976		-	-	-	-		87,976
	2010	87,976		-	-	-	-		87,976
_____________
(1)
The compensation reflected in the table above was paid by Walker Resources prior to our entry into the VIE Agreements.  From our inception until our entry into the VIE Agreements, we did not pay salaries or consulting fees to any of our officers.

Long-Term Incentive Plans and Awards

We currently do not have a stock option plan, stock appreciation rights plan or other long-term incentive plans and we have not granted option, restricted stock or other equity awards to date.  Although we may determine to adopt long-term incentive plans and to grant equity awards in the future, because of Chinese tax laws, we currently do not consider these types of awards desirable.

Employment Agreements

Walker Resources has signed standard employment agreements in compliance with PRC labor laws and regulations with each of our named executive officers. Each of such employment agreement provides for a five year term valid until December 31, 2015.  Under Chinese law, Walker Resources is obligated to pay an employee severance compensation equal to one month’s salary for each year Walker Resources has employed such employee, up to twelve years, upon termination (or upon expiration of any applicable employment agreement), except where (1) the employee has committed a crime or the employee’s actions or inactions have resulted in a material adverse effect to Walker Resources; (2) the employee is then-receiving a pension; (3) the employee dies or is declared missing; and (4) Walker Resources offers to renew the employment agreement at equal or higher consideration and the employee does not accept it. Except as described above, we currently have no compensatory plans or arrangements resulting from the resignation, retirement or any other termination of any of our executive officers, from a change-in-control, or from a change in any executive officer’s responsibilities following a change-in-control.

We do not have nonqualified deferred compensation plans under the U.S. laws and regulations. Walker Resources has not established its own non-qualified employee welfare plan in accordance with Chinese law and regulations, as we have not paid social insurance for 44 of our full-time employees whose personal identification files cannot be transferred to us since they are not registered residents in Tianjin Province, and as an alternative we have paid these employees compensations included in their monthly salary with an amount equals to the amount of monthly social insurance that we are required to pay and the employees could pay the social insurance by themselves. We also have 35 part-time employees that we believe we are not required to pay social insurance for as these part-time employees are not legally employees of ours, but are rather independent contractors. We believe the PRC labor laws and regulations only require us to pay social insurance for full-time employees whose personal identification files are transferred to Walker Resources and we are not required to pay social insurance for part-time employees under PRC labor laws and regulations.

Furthermore, the Chinese New Labor Contract Law governs standard terms and conditions for employment, including termination and lay-off rights, contract requirements, compensation levels and consultation with labor unions, among other topics.  In addition, the law limits non-competition agreements with senior management and other employees who have access to confidential information to two years and imposes restrictions or geographical limits.  This new labor contract law will increase our labor costs, which could adversely impact our results of operations.

Indemnification of Officers and Directors

We are a Delaware corporation, and accordingly, we are subject to the Delaware General Corporation Law, which permits us to indemnify our officers and directors under certain circumstances. For additional information regarding our ability to indemnify our officers and directors see “Disclosure of Commission Position on Indemnification for Securities Act Liabilities” below.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of February 22, 2012, by (i) each person known by us to be the beneficial owner of 5% or more of the outstanding common stock, (ii) each executive officer and director of the Company, and (iii) all of our executive officers and directors as a group.

Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Name and Address of Beneficial Owner	Shares of Common Stock Owned (1)	Percent of Class (2)
Miao Huang* Westside of Gewan Highway, Gegu Town, Jinnan District, Tianjin Province, People’s Republic of China 300381	3,600,000 (3)	16.4%
Guang Yang * Westside of Gewan Highway, Gegu Town, Jinnan District, Tianjin Province, People’s Republic of China 300381	3,600,000 (4)	16.4%
Yuelin Cai * Westside of Gewan Highway, Gegu Town, Jinnan District, Tianjin Province, People’s Republic of China 300381	0	0%
Chunming Li Westside of Gewan Highway, Gegu Town, Jinnan District, Tianjin Province, People’s Republic of China 300381	3,600,000 (5)	16.4%
Guowei Liang Westside of Gewan Highway, Gegu Town, Jinnan District, Tianjin Province, People’s Republic of China 300381	3,600,000 (6)	16.4%
Sherry Li 87 Dennis Street Garden City Park, NY 11040	15,797,537 (7)	71.9%
Best Investment Management Co., Ltd. c/o Lanbin Qin Room 2202, No. 2, Building No. 12 Fu Li Tao Yuan Residential Quarter Weishan South Road Jinnan District, Tianjin City People’s Republic of China 300350	1,347,766 (8)	6.1%
Rebecca Investment Management Co., Ltd. c/o Lan Wang Room 903, No. 17, Shui Zui Zi North Li Chaoyang District, Beijing People’s Republic of China 100026	1,347,766 (9)	6.1%

Lotus Investment Management Co., Ltd. c/o Yunjuan Guo Room 301, No.1 Building No. 7 Tian Xi Yuan Residential Quarter, You Yi South Road He Xi District Tianjin City People’s Republic of China 300221	1,347,766 (10)	6.1%
Worker Investment Management Co., Ltd. c/o Baozhen Xin Room 307, No. 1, Comprehensive Building No. 5 Sunshine Flat, Shui Shang Park East Road Nankai District, Tianjin City People’s Republic of China 300381	1,347,766 (11)	6.1%
All directors and officers as a group	7,200,000	32.8%

* Director and/or executive officer.

(1)
Under Rule 13d-3 of the Exchange Act, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.

(2)	Based on 21,968,115 shares of common stock issued and outstanding as of February 22, 2012.

(3)
Consists of 7,200,000 shares of common stock held by Sherry Li, that shall be transferred to Miao Huang in accordance with a Call Option Agreement that will become exercisable for $0.001 per share over the next three years under which Ms. Li agreed not to vote or transfer such shares without Ms. Huang’s prior written consent until such shares are transferred to Ms. Huang. In addition to being our Chief Executive Officer and Chairman, Ms. Huang is the Chief Executive Officer and a shareholder of Walker Resources.

(4)
Consists of 3,600,000 shares of common stock held by Sherry Li, that shall be transferred to Guang Yang in accordance with a Call Option Agreement that will become exercisable for $0.001 per share over the next three years under which Ms. Li agreed not to vote or transfer such shares without Mr. Yang’s prior written consent until such shares are transferred to Mr. Yang. In addition to being our President and Chief Operating Officer and a member of our board of directors, Mr. Yang is the Chief Operating Officer and a shareholder of Walker Resources.

(5)
Consists of 3,600,000 shares of common stock held by Sherry Li, that shall be transferred to Chunming LI in accordance with a Call Option Agreement that will become exercisable for $0.001 per share over the next three years under which Ms. Li agreed not to vote or transfer such shares without Mr. Chunming Li’s prior written consent until such shares are transferred to Mr. Chunming Li. Mr. Chunming Li is a shareholder of Walker Resources.

(6)
Consists of 3,600,000 shares of common stock held by Sherry Li, that shall be transferred to Guowei Liang in accordance with a Call Option Agreement that will become exercisable for $0.001 per share over the next three years under which Ms. Li agreed not to vote or transfer such shares without Mr. Liang’s prior written consent until such shares are transferred to Mr. Liang.  As a result of the Call Option Agreement, Mr. Liang shares voting and investment power with Ms. Li with respect to such shares.  Mr. Liang is a shareholder of Walker Resources.

(7)
Consists of (a) 700,000 shares of common stock held by China Financial Services, with respect to which Sherry Li has sole voting and investment power and (b) 15,120,000 “Option Shares held by Sherry Li, which are subject to separate Call Option Agreements with the Option Holders and with respect to which Sherry Li has neither voting or dispose power nor pecuniary interest without the consent by the Walker Resources Shareholders.  Pursuant to the Call Option Agreements, Sherry Li has agreed among other things (i) to transfer  15,120,000 of the Option Shares to the Option Holders upon exercise of the option granted under the Call Option Agreements for $.0001 per share; (ii) not to transfer, pledge or otherwise encumber the Option Shares to any other person prior to the five year anniversary of the Call Option Agreements; (iii) to permit the Option Holders to direct the voting of the Option Shares subject to their respective Call Option Agreements; and (iv) to vote such shares to cause us not to take certain corporate actions specified in the Call Option Agreements.

(8)	Lanbin Qin is the natural persons with voting or investment power over the shares of common stock owned by this entity.

(9)	Lan Wang is the natural persons with voting or investment power over the shares of common stock owned by this entity.

(10)	Yunjuan Guo is the natural persons with voting or investment power over the shares of common stock owned by this entity.

(11)	Baozhen Xin is the natural persons with voting or investment power over the shares of common stock owned by this entity.

SELLING STOCKHOLDERS

We are registering for resale 6,920,115 shares of our common stock, which consist of the following:

•
An aggregate of 5,391,064 shares of our common stock that we sold to the May 2011 Purchasers in the May 2011 Private Placement on May 11, 2011 for a purchase price $11.13 per share, or $60,000,000 in the aggregate.  The shares sold in the May 2011 Private Placement were sold pursuant to the May 2011 Purchase Agreement, among the Company and each of the four May 2011 Purchasers.  Pursuant to the Purchase Agreement, we granted the May 2011 Purchasers the right to include the shares acquired in the May 2011 Private Placement in any registration statement that we file to register any of our securities after the closing date of the May 2011 Private Placement.  Pursuant to the Purchase Agreement, we also granted the May 2011 Purchasers a right of first refusal to participate in any subsequent funding by the Company on a pro rata basis at 100% of the offering price. For a period of 60 months from the closing of the May 2011 Private Placement, we are prohibited from effecting, or agreeing to effect, a subsequent financing involving (i) the issuance of any securities that are convertible, exchangeable or exercisable for common stock at a conversion or exchange rate or an exercise price based on trading prices following the date of such issuance or subject to being reset following the initial issuance based on events related to the our business or the market for our common stock or (ii) a transaction that allows us to issue securities to subsequent investors providing the right to receive additional shares of common stock with terms more favorable than the terms provided to the May 2011 Purchasers in the May 2011 Private Placement.

•
An aggregate of 1,417,537 shares that we issued to China Financial Services, or CFS, and its investors, Maxsun Investment, Inc, Wanxue Sheng, Inc., in a privately negotiated transaction completed on May 11, 2011, prior to our entry into the VIE Agreements.  Such shares were issued to its founding shareholders in exchange for services connected with the Company’s formation.

•
An aggregate of 98,140 shares consisting of (i) 16,140 shares of our outstanding common stock and (ii) 72,000 Warrant Shares that we sold to the July 2011 Purchasers on July 29, 2011, for an aggregate purchase price of $179,961, or $11.15 per share, in the July 2011 Private Placement The shares and Warrants sold in the July 2011 Private Placement were sold pursuant to the July 2011 Purchase Agreement among the Company and each of the four July 2011 Purchasers.  Pursuant to the July 2011 Purchase Agreement, we granted the July 2011 Purchasers the right to include the shares acquired, and the shares underlying the Warrants acquired, in the July 2011 Private Placement in any registration statement that we file to register any of our securities after the closing date of the July 2011 Private Placement.  Pursuant to the July 2011 Purchase Agreement, we also agreed, among other things, not to issue preferred stock or convertible debt for a period of three years from the completion of the July 2011 Private Placement, to list our common stock on a U.S. securities exchange within twelve months following the closing of the July 2011 Private Placement, to appoint a majority of independent directors to our board and to establish audit and compensation committees consisting of independent directors.  We also agreed, for a period of two years following the July 2011 Private Placement, not to borrow amounts in excess of three times our earnings before interest, taxes, depreciation and amortization from recurring operations.  For additional information regarding the July 2011 Private Placement and the terms of the July 2011 Purchase Agreement, see “Description of Business—Recent Events—Private Placements”.

The selling stockholders may sell all, some or none of their shares in this offering.  The table below sets forth, as of the date of this prospectus:

•	the name of the selling stockholders;

•	the number of shares of our common stock that may be offered for resale for the account of the selling stockholder under this prospectus;

•	the number and percentage of shares of our common stock that the selling stockholder beneficially owned prior to the offering for resale of the shares under this prospectus; and

•
the number and percentage of shares of our common stock to be beneficially owned by the selling stockholder after the offering of the resale shares (assuming all of the offered resale shares are sold by the selling stockholders).

The table below assumes that all of the securities will be sold in this offering.  However, any or all of the securities listed below may be retained by any of the selling stockholders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling stockholders upon termination of this offering.  The selling stockholders are not making any representation that any shares covered by this prospectus will be offered for sale. We believe that, based on information provided to us by each of the selling stockholders, the selling stockholders listed in the table have sole voting and investment powers with respect to the securities indicated.

The selling stockholders have not held any position or office, nor have they had any material relationship with us or our predecessors or affiliates within the past three years, except as described herein.

		Beneficial Ownership Before Offering (1)		Beneficial Ownership After Offering (1)
Name	Shares of Common Stock	Shares	Percentage* (2)	Shares (3)	Percentage* (3)
Best Investment Management Co., Ltd. (4)	1,347,766	1,347,766	6.1%	0
Rebecca Investment Management Co., Ltd. (5)	1,347,766	1,347,766	6.1%	0
Lotus Investment Management Co., Ltd. (6)	1,347,766	1,347,766	6.1%	0
Worker Investment Co., Ltd. (7)	1,347,766	1,347,766	6.1%	0
Maxsun Investment, Inc. (8)	10,000	10,000	*	0
Wanxue Sheng, Inc. (9)	730,000	730,000	3.3%	0
China Financial Services, Inc. (10)	677,537	677,537	3.1%	0
T Squared Investments LLC (11)	44,914	44,914	*	0
T Squared China Fund LLC (12)	30,983	30,983	*	0
Valuegrowth Consulting LLC (13)	4,644	4,644	*	0
Silver Rock II Ltd. (14)	30,973	30,973	*	0
TOTAL	6,920,115	6,920,115

* Less than 1%, unless otherwise specified.

(1)
Under Rule 13d-3 of the Exchange Act, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.

(2)	Based on 21,968,115 shares of common stock issued and outstanding as of the date of the registration statement of which this prospectus is a part.

(3)	Assumes that all securities registered will be sold.

(4)	Lanbin Qin is the natural persons with voting and investment power over the shares of common stock owned by this entity.

(5)	Lan Wang is the natural persons with voting and investment power over the shares of common stock owned by this entity.

(6)	Yunjuan Guo is the natural persons with voting and investment power over the shares of common stock owned by this entity.

(7)	Baozhen Xin is the natural persons with voting and investment power over the shares of common stock owned by this entity.

(8)	Johnny Lin is the natura l persons with voting and investment power over the shares of common stock owned by this entity.

(9)	Li Liao is the natural persons with voting and investment power over the shares of common stock owned by this entity.

(10)	Sherry Li is the natural persons with voting and investment power over the shares of common stock owned by this entity.

(11)
The shares held by the selling stockholder include 15,914 shares of common stock and 29,000 shares of common stock underlying Warrants issued in connection with the July 2011 Private Placement. Thomas M. Sauve is the natural persons with voting and investment power over the shares of common stock owned by this entity.

(12)
The shares held by the selling stockholder include 10,983 shares of common stock and 20,000 shares of common stock underlying Warrants issued in connection with the July 2011 Private Placement.  Thomas M. Sauve is the natural persons with voting and investment power over the shares of common stock owned by this entity.

(13)
The shares held by the selling stockholder include 1,644 shares of common stock and 3,000 shares of common stock underlying Warrants issued in connection with the July 2011 Private Placement. Mark C. Jensen is the natural persons with voting and investment power over the shares of common stock owned by this entity.

(14)
The shares held by the selling stockholder include 10,973 shares of common stock and 20,000 shares of common stock underlying Warrants issued in connection with the July 2011Private Placement closed on July 29, 2011. Ezzat Jallad is the natural persons with voting and investment power over the shares of common stock owned by this entity.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Reorganization-Related Transactions

See “Description of Business – Recent Events – Contractual Agreement with Walker Resources and the Walker Resources Shareholders” and “Description of Business – Recent Events – ‘Slow Walk’ Arrangement and Call Option Agreement” for disclosure of additional reorganization-related transactions.

Other

Other than employment and the foregoing arrangements, none of the following persons has any direct or indirect material interest in any transaction to which we are a party since our incorporation or in any proposed transaction to which we are proposed to be a party: (i) any of the Company’s directors or officers; (ii) any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our common stock; or (iii) any relative or spouse of any of the foregoing persons, or any relative of such spouse, who has the same house as such person or who is a director or officer of any parent or subsidiary of the Company.

Review of Related Transactions

We do not have written policies or procedures for the resolution of conflicts of interests or the review, approval or ratification of transactions involving us and any of our officers, directors, family members of our officers and directors or other persons who may be our affiliates.

DESCRIPTION OF CAPITAL STOCK

Common Stock

We are authorized to issue 24,000,000 shares of common stock, par value $0.001 per share, of which 21,968,115 shares were issued and outstanding as of August 12, 2011.   As of August 12, 2011, there were sixteen holders of record of our common stock.

Voting Rights. Holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. Our certificate of incorporation does not provide for cumulative voting, which means that holders of the majority of our common stock can elect all of our directors standing for election.

Dividend Rights. Holders of common stock will be entitled to receive dividends out of assets legally available for that purpose if, as and when dividends are declared by our board of directors. As described above under “Dividend Policy,” we do not anticipate paying any dividends on our common stock in the foreseeable future.

Liquidation Rights. Upon our liquidation, dissolution or winding up, holders of common stock will be entitled to receive, on a pro rata basis, our assets which are legally available for distribution to stockholders after payment of, or provision for, all of our liabilities.

Other Matters. Holders of common stock have no preemptive or conversion rights and are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are fully paid and non-assessable.

The Delaware General Corporation Law, or DGCL, does not require stockholder approval for any issuance of authorized shares. Additional shares of our common stock may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. The issuance of additional shares of common stock could adversely affect the voting power of our stockholders and could have the effect of delaying, deferring or preventing a change of control.

Common Stock Purchase Warrants

On July 29, 2011, we issued two -year warrants to purchase 72,000 shares of our Common Stock at $11.15 per share to four accredited investors in July 2011 Private Placement.

In the event that the shares underlying the Warrants, or the “Warrant Shares”, are not registered within one year following the closing of the July 2011 Private Placement, the Warrants may be exercised on a cashless basis.  The Warrants may not be exercised on a cashless basis so long as a registration statement with respect to the Warrant Shares is effective.  The exercise price of the Warrants is subject to adjustment to reflect any stock splits, stock dividends, share combinations, reclassifications or recapitalizations affecting the number of outstanding shares of our common stock or securities.  In addition, in the event of a merger, consolidation or similar reorganization in which we will not be the surviving entity, holders of the Warrants will be entitled to receive, in lieu of the Warrant Shares, the stock, securities or other property (including cash) to which such holders would have been entitled if the Warrants had been exercised immediately prior to the reorganization transaction.

Anti-Takeover Effects of Provisions of the Delaware General Corporate Law

Section 203 of the General Corporation Law of the State of Delaware. We are a Delaware corporation subject to Section 203 of the DGCL. In general, Section 203 provides that, subject to certain exceptions, we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder unless:

•	prior to such time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the voting stock owned by the interested stockholder) those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine whether shares held under the plan will be tendered in a tender or exchange offer; or

•
at or subsequent to that time, the business combination is approved by our board of directors at an annual or special meeting of stockholders and not by written consent, and by the affirmative vote of holders of at least 66 2/3% of our outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes, among other things, a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or is an affiliate or associate of us and within the previous three years did own, 15% or more of our outstanding voting stock.

Section 203 generally makes it more difficult for a person who is or would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may make it more difficult to accomplish transactions that our stockholders may otherwise deem to be in our and their best interests.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of common stock  in the public market, or the perception that such sales could occur, could materially and adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of our equity or equity-related securities at a time and price that we deem appropriate.

As of August 12, 2011, we had outstanding 21,968,115 shares of common stock.  Except for the Warrants issued in the July 2011 Private Placement, which entitle the holders to purchase up to an aggregate of 72,000 shares of our common stock for an exercise price of $11.15, there are currently no warrants or options to purchase, or securities convertible into, our common stock.  All of the 6,920,115 shares of common stock being registered in this offering may be sold without restriction under the Securities Act, unless purchased by our “affiliates” as that term is defined in Rule 144 under the Securities Act.

The remaining 15,120,000 outstanding shares of our common stock currently held by our existing stockholders will be “restricted securities” under Rule 144 of the Securities Act and may sold in the public market only if registered or if they qualify for an exemption from registration, generally under Rule 144.  All of those shares will be available for sale in the public markets 90 days after the date of this prospectus pursuant to Rule 144 (subject in some cases to volume limitations).

Rule 144

In general, under Rule 144, beginning 90 days after the date of this prospectus, a person who is not our affiliate and has not been our affiliate at any time during the preceding three months will be entitled to sell any shares of our common stock that such person has beneficially owned for at least six months, including the holding period of any prior owner other than one of our affiliates, without regard to volume limitations. Sales of our common stock by any such person would be subject to the availability of current public information about us if the shares to be sold were beneficially owned by such person for less than one year.

Beginning 90 days after the date of this prospectus, our affiliates who have beneficially owned shares of our common stock for at least six months, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the then-outstanding shares of our common stock, which as of February 22, 2012, would equal 219,681 shares (without giving effect to any exercise of the Warrants); and

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the date on which the notice of the sale on Form 144 is filed with the SEC.

However, since our common stock is not currently listed on a securities exchange or quoted on an automated quotation system, our stockholders cannot currently rely on the market-based volume limitation described in the second bullet above.  If in the future our securities are listed on a national securities exchange or quoted on automated quotation system (such as NASDAQ), then our stockholder would be able to rely on such market-based volume limitation.  Unless and until our stock is so listed or quoted, our stockholders can only rely on the percentage based volume limitation described in the first bullet above.

Sales under Rule 144 are also subject to provisions relating to notice, manner of sale and the availability of current public information about us.

PLAN OF DISTRIBUTION

This prospectus relates to the resale of 6,920,115 shares of our common stock, including 72,000 shares of our common stock issuable upon exercise of the Warrants, by the selling stockholders named in this prospectus.  As used in this section of the prospectus, the term “selling stockholders” includes the selling stockholders named in the table above and any of their pledgees, donees, transferees or other successors-in-interest who receive shares of our common stock offered hereby from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer and who subsequently sell any of such shares after the date of this prospectus.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time on any stock exchange, market, or trading facility on which the shares are traded or quoted or in private transactions.  Such sales may be effected directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions.

The shares of common stock may be sold in one or more transactions at a fixed price of $11.15 per share until our common stock is listed on a national securities exchange or quoted on an automated quotation system or in the over-the-counter market (such as the OTC Bulletin Board), and thereafter at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market; and

•	otherwise than on these exchanges or systems or in the over-the-counter market.

The shares of common stock may be sold by one or more of the following methods in addition to any other method permitted under this prospectus:

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	any combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement of which this prospectus is a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M promulgated under the Exchange Act (“Regulation M”), which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

All costs, expenses and fees in connection with the registration of the shares of common stock offered hereby will be borne by us. Underwriting discounts, brokerage commissions and similar selling expenses, if any, attributable to the sale of the securities covered by this prospectus will be borne by the respective selling stockholders.

Once sold under the registration statement of which this prospectus is a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

We are incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or other enterprise. The indemnity may include expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reasons of the fact that such person is or was a director, officer, employee or agent of such corporation or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or another enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation with respect to such claim, issue or matter. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our Company under the DGCL or otherwise, we have been advised the opinion of the SEC is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of our company in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL MATTERS

The validity of the common stock we and the selling stockholders are offering by this prospectus will be passed upon for us by Eaton & Van Winkle LLP, New York, New York.

EXPERTS

The consolidated balance sheets as of September 30, 2011 and 2010 and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for the years then ended included in this prospectus have been audited by Sherb & Co., LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the registration statement, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the registration of common stock offered for sale with this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all the information included in the registration statement nor all of the exhibits. Additional information about us is included in the registration statement and the exhibits. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.  A copy of the registration statement and the exhibits filed may be inspected without charge at the public reference room maintained by the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained upon the payment of the fees prescribed by the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of this website is http://www.sec.gov.

You may request a copy of any of our filings with the Securities and Exchange Commission, or any of the agreements or other documents that might constitute exhibits to those filings, at no cost, by writing or telephoning us at the following address or phone number:

No. 1307, Building 5, Sunshine Apartment, East Shui Shang Liang Li Road,
Nankai District, Tianjin Province,
People’s Republic of China 300381
Telephone: 86-23385510

            Upon the effectiveness of the registration statement of which this prospectus forms a part, we will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and will be required to file reports, proxy statements and other information with the SEC. You will be able to inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at the address noted above. You will also be able to obtain copies of this material from the Public Reference Room of the SEC as described above, or inspect them without charge at the SEC’s website. We intend to furnish our stockholders with annual reports containing consolidated financial statements audited by, reported on, and with an opinion expressed by an independent accounting firm.

 BRS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

BRS GROUP, INC. AND SUBSIDIARIES

Page
Consolidated Financial statements
Consolidated Balance Sheets as of June 30, 2012 and September 30, 2011	1
Consolidated Statements of Income for the Nine Months Ended June 30, 2012 and 2011	2
Consolidated Statements of Cash Flows for the Nine Months Ended June 30, 2012 and 2011	3
Notes to Consolidated Financial Statements	4--16

BRS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Stated in US Dollars)

	June 30, 2012	September 30, 2011
	(Unaudited)	(Audited)
ASSETS
Current Assets
Cash	$165,387,196	$121,328,872
Restricted cash	7,608,299	-
Accounts receivable	9,301,850	18,474,407
Inventories	22,370,086	11,347,936
Advance to suppliers	8,891,694	40,998,308
Other receivables	190,208	187,838
Total Current Assets	213,749,333	192,337,360

Property and equipment, net	1,119,263	1,320,751
Total Assets	$214,868,596	$193,658,111

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Notes payable	$39,464,704	$-
Advances from customers	-	37,444,213
Other payables	118,432	1,281,950
Income tax payable	1,871,819	4,721,370
Total Current Liabilities	41,454,955	43,447,533

Warrants liability	293,882	382,133
Total Liabilities	41,748,837	43,829,666

Stockholders' Equity
Common stock:
$0.001 par value, 24,000,000 shares authorized; 21,968,114
shares issued and outstanding as of June 30, 2012 and
September 30, 2011 , respectively	21,968	21,968
Additional paid-in capital	67,018,079	67,018,079
Statutory Reserve	3,559,449	3,559,449
Retained earnings	92,067,032	70,703,324
Accumulated other comprehensive income	10,453,231	8,525,625
Total Stockholders' Equity	173,119,759	149,828,445

Total Liabilities and Stockholders' Equity	$214,868,596	$193,658,111

See notes to the consolidated financial statements

BRS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Stated in US Dollars)

	For the Nine Months Ended June 30,
	2012	2011

Sales	$367,118,871	$304,958,454

Cost of goods sold	334,185,986	260,832,507
Gross profit	32,932,885	44,125,947

Operating expenses
General and administrative expenses	2,291,699	1,627,271
Selling expense	2,067,358	2,329,579
Total operating expenses	4,359,057	3,956,850

Operating income	28,573,828	40,169,097

Other income (expense)
Interest income	483,656	221,580
Interest expense	(290,319)	-
Total other income (expense)	193,337	221,580

Income before income taxes	28,767,165	40,390,677

Income tax	7,403,457	10,083,010

Net income	$21,363,708	$30,307,667

Earnings per share
Basic	$0.97	$1.72
Diluted	$0.97	$1.72

Weighted average shares outstanding
Basic	21,968,114	17,584,032
Diluted	21,968,114	17,584,032

See notes to the consolidated financial statements

BRS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(Stated in US Dollars)

	For The Nine Months Ended June 30,
	2012	2011
Cash flows from operating activities:
Net income	$21,363,708	$30,307,667
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	217,779	209,450
Change in fair value of warrants	(88,251)	-
Changes in operating assets and liabilities:
Accounts receivable	9,389,577	8,489,667
Inventories	(10,860,380)	(1,718,206)
Advance to suppliers	32,568,141	(9,394,718)
Advances from customers	(37,851,852)	10,309,746
Other payables	(1,177,663)	(324,799)
Income tax payable	(2,904,150)	443,821
Net cash provided by operating activities	10,656,908	38,322,628
Cash flows from financing activities:
Notes payable	39,397,261	-
Restricted cash	(7,595,297)	-
Net cash provided by (used in) financing activities	31,801,964	-
Effect of exchange rate changes on cash	1,599,452	1,846,428
Net increase (decrease) in cash	44,058,324	40,169,056
Cash at beginning of period	121,328,872	11,773,286
Cash at end of period	$165,387,196	$51,942,342

Supplemental disclosure of cash flow information
Income tax paid in cash	$9,639,189	$13,145,718

See notes to the consolidated financial statements

NOTE 1 — ORGANIZATION AND PRINCIPAL ACTIVITIES

On September 16, 2010, BRS Group, Inc. (“BRS”) or the (“Company”) was incorporated in the State of Delaware. BRS was formed for the purpose of becoming the holding entity of Walker Resources Recycling Co., Ltd. (“Walker Resources”) through VIE agreements as discussed below. Walker Resources was incorporated in Tianjin, under the laws of the People’s Republic of China (“PRC”) on June 20, 2006.

In order for the Company to effectuate the reorganization and consolidation of Walker Resources, it formed a subsidiary called BRS (Tianjin) Investment Manage Co., Ltd. (“BRS Tianjin”) with authorized capital of $66,000,000. BRS Tianjin is a limited liability corporation formed in the city of Tianjin under the laws of PRC on December 15, 2010.

The Company and its subsidiaries are collectively referred to as the (“Group”).

On April 25, 2010, Mr. Chunming Li who beneficially holds 24% of the shares of Walker Resources, Mr. Guowei Liang who beneficially holds 24% of the shares of Walker Resources, Mr. Guang Yang who beneficially holds 24% of the shares of Walker Resources, Ms. Miao Huang who holds 24% of the shares of Walker Resources and Ms. Xuehui Shang who holds 4% of the shares of Walker Resources (together referred to as “Walker Resources Beneficial Owners”) entered into Voting Trust Agreements with Mr. Gangyi Wang, Mr. Changrui Yang, and Ms. Miao Huang (the “Walker Resources Shareholders) respectively. Pursuant to the Voting Trust Agreements, Walker Resources Shareholders agree to hold shares of Walker Resources on behalf of Walker Resources Beneficial Owners with covenants that Walker Resources Beneficial Owners retain all of their rights, titles and equity interest in Walker Resources, including the right to all dividends, money, interest, voting and other rights and benefits arising in respect of such equity interests and that the Walker Resources Shareholders shall not vote or dispose of that any of Walker Resources Shares without the prior consent of the Walker Resources Beneficial Owners. As a result of this transaction, Mr. Gangyi Wang holds 30% of shareholding interest, Mr. Changrui Yang holds 5% shareholding interest and Ms. Miao Huang holds 65% shareholding interest in Walker Resources of record.

On December 15, 2010, BRS Tianjin entered into a series of variable interest entity contractual agreements (the “VIE Agreements”) with Walker Resources and its three shareholders, Miao Huang, Gangyi Wang and Changrui Yang (together referred to as the “Walker Resources Shareholders”). Pursuant to the VIE Agreements, BRS Tianjin does not directly own the equity of our operating subsidiary, but rather effectively assumed management of the business activities of Walker Resources and has the right to appoint all of the executives and senior management and the members of the board of directors of Walker Resources.  The VIE Agreements are comprised of a series of agreements, including an Entrusted Management Agreement, Operating Agreement and Proxy Agreement, through which BRS Tianjin has the right to advise, consult, manage and operate Walker Resources for an annual fee that is equal to the amount of Walker Resources’ annual earnings before tax.  Furthermore, if Walker Resources incurred any economic losses, BRS Tianjin would be obligated to bear all those losses according to Entrusted Management Agreement. Additionally, the Walker Resources Shareholders pledged their rights, titles and equity interest in Walker Resources as security for BRS Tianjin to collect consulting and services fees provided to Walker Resources through an Equity Pledge Agreement.  In order to further reinforce BRS Tianjin’s rights to control and operate Walker Resources, the Walker Resources Shareholders granted BRS Tianjin an exclusive right and option to acquire all of their equity interests in Walker Resources through an Option Agreement.The Walker Resources Shareholders and BRS Tianjin entered into a Shareholders’ Voting Proxy Agreement pursuant to which the Walker Resources Shareholders irrevocably appointed the persons designated by BRS Tianjin with the exclusive right to exercise the Walker Resources Shareholders’ voting rights; including the right to appoint and elect the directors and Chairman/Executive Directors of Walker Resources.  The Shareholders’ Voting Proxy Agreement provides that the proxy holders designated by BRS Tianjin will be members of BRS Tianjin’s board of directors.  The Shareholders Voting Proxy Agreement also prohibits the Walker Resources Shareholders from transferring their equity interests in Walker Resources while the agreement remains in effect.  The Walker Resources Shareholders agreed to indemnify BRS Tianjin against any and all actions, proceedings, claims, costs, expenses and liabilities arising from the exercise or purported exercise of any powers conferred or purported to be conferred by such agreement.

On December 15, 2010, Mr.Guang Yang, Ms. Xuehui Shang, Mr. Chunming Li, Mr.Guowei Liang and Ms.Miao Huang (the “Grantees”) respectively entered into a Call Option Agreement and later entered into an Amended and Restated Call Option Agreement (the “Call Option Agreement”) with Sherry Li (“Ms. Li” or the “Grantor”) on July 21, 2011, then the sole officer and director of the Company. Ms. Li granted options to acquire 15,120,000 shares in the Company that she holds as nominee for the Grantees, representing 63% of the issued and outstanding shares, to the Grantees for consideration of $.001 per share. The option is exercisable within the five year period from the date of this agreement. The Call Option Agreement was executed as part of, and in connection with the VIE arrangements. The business purpose for the Call Option Agreement together with three-year vesting schedule is to be in compliance with the new M&A Rules enacted by six Chinese government agencies in August 2006. For more detailed explanations, please refer to “Business – Government Regulation – PRC M&A Rule” on page 43.

“Slow Walk” Arrangement and Call Option Agreement

On December 15, 2010, in connection with the execution of the VIE Agreements, each of the Option Holders, entered into separate Call Option Agreements and later entered into an Amended and Restated Call Option Agreement on July 21, 2011 with Sherry Li, the nominee shareholder on behalf of Option Holders.  Pursuant to the Amended and Restated Call Option Agreements, Ms. Li agreed to transfer an aggregate of 15,120,000 shares of our common stock then held by Ms. Li to the Option Holders at an exercise price of $0.001 per share. The options granted pursuant to each Call Option Agreement are exercisable by each Option Holder for the number of shares listed in the table below, subject to certain conditions described below.

Option Holder	Number of Option Shares
Miao Huang	3,600,000
Chunming Li	3,600,000
Guowei Liang	3,600,000
Xuehui Shang	720,000
Guang Yang	3,600,000

The options granted to each Option Holder pursuant to his or her Call Option Agreement will become exercisable (i) with respect to 40% of the Option Shares, at any time on or after December 31, 2012; (ii) with respect to an additional 30% of the Option Shares on or after December 31, 2013; and (iii) with respect to the remaining 30% of the Option Shares, on or after December 31, 2014.  The options granted pursuant to the Call Option Agreements will remain exercisable until December 2015.  The Call Option Agreement provides that the Option Holders have control over the company as well as dispositive power and beneficial ownership over the Option Shares, as Ms. Sherry Li is the nominee shareholder who has no power to dispose any of the Option Shares without the Option Holder’s prior written consent and is obligated to transfer the Option Shares to those Option Holders at nominal consideration.

The followings are brief description of VIE Agreements entered between Walker Resources, The Walker Resources shareholders and BRS Tianjin.

Entrusted Management Agreement

Walker Resources, the Walker Resources Shareholders and BRS Tianjin have entered into an Entrusted Management Agreement that provides that BRS Tianjin will be the exclusive provider of entrusted management service to Walker Resources and Walker Resources will pay all of its earnings before taxes based on the quarterly financial statements to BRS Tianjin for such services.  Any such payment from BRS Tianjin to the Company would need to comply with applicable Chinese laws affecting payments from Chinese companies to non-Chinese companies.

Exclusive Option Agreement

      Walker Resources, the Walker Resources Shareholders and BRS Tianjin have entered into an Exclusive Option Agreement that provides that Walker Resources Shareholders granted BRS Tianjin an exclusive right and option to acquire all of their equity interests in Walker Resources.

Share Pledge Agreement

      The Walker Resources Shareholders and BRS Tianjin entered into a Share Pledge Agreement which provides that the Walker Resources Shareholders have pledged their rights, titles and equity interest in Walker Resources as security for BRS Tianjin to collect consulting and services fees provided from BRS Tianjin to Walker Resources through this agreement.  The Equity Pledge Agreement further entitles BRS Tianjin to collect dividends from Walker Resources during the term of the pledge.

Shareholder’s Voting Proxy Agreement

      The Walker Resources Shareholders and BRS Tianjin entered into a Shareholders’ Voting Proxy Agreement which provides that the Walker Resources Shareholders irrevocably appoint the persons designated by BRS Tianjin with the exclusive right to exercise the Walker Resources Shareholders’ voting rights.

          The Company’s acquisition of Walker Resources pursuant to the VIE agreements is accounted for as a combination of entities under common control because the shareholders that controlled Walker Resources obtained effective control of the Company for nominal consideration by virtue of the Call Option Agreement. Accordingly, the transaction is accounted for as a recapitalization of Walker Resources, and the financial statements presented are those of Walker for all historical periods.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

.1           Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements include the financial statements of the Company, its 100% owned subsidiary BRS Tianjin, and Walker Resources, a VIE of which BRS Tianjin is the primary beneficiary as defined by ASC 810 “Consolidation of Variable Interest Entities’. The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“US GAAP”). All intercompany transactions and accounts have been eliminated in consolidation. This basis of accounting differs from that used in the statutory accounts of the Company, which are prepared in accordance with the “Accounting Principle of China” (“PRC GAAP”).

.2           Foreign Currency Translation and Transactions

The accompanying financial statements are presented in U.S. dollars (“USD”). The group’s functional currency is Chinese Yuan Renminbi (RMB). The financial statements are translated into USD in accordance with the Codification ASC 830, Foreign Currency Matters. All assets and liabilities were translated at the current exchange rate, owners’ equity are translated at the historical rates and income statement items are translated at the average exchange rate for the period.  The resulting translation adjustments are reported as other comprehensive income in the statements of income and comprehensive income and in accumulated other comprehensive income in owners’ equity in accordance with the Codification ASC 220, Comprehensive Income.

Transaction gains and losses that arise from exchange rate fluctuations from transactions denominated in a currency other than the functional currency are included in the results of operations as incurred. There were no material transaction gains or losses in the periods presented.

The PRC government imposes significant exchange restrictions on fund transfer out of the PRC that are not related to business operations. These restrictions have not had a material impact on the Company since it has not engaged in any significant transactions that are subject to the restriction.

The exchange rates used to translate amounts in RMB into USD for the purposes of preparing the financial statements were as follows:

	June 30, 2012	September 30, 2011	June 30, 2011
Period end RMB : USD exchange rate	6.3089	6.3885	6.4630
Average RMB : USD exchange rate	6.3197	6.5287	6.5710

Use of Estimates

The preparation of the financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods presented. Actual results could differ from these estimates.  Significant items subject to such estimates and assumptions include the recoverability of the carrying amount and estimated useful life of property and equipment.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought. If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

Cash

Cash includes cash on hand and deposits in PRC and the U.S. banks which are unrestricted as to withdrawal or use.  Management believes that these major financial institutions are of high credit quality.

Restricted cash

Restricted cash is related to deposits required by a bank for letters of credit issued by the bank to pay vendors upon receipt of goods sold to the Company. The balance of total restricted cash was $7,608,299 and $0 as of June 30, 2012 and September 30, 2011, respectively.

Accounts Receivable

Accounts receivable are recognized and carried at original invoice amount less allowance for any uncollectible amounts. The Company provides an allowance for doubtful accounts equal to the estimated losses that will be incurred in the collection of all receivables. Historically, the Company has not recorded any allowances as all such amounts are deemed collectible. Accordingly, the Company has not recorded any allowance for doubtful accounts as of June 30, 2012 and September 30, 2011.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined using the weighted average cost method.  Management regularly evaluates the composition of its inventories to identify slow-moving and obsolete inventories to determine if valuation allowance is required.

Property and Equipment

 Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method for substantially all assets with estimated lives of:

Years
Machinery & equipment	8 years
Office equipment	8 years
Vehicles	8 years

Impairment of Long-Lived Assets

Long-lived assets, including property, plant and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. As of June 30, 2012 and September 30, 2011, there was no impairment or loss on long-lived assets, respectively.

Revenue Recognition

The Company recognizes revenue provided that persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable and collectability is reasonably assured. Delivery is considered to have occurred when title and risk of loss have transferred to the customer.

Income Tax

The Company accounts for income tax pursuant to ASC 740, Income Taxes, which uses an asset and liability approach and allows for recognition of deferred tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or the future realization is uncertain.

The Company applies the provisions of ASC 740.10, Accounting For Uncertainty In Income Taxes, which provides clarification related to the process associated with accounting for uncertain tax positions recognized in its combined financial statements. ASC 740.10 prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken, or expected to be taken, in a tax return. ASC 740.10 also provides guidance related to, among other things, classification, accounting for interest and penalties associated with tax positions, and disclosure requirements.

Comprehensive Income

Comprehensive income is defined as the change in equity of a company during a period from transactions and other events and circumstances excluding transactions resulting from investments from owners and distributions to owners. For the Company, comprehensive income for the periods presented includes net income and foreign currency translation adjustments.

Shipping and Handling

All shipping and handling costs are expensed as incurred and included in selling expenses. Total shipping and handling expenses were $797,110 and $722,493 for the nine months ended June 30, 2012 and 2011, respectively.

Statutory Reserves

Pursuant to the applicable laws in the PRC, Walker Resources makes appropriations to the statutory surplus reserve.  The appropriations are based on after-tax net earnings as determined in accordance with PRC generally accepted accounting principles, after offsetting any prior years’ losses. Appropriation to the statutory surplus reserve is based on an amount at least equal to 10% of after-tax net earnings until the reserve is equal to 50% of the entity's registered capital. Walker’s registered capital is $6,331,278 as of June 30, 2012.

Walker Resources does not make appropriations to the discretionary surplus reserve fund.  As of June 30, 2012 and September 30, 2011, Walker Resources had appropriated $3,559,449 to statutory surplus reserve fund.

Concentrations

Financial instruments that potentially subject the Company to concentrations of credit risk are cash, and accounts receivable arising from its normal business activities. The Company places its cash in what it believes to be credit-worthy financial institutions.  The Company controls credit risk related to accounts receivable through credit approvals, credit limits and monitoring procedures. The Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk, establishes an allowance, if required, for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowance is limited.

As of June 30, 2012 and September 30, 2011, the Company’s cash was with banks in the PRC where there is currently no rule or regulation mandated on obligatory insurance of bank accounts.

For the nine months ended June 30, 2012, five customers accounted for 25%, 24%, 24%, 19% and 11% of sales, respectively. For the nine months ended June 30, 2011, four customers accounted for 27%, 24%, 24% and 10% of sales, respectively.

For the nine months ended June 30, 2012, four vendors accounted for 26%, 25%, 18% and 16% of total purchases, respectively.  For the nine months ended June 30, 2011, three vendors accounted for 38%, 31% and 20% of total purchases, respectively.

Economic and Political Risks

The Company’s operations are conducted in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

Fair Value

The Company has categorized its assets and liabilities and are recorded at fair value based upon the fair value hierarchy specified by FASB ASC 820.

The levels of fair value hierarchy are as follows:

i.	Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that we have the ability to access.

ii.
Level 2 inputs utilize other-than-quoted prices that are observable, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

iii.	Level 3 inputs are unobservable and are typically based on our own assumptions, including situations where there is little, if any, market activity.

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties.  As of June 30, 2012 and September 30, 2011, the carrying amounts of financial assets and liabilities, such as cash, accounts receivable, advances to suppliers, inventories, notes payable, and other payables, approximate their fair values because of the short maturity of these instruments and market rates of interest available to the Company.

Segment Reporting

ASC 280, “Disclosure about Segments of an Enterprise and Related Information”, requires disclosure of reportable segments used by management for making operating decisions and assessing performance.  Reportable segments are categorized by products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company. ASC 280 has no effect on the Company’s financial statements as substantially all of the Company’s operations are conducted in one industry segment.

Earnings Per share

The Company reports earnings per share in accordance with the provisions of FASB ASC 260.10, "Earnings Per Share”. FASB ASC 260.10 requires presentation of basic and diluted earnings per share in conjunction with the disclosure of the methodology used in computing such earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average common shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock using the treasury method.

NOTE 3 — INVENTORIES

Inventories consist of finished goods. As of June 30, 2012 and September 30, 2011 inventories amounted to $22,370,086 and $11,347,936, respectively.

NOTE 4 — ADVANCE TO SUPPLIERS

The Company advances to certain vendors for the purchase of materials. As of June 30, 2012 and September 30, 2011, advance to suppliers amounted to $8,891,694 and $40,998,308, respectively.

NOTE 5— PROPERTY AND EQUIPMENT

Property and equipment consist of the following at:

	June 30,	September 30,
	2012	2011
	(Unaudited)

Machinery and equipment	$1,331,928	$1,315,332
Office equipment	2,108	2,082
Vechile	1,115,396	1,101,498
	2,449,432	2,418,912
Less: Accumulated depreciation and
amortization	(1,330,168)	(1,098,161)
	$1,119,263	$1,320,751

Total depreciation and amortization expense for the nine months ended June 30, 2012 and 2011 amounted to $217,779 and $209,450, respectively.

NOTE 6 — NOTES PAYABLE

The Company had certain outstanding notes payable to suppliers which allow the suppliers to draw the draft amounts upon maturity dates at its banks. The Company is required to maintain a portion of these outstanding draft amounts in its banks as restricted cash. These notes payable bear no interest. In May and June 2012, Industrial and Commercial Bank, Tianjin Municipal Branch issued five letters of credit. Letters of credit expired in July, 2012. Two of letters of credit amounting to $16.7 million were paid during July, 2012. The rest of letters of credit amounting to $22.65 million were still outstanding.

As of June 30, 2012 and September 30, 2011, Notes payable amounted to $39,464,704 and 0, respectively.

NOTE 7 — ADVANCE FROM CUSTOMERS

The Company receives advances from its customers. As of June 30, 2012 and September 30, 2011, advances from customers amounted to $0 and $37,444,213, respectively.

NOTE 8 — COMMITMENTS

The Company leased offices from a third party which will expire on December 31, 2012. For the nine months ended June 30, 2012 and 2011, the Company had rent expense for these offices in the amount of $341,788 and $328,717, respectively.

As of June 30, 2012, the Company was committed to further payment of $113,929 under the lease agreement.

NOTE 9 — STOCKHOLDERS’ EQUITY

On September 16, 2010, the Company filed its Certificate of Incorporation authorizing the issuance of 24,000,000 common shares with par value of $.001 per share.

As of June 30, 2011, the Company received $60,000,000 proceeds from the sale of 5,391,064 shares of common stocks at a price of $11.13 per share to certain accredited investors. The proceeds were invested into the Company’s wholly-owned subsidiary, BRS Tianjin, as registered capital.

On May 11 2011, we sold an aggregate of  5,391,064 shares of our common stock to four foreign purchasers for an aggregate purchase price of $60,000,000, or $11.13 per share, in a private placement, or the “May 2011 Private Placement”, pursuant to Regulation S under the Securities Act of 1933, as amended, or the “Securities Act”.   The purchasers in the Private Placement were Best Investment Management Co., Ltd., Rebecca Investment Management Co., Ltd., Lotus Investment Management Co., Ltd and Worker Investment Management Co., Ltd (collectively the “May 2011 Purchasers”), each of which is identified as a selling stockholder in this prospectus.  Each of the May 2011 Purchasers is organized under the laws of the PRC. Pursuant to the May 2011 Purchase Agreement, we granted the May 2011 Purchasers the right to include the shares acquired in the May 2011 Private Placement in any registration statement that we file to register any of our securities after the closing date of the May 2011 Private Placement.  Pursuant to the May 2011 Purchase Agreement, we also granted the May 2011 Purchasers a right of first refusal to participate in any subsequent funding by the Company on a pro rata basis at 100% of the offering price. For a period of 60 months from the closing of the May 2011 Private Placement, we are prohibited from effecting, or agreeing to effect, a subsequent financing involving (i) the issuance of any securities that are convertible, exchangeable or exercisable for common stock at a conversion or exchange rate or an exercise price based on trading prices following the date of such issuance or subject to being reset following the initial issuance based on events related to the our business or the market for our common stock or (ii) a transaction that allows us to issue securities to subsequent investors providing the right to receive additional shares of common stock with terms more favorable than those provided to the May 2011 Purchasers in the May 2011 Private Placement. On May 11, 2011, the Company also issued 1,417,537 shares to its founding shareholders in exchange for services connected with the Company’s formation.  These shares were valued at nominal value as the Company was a non-operating entity with little or no assets when they provided the services for which they obtained the rights to these shares.  These shares are presented as outstanding as of the earliest period presented.

On July 29, 2011, we sold an aggregate of 16,140 shares of our common stock and common stock purchase warrants, or the “Warrants”, entitling the holders to purchase up to an aggregate of 72,000 shares of our common stock to four accredited investors for an aggregate purchase price of $179,961, or $11.15 per share in a private placement, or the “July 2011 Private Placement”, pursuant to Regulation D under the Securities Act.   The purchasers in the July 2011 Private Placement were T Squared Investments LLC, T Squared China Fund LLC, Silver Rock II Ltd. and Valuegrowth Consulting LLC (collectively the “July 2011 Purchasers”), each of which is identified as a selling stockholder in this prospectus.  We refer to the July 2011 Purchasers and the May 2011 Purchasers collectively as the “Private Placement Investors”.

The shares and Warrants sold in the July 2011 Private Placement were sold pursuant to a Common Stock Purchase Agreement, or the “July 2011 Purchase Agreement”, among the Company and each of the four July 2011 Purchasers.  Pursuant to the July 2011 Purchase Agreement, we granted the July 2011 Purchasers the right to include the shares acquired, and the shares underlying the Warrants acquired, in the July 2011 Private Placement in any registration statement that we file to register any of our securities after the closing date of the July 2011 Private Placement.  Pursuant to the July 2011 Purchase Agreement, we also agreed, among other things, not to issue preferred stock or convertible debt for a period of three years from the completion of the July 2011 Private Placement, to list our common stock on a U.S. securities exchange within twelve months following the closing of the July 2011

Private Placement, to appoint a majority of independent directors to our board and to establish audit and compensation committees consisting of independent directors.  We also agreed, for a period of two years following the July 2011 Private Placement, not to borrow amounts in excess of three times our earnings before interest, taxes, depreciation and amortization from recurring operations.

The Warrants are exercisable for $11.15 per share until the second anniversary of our initial public offering.  In the event that the shares underlying the Warrants, or the “Warrant Shares”, are not registered within one year following the closing of the July 2011 Private Placement, the Warrants may be exercised on a cashless basis.  The Warrants may not be exercised on a cashless basis so long as a registration statement with respect to the Warrant Shares is effective.  The exercise price of the Warrants is subject to adjustment to reflect any stock splits, stock dividends, share combinations, reclassifications or recapitalizations affecting the number of outstanding shares of our common stock or securities.  In addition, in the event of a merger, consolidation or similar reorganization in which we will not be the surviving entity, holders of the Warrants will be entitled to receive, in lieu of the Warrant Shares, the stock, securities or other property (including cash) to which such holders would have been entitled if the Warrants had been exercised immediately prior to the reorganization transaction.

NOTE 10 — EARNINGS PER SHARE

The calculation of the basic and diluted earnings per share attributable to the common stock holders is based on the following data:

	For the Nine Months Ended June 30,
Numerator	2012	2011
Earnings:

Earnings for the purpose of basis earnings per share	$21,363,708	$30,307,667
Effect of dilutive potential common stock	-	-
Earnings for the purpose of dilutive earnings per share	$21,363,708	$30,307,667

Denominator
Number of shares:
Weighted average number of common stock for	21,968,114	17,584,032
the purpose of basic earnings per share
Effect of dilutive potential common stock - conversion	-	-
of convertible preferred stock
Effect of dilutive potential common stock - conversion	-	-
of warrants
Weighted average number of common stock for
the purpose of dilutive earnings per share	21,968,114	17,584,032

NOTE 11 — VARIABLE INTEREST ENTITY

The Company, as the primary beneficiary of Walker Resources, consolidates Walker Resources, as a Variable Interest Entity (“VIE”), of which we are the primary beneficiary. The liabilities recognized as a result of consolidating a VIE do not represent additional claims on our general assets; rather, they represent claims against the specific assets of the consolidated VIE. Conversely, assets recognized as a result of consolidating a VIE do not represent additional assets that could be used to satisfy claims against our general assets. Reflected on the June 30, 2012 and September 30, 2011 balance sheets are consolidated VIE assets of $214.9 million and $193.3 million, respectively, which are comprised mainly of cash, inventory, advance to suppliers and property and equipment. VIE liabilities mainly consist of advances from customers and other payables for working capital.

NOTE 12 — INCOME TAX

The Company is incorporated in the United States and has operations in the PRC. The Company has incurred an aggregate net operating loss of approximately $1,009,973 for United States income tax purposes through June 30, 2012 for United States income taxes purposes. The net operating loss carries forward and may be available to reduce future years’ taxable income. These carry forwards will expire, if not utilized through 2031. Management believes that the realization of the benefits from these losses appears not more than likely due to the Company’s limited operating history and continuing losses for United States income tax purposes. Accordingly, the Company has provided a 100% valuation allowance on the deferred tax asset benefit to reduce the asset to zero. Management will review this valuation allowance periodically and make adjustments as warranted.

The Company’s wholly-owned subsidiary and VIE, BRS Tianjin and Walker Resources, were incorporated in PRC.  BRS Tianjin has no operations and the Company’s income is generated from Walker Resources. On March 16, 2007, the National People’s Congress of China approved the new Corporate Income Tax Law of the PRC (“New CIT Law”), which was effective beginning January 1, 2008.  After January 1, 2008, under the New CIT Law, the statutory corporate income tax rate applicable to most companies is 25% instead of the former tax rate of 33%.

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate as:

	For the Nine Months Ended June 30,
	2012	2011
U.S. Statutory rate	34%	34%
Foreign income not reconized in the U.S.	(34)	(34)
PRC statutory income tax rate	25	25
Permanent difference	1	-
Effective income tax rate	26%	25%

The Company’s deferred tax assets as of June 30, 2012 and 2011 are as follows:

	For the Nine Months Ended June 30,
	2012	2011
Deferred tax assets
Net U.S. operating loss carryforward	$353,491	$244,609
Total deferred tax assets	353,491	244,609
Less: Valuation allowance	(353,491)	(244,609)
Net deferred tax assets	$-	$-

For the nine months ended June 30, 2012 and 2011, income tax expenses related to the Company’s operations in PRC amounted to $7,403,457 and $10,083,010, respectively.

NOTE 12 — SUBSEQUENT EVENTS

The Company has evaluated subsequent events for purposes of recognition or disclosure through the date these financial statements were issued.

BRS GROUP, INC. AND SUBSIDIARIES

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Years ended September 30, 2011 and 2010

Page
Report of Independent Registered Public Accounting Firm	F-1

Consolidated Financial statements

Consolidated Balance Sheets as of September 30, 2011 and 2010	F-2

Consolidated Statements of Income for the Years Ended September 30, 2011 and 2010	F-3

Consolidated Statement of Changes in Stockholders’ Equity and Comprehensive Income for the Years Ended September 30, 2011 and 2010	F-4

Consolidated Statements of Cash Flows for the Years Ended September 30, 2011 and 2010	F-5

Notes to Consolidated Financial Statements	F-6--16

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of BRS Group, Inc.

We have audited the accompanying consolidated balance sheets of BRS Group, Inc. and subsidiaries as of September 30, 2011 and 2010, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for the years then ended. BRS Group, Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BRS Group, Inc. and subsidiaries as of September 30, 2011 and 2010, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Sherb & Co., LLP
Sherb & Co., LLP
New York, New York
February 10, 2012

BRS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Stated in US Dollars)

	September 30, 2011	September 30, 2010

ASSETS
Current Assets
Cash	$121,328,872	$11,773,286
Accounts receivable	18,474,407	20,197,833
Inventories	11,347,936	9,137,808
Advance to suppliers	40,998,308	19,724,545
Other receivables	187,838	179,155
Total Current Assets	192,337,361	61,012,627

Property and equipment, net	1,320,751	1,533,671
Total Assets	$193,658,112	$62,546,298

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Advances from customers	$37,444,213	$17,748,170
Other payables	1,281,950	644,298
Income tax payable	4,721,370	3,147,707
Total Current Liabilities	43,447,533	21,540,175

Warrants liability	382,133	-
Total Liabilities	43,829,666	21,540,175

Stockholders' Equity
Common stock:
$0.001 par value, 24,000,000 shares authorized; 21,968,114 and
16,560,910 shares issued and outstanding as of September 30,
2011 and 2010, respectively	21,968	16,561
Additional paid-in capital	67,018,079	6,314,717
Statutory Reserve	3,559,449	3,507,394
Retained earnings	70,703,325	27,787,219
Accumulated other comprehensive income	8,525,625	3,380,232
Total Stockholders' Equity	149,828,446	41,006,123

Total Liabilities and Stockholders' Equity	$193,658,112	$62,546,298

See notes to the consolidated financial statements

BRS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Stated in US Dollars)

	2011	2010

Sales	$458,798,536	$341,578,530

Cost of goods sold	395,018,387	281,636,547
Gross profit	63,780,149	59,941,983

Operating expenses
General and administrative expenses	2,564,642	1,782,444
Selling expense	3,214,861	4,044,892
Total operating expenses	5,779,503	5,827,336

Operating income	58,000,646	54,114,647

Other income (expense)
Interest income	352,839	175,361
Exchange loss	(702,555)
Total other income (expense)	(349,715)	175,361

Income before income taxes	57,650,931	54,290,008

Income tax	14,682,770	13,572,502

Net income	$42,968,161	$40,717,506
Earnings per share
Basic	$2.30	$2.46
Diluted	$2.30	$2.46

Weighted average shares outstanding
Basic	18,675,856	16,560,910
Diluted	18,675,856	16,560,910

See notes to the consolidated financial statements

BRS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME
FOR THE YEARS ENDED SEPTEMBER 30, 2010 AND 2011
(Stated in US Dollars)

						Accumulated
			Additional			Other	Total	Total
	Common stock		Paid-in	Retained	Statutory	Comprehensive	Stockholders'	Comprehensive
	Shares	Amount	Capital	Earnings	Reserves	Income	Equity	Income
Balance as of September 30, 2009	16,560,910	$16,561	$6,314,717	$13,457,452	$3,507,394	$2,577,686	$25,873,809	$19,728,674

Foreign currency translation adjustment						802,546	802,546	802,546
Dividend paid or declared				(26,387,738)			(26,387,738)
Net income				40,717,506			40,717,506	40,717,506
Balance as of September 30, 2010	16,560,910	16,561	6,314,717	27,787,219	3,507,394	3,380,232	41,006,123	41,520,052

Foreign currency translation adjustment	-	-	-	-	-	5,145,393	5,145,393	5,145,393
Transfer to statutory reserve	-	-	-	(52,055)	52,055	-	-
Issuance of common stock	5,407,204	5,407	60,703,362	-	-	-	60,708,769
Dividend paid or declared	-	-	-	-	-	-	-
Net income	-	-	-	42,968,161	-	-	42,968,161	42,968,161
Balance as of September 30, 2011	21,968,114	$21,968	$67,018,079	$70,703,325	$3,559,449	$8,525,625	$149,828,446	$48,113,554

 BRS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Stated in US Dollars)

	2011	2010
Cash flows from operating activities:
Net income	$42,968,161	$40,717,506
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	281,076	269,018
Change in fair value of warrants	256,807	-
Changes in operating assets and liabilities:
Accounts receivable	2,644,225	(11,377,370)
Inventories	(1,729,339	(6,413,849)
Advance to suppliers	(19,881,556	5,142,644
Other receivables	-	(175,918)
Long-term deferred expense	-	39,785
Advances from customers	18,431,438	3,272,934
Other payables	593,405	(237,770)
Income tax payable	1,390,602	426,784

Net cash provided by (used in) operating activities	44,954,819	31,663,764

Cash flows from investing activities:
Purchases of property and equipment	-	-

Net cash used in investing activities	-	-

Cash flows from financing activities:
Due from related parties	-	-
Proceeds from issuance of common stock	60,834,095	-
Dividend paid	-	(35,183,651)

Net cash provided by (used in) financing activities	60,834,095	(35,183,651)

Effect of exchange rate changes on cash	3,766,672	248,563

Net increase (decrease) in cash	109,555,586	(3,271,325)

Cash at beginning of period	11,773,286	15,044,611
Cash at end of period	$121,328,872	$11,773,286

Supplemental disclosure of cash flow information
Income tax paid in cash	$13,292,168	$13,145,718

See notes to the consolidated financial statements

NOTE 1 — ORGANIZATION AND PRINCIPAL ACTIVITIES

On September 16, 2010, BRS Group, Inc. (“BRS”) or the (“Company”) was incorporated in the State of Delaware. BRS was formed for the purpose of becoming the holding entity of Walker Resources Recycling Co., Ltd. (“Walker Resources”) through VIE agreements as discussed below. Walker Resources was incorporated in Tianjin, under the laws of the People’s Republic of China (“PRC”) on June 20, 2006.

In order for the Company to effectuate the reorganization and consolidation of Walker Resources, it formed a subsidiary called BRS (Tianjin) Investment Manage Co., Ltd. (“BRS Tianjin”) with authorized capital of $66,000,000. BRS Tianjin is a limited liability corporation formed in the city of Tianjin under the laws of PRC on December 15, 2010.

The Company and its subsidiaries are collectively referred to as the (“Group”).

On April 25, 2010, Mr. Chunming Li who beneficially holds 24% of the shares of Walker Resources, Mr. Guowei Liang who beneficially holds 24% of the shares of Walker Resources, Mr. Guang Yang who beneficially holds 24% of the shares of Walker Resources, Ms. Miao Huang who holds 24% of the shares of Walker Resources and Ms. Xuehui Shang who holds 4% of the shares of Walker Resources (together referred to as “Walker Resources Beneficial Owners”) entered into Voting Trust Agreements with Mr. Gangyi Wang, Mr. Changrui Yang, and Ms. Miao Huang (the “Walker Resources Shareholders) respectively. Pursuant to the Voting Trust Agreements, Walker Resources Shareholders agree to hold shares of Walker Resources on behalf of Walker Resources Beneficial Owners with covenants that Walker Resources Beneficial Owners retain all of their rights, titles and equity interest in Walker Resources, including the right to all dividends, money, interest, voting and other rights and benefits arising in respect of such equity interests and that the Walker Resources Shareholders shall not vote or dispose of that any of Walker Resources Shares without the prior consent of the Walker Resources Beneficial Owners. As a result of this transaction, Mr. Gangyi Wang holds 30% of shareholding interest, Mr. Changrui Yang holds 5% shareholding interest and Ms. Miao Huang holds 65% shareholding interest in Walker Resources of record.

On December 15, 2010, BRS Tianjin entered into a series of variable interest entity contractual agreements (the “VIE Agreements”) with Walker Resources and its three shareholders, Miao Huang, Gangyi Wang and Changrui Yang (together referred to as the “Walker Resources Shareholders”). Pursuant to the VIE Agreements, BRS Tianjin does not directly own the equity of our operating subsidiary, but rather effectively assumed management of the business activities of Walker Resources and has the right to appoint all of the executives and senior management and the members of the board of directors of Walker Resources.  The VIE Agreements are comprised of a series of agreements, including an Entrusted Management Agreement, Operating Agreement and Proxy Agreement, through which BRS Tianjin has the right to advise, consult, manage and operate Walker Resources for an annual fee that is equal to the amount of Walker Resources’ annual earnings before tax.  Furthermore, if Walker Resources incurred any economic losses, BRS Tianjin would be obligated to bear all those losses according to Entrusted Management Agreement. Additionally, the Walker Resources Shareholders pledged their rights, titles and equity interest in Walker Resources as security for BRS Tianjin to collect consulting and services fees provided to Walker Resources through an Equity Pledge Agreement.  In order to further reinforce BRS Tianjin’s rights to control and operate Walker Resources, the Walker Resources Shareholders granted BRS Tianjin an exclusive right and option to acquire all of their equity interests in Walker Resources through an Option Agreement.The Walker Resources Shareholders and BRS Tianjin entered into a Shareholders’ Voting Proxy Agreement pursuant to which the Walker Resources Shareholders irrevocably appointed the persons designated by BRS Tianjin with the exclusive right to exercise the Walker Resources Shareholders’ voting rights; including the right to appoint and elect the directors and Chairman/Executive Directors of Walker Resources.  The Shareholders’ Voting Proxy Agreement provides that the proxy holders designated by BRS Tianjin will be members of BRS Tianjin’s board of directors.  The Shareholders Voting Proxy Agreement also prohibits the Walker Resources Shareholders from transferring their equity interests in Walker Resources while the agreement remains in effect.  The Walker Resources Shareholders agreed to indemnify BRS Tianjin against any and all actions, proceedings, claims, costs, expenses and liabilities arising from the exercise or purported exercise of any powers conferred or purported to be conferred by such agreement.

On December 15, 2010, Mr.Guang Yang, Ms. Xuehui Shang, Mr. Chunming Li, Mr.Guowei Liang and Ms.Miao Huang (the “Grantees”) respectively entered into a Call Option Agreement and later entered into an Amended and Restated Call Option Agreement (the “Call Option Agreement”) with Sherry Li (“Ms. Li” or the “Grantor”) on July 21, 2011, then the sole officer and director of the Company. Ms. Li granted options to acquire 15,120,000 shares in the Company that she holds as nominee for the Grantees, representing 63% of the issued and outstanding shares, to the Grantees for consideration of $.001 per share. The option is exercisable within the five year period from the date of this agreement. The Call Option Agreement was executed as part of, and in connection with the VIE arrangements. The business purpose for the Call Option Agreement together with three-year vesting schedule is to be in compliance with the new M&A Rules enacted by six Chinese government agencies in August 2006. For more detailed explanations, please refer to “Business – Government Regulation – PRC M&A Rule” on page 43.

“Slow Walk” Arrangement and Call Option Agreement

On December 15, 2010, in connection with the execution of the VIE Agreements, each of the Option Holders, entered into separate Call Option Agreements and later entered into an Amended and Restated Call Option Agreement on July 21, 2011 with Sherry Li, the nominee shareholder on behalf of Option Holders.  Pursuant to the Amended and Restated Call Option Agreements, Ms. Li agreed to transfer an aggregate of 15,120,000 shares of our common stock then held by Ms. Li to the Option Holders at an exercise price of $0.001 per share.   The options granted pursuant to each Call Option Agreement are exercisable by each Option Holder for the number of shares listed in the table below, subject to certain conditions described below.

Option Holder	Number of Option Shares
Miao Huang	3,600,000
Chunming Li	3,600,000
Guowei Liang	3,600,000
Xuehui Shang	720,000
Guang Yang	3,600,000

The options granted to each Option Holder pursuant to his or her Call Option Agreement will become exercisable (i) with respect to 40% of the Option Shares, at any time on or after December 31, 2012; (ii) with respect to an additional 30% of the Option Shares on or after December 31, 2013; and (iii) with respect to the remaining 30% of the Option Shares, on or after December 31, 2014.  The options granted pursuant to the Call Option Agreements will remain exercisable until December 2015.  The Call Option Agreement provides that the Option Holders have control over the company as well as dispositive power and beneficial ownership over the Option Shares, as Ms. Sherry Li is the nominee shareholder who has no power to dispose any of the Option Shares without the Option Holder’s prior written consent and is obligated to transfer the Option Shares to those Option Holders at nominal consideration.

The followings are brief description of VIE Agreements entered between Walker Resources, The Walker Resources shareholders and BRS Tianjin.

Entrusted Management Agreement

Walker Resources, the Walker Resources Shareholders and BRS Tianjin have entered into an Entrusted Management Agreement that provides that BRS Tianjin will be the exclusive provider of entrusted management service to Walker Resources and Walker Resources will pay all of its earnings before taxes based on the quarterly financial statements to BRS Tianjin for such services.  Any such payment from BRS Tianjin to the Company would need to comply with applicable Chinese laws affecting payments from Chinese companies to non-Chinese companies.

Exclusive Option Agreement

      Walker Resources, the Walker Resources Shareholders and BRS Tianjin have entered into an Exclusive Option Agreement that provides that Walker Resources Shareholders granted BRS Tianjin an exclusive right and option to acquire all of their equity interests in Walker Resources.

Share Pledge Agreement

      The Walker Resources Shareholders and BRS Tianjin entered into a Share Pledge Agreement which provides that the Walker Resources Shareholders have pledged their rights, titles and equity interest in Walker Resources as security for BRS Tianjin to collect consulting and services fees provided from BRS Tianjin to Walker Resources through this agreement.  The Equity Pledge Agreement further entitles BRS Tianjin to collect dividends from Walker Resources during the term of the pledge.

Shareholder’s Voting Proxy Agreement

      The Walker Resources Shareholders and BRS Tianjin entered into a Shareholders’ Voting Proxy Agreement which provides that the Walker Resources Shareholders irrevocably appoint the persons designated by BRS Tianjin with the exclusive right to exercise the Walker Resources Shareholders’ voting rights.

          The Company’s acquisition of Walker Resources pursuant to the VIE agreements is accounted for as a combination of entities under common control because the shareholders that controlled Walker Resources obtained effective control of the Company for nominal consideration by virtue of the Call Option Agreement. Accordingly, the transaction is accounted for as a recapitalization of Walker Resources, and the financial statements presented are those of Walker for all historical periods.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements include the financial statements of the Company, its 100% owned subsidiary BRS Tianjin, and Walker Resources, a VIE of which BRS Tianjin is the primary beneficiary as defined by ASC 810 “Consolidation of Variable Interest Entities’. The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“US GAAP”).  All intercompany transactions and accounts have been eliminated in consolidation. This basis of accounting differs from that used in the statutory accounts of the Company, which are prepared in accordance with the “Accounting Principle of China” (“PRC GAAP”).

Foreign Currency Translation and Transactions

The accompanying financial statements are presented in U.S. dollars (“USD”). The group’s functional currency is Chinese Yuan Renminbi (RMB).  The financial statements are translated into USD in accordance with the Codification ASC 830, Foreign Currency Matters.  All assets and liabilities were translated at the current exchange rate, owners’ equity are translated at the historical rates and income statement items are translated at the average exchange rate for the period.  The resulting translation adjustments are reported as other comprehensive income in the statements of income and comprehensive income and in accumulated other comprehensive income in owners’ equity in accordance with the Codification ASC 220, Comprehensive Income.

Transaction gains and losses that arise from exchange rate fluctuations from transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.  There were no material transaction gains or losses in the periods presented.

The PRC government imposes significant exchange restrictions on fund transfer out of the PRC that are not related to business operations. These restrictions have not had a material impact on the Company since it has not engaged in any significant transactions that are subject to the restriction.

The exchange rates used to translate amounts in RMB into USD for the purposes of preparing the financial statements were as follows:

	September 30, 2011	September 30, 2010
Period end RMB : USD exchange rate	6.3885	6.6981
Average RMB : USD exchange rate	6.5287	6.8214

Use of Estimates

The preparation of the financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods presented. Actual results could differ from these estimates.  Significant items subject to such estimates and assumptions include the recoverability of the carrying amount and estimated useful life of property and equipment.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought. If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

Cash

Cash includes cash on hand and deposits in PRC and the U.S. banks which are unrestricted as to withdrawal or use.  Management believes that these major financial institutions are of high credit quality. Our cash held in RMB and US Dollar as of September 30, 2011 and 2010 are as follows:

	9/30/2010	9/30/2011
Cash in China Banks:
RMB denominated accounts	78,858,645	772,636,807
Exchange rate	6.6981	6.3885
	11,773,286	120,941,818
US dollar denominated accounts		15,193

Cash in China Banks stated in US dollars	11,773,286	120,957,011

Cash in US Banks:
US dollar denominated accounts	-	371,303

Sub-total	11,773,286	121,328,314
rounding	-	558

Total Cash per Financial Statement	11,773,286	121,328,872

Accounts Receivable

Accounts receivable are recognized and carried at original invoice amount less allowance for any uncollectible amounts. The Company provides an allowance for doubtful accounts equal to the estimated losses that will be incurred in the collection of all receivables. Historically, the Company has not recorded any allowances as all such amounts are deemed collectible.  Accordingly, the Company has not recorded any allowance for doubtful accounts as of September 30, 2011 and 2010.

Inventories

Inventories are stated at the lower of cost market. Cost is determined using the weighted average cost method.  Management regularly evaluates the composition of its inventories to identify slow-moving and obsolete inventories to determine if valuation allowance is required.

Property and Equipment

 Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations.  Depreciation of property and equipment is provided using the straight-line method for substantially all assets with estimated lives of:

Years
Machinery & equipment	8 years
Office equipment	8 years
Vehicles	8 years

Impairment of Long-Lived Assets

Long-lived assets, including property, plant and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

As of September 30, 2011 and 2010, there was no impairment or loss on long-lived assets, respectively.

Revenue Recognition

The Company recognizes revenue provided that persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable and collectability is reasonably assured.  Delivery is considered to have occurred when title and risk of loss have transferred to the customer.

Income Tax

The Company accounts for income tax pursuant to ASC 740, Income Taxes, which uses an asset and liability approach and allows for recognition of deferred tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or the future realization is uncertain.

The Company applies the provisions of ASC 740.10, Accounting For Uncertainty In Income Taxes, which provides clarification related to the process associated with accounting for uncertain tax positions recognized in its combined financial statements. ASC 740.10 prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken, or expected to be taken, in a tax return. ASC 740.10 also provides guidance related to, among other things, classification, accounting for interest and penalties associated with tax positions, and disclosure requirements.

Comprehensive Income

Comprehensive income is defined as the change in equity of a company during a period from transactions and other events and circumstances excluding transactions resulting from investments from owners and distributions to owners. For the Company, comprehensive income for the periods presented includes net income and foreign currency translation adjustments.

Shipping and Handling

All shipping and handling costs are expensed as incurred and included in selling expenses. Total shipping and handling expenses were $1,013,908 and $1,000,042 for the years ended September 30, 2011 and 2010, respectively.

Statutory Reserves

Pursuant to the applicable laws in the PRC, Walker Resources makes appropriations to the statutory surplus reserve.  The appropriations are based on after-tax net earnings as determined in accordance with PRC generally accepted accounting principles, after offsetting any prior years’ losses. Appropriation to the statutory surplus reserve is based on an amount at least equal to 10% of after-tax net earnings until the reserve is equal to 50% of the entity's registered capital. Walker’s registered capital is $6,331,278 as of September 30, 2011. Walker Resources does not make appropriations to the discretionary surplus reserve fund.  As of September 30, 2011 and 2010, Walker Resources had appropriated $3,559,449 and $3,507,394 to statutory surplus reserve fund.

Concentrations

Financial instruments that potentially subject the Company to concentrations of credit risk are cash, and accounts receivable arising from its normal business activities. The Company places its cash in what it believes to be credit-worthy financial institutions.  The Company controls credit risk related to accounts receivable through credit approvals, credit limits and monitoring procedures. The Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk, establishes an allowance, if required, for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowance is limited.

As of September 30, 2011 and September 30, 2010, the Company’s cash was with banks in the PRC and the U.S., where there is currently no rule or regulation mandated on obligatory insurance of bank accounts.

For the year ended September 30, 2011, four customers accounted for 26%, 24%, 23% and 13% of sales, respectively. For the year ended September 30, 2010, four customers accounted for 43%, 27%, 14% and 11% of sales, respectively.

For the year ended September 30, 2011, four vendors accounted for 42%, 21%, 17% and 13% of total purchases, respectively.  For the year ended September 30, 2010, three vendors accounted for 38%, 35%, and 12% of total purchases, respectively.

Economic and Political Risks

The Company’s operations are conducted in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

Fair Value

The Company has categorized its assets and liabilities and are recorded at fair value based upon the fair value hierarchy specified by FASB ASC 820.

The levels of fair value hierarchy are as follows:

i.	Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that we have the ability to access.

ii.
Level 2 inputs utilize other-than-quoted prices that are observable, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

iii.	Level 3 inputs are unobservable and are typically based on our own assumptions, including situations where there is little, if any, market activity.

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties.  As of September 30, 2011 and 2010, the carrying amounts of financial assets and liabilities, such as cash, accounts receivable, short-term bank loans, accounts payable, and other payables, approximate their fair values because of the short maturity of these instruments and market rates of interest available to the Company.

Segment Reporting

ASC 280, “Disclosure about Segments of an Enterprise and Related Information”, requires disclosure of reportable segments used by management for making operating decisions and assessing performance.  Reportable segments are categorized by products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company. ASC 280 has no effect on the Company’s financial statements as substantially all of the Company’s operations are conducted in one industry segment.

Earnings Per share

The Company reports earnings per share in accordance with the provisions of FASB ASC 260.10, "Earnings Per Share”. FASB ASC 260.10 requires presentation of basic and diluted earnings per share in conjunction with the disclosure of the methodology used in computing such earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average common shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock using the treasury method.

Recent Accounting Pronouncements

In June 2011, the FASB issued guidance which eliminates the option to report other comprehensive income and its components in the statement of changes in stockholders' equity and requires an entity to present the total of comprehensive income, the components of net income and the components of other comprehensive income either in a single continuous statement or in two separate but consecutive statements. This pronouncement is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The adoption of this guidance is not expected to have a material impact on the consolidated financial statements.

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying unaudited consolidated financial statements.

NOTE 3 — INVENTORIES

Inventories consist of finished goods. As of September 30, 2011 and 2010, inventories amounted to $11,347,936 and $9,137,808, respectively.

NOTE 4 — ADVANCE TO SUPPLIERS

The Company advances to certain vendors for the purchase of materials. As of September 30, 2011 and 2010, advance to suppliers amounted to $40,998,308 and $19,724,545, respectively.

NOTE 5— PROPERTY AND EQUIPMENT

Property and equipment consist of the following at:

	September 30,	September 30,
	2011	2010

Machinery and equipment	$1,315,332	$1,254,535
Office equipment	2,082	1,985
Vehicle	1,101,498	1,050,585
	2,418,912	2,307,105
Less: Accumulated depreciation and
amortization	(1,098,161	(773,434)
	$1,320,751	$1,533,671

Total depreciation and amortization expense for the years ended September 30, 2011 and 2010 amounted to $281,076 and $269,018, respectively.

NOTE 6 — ADVANCE FROM CUSTOMERS

The Company receives advances from their customers. As of September 30, 2011 and 2010, advances from customers amounted to $37,444,213 and $17,748,170, respectively.

NOTE 7— COMMITMENTS

The Company leased offices from a third party which will expire on December 31, 2011. For the fiscal years ended September 30, 2011 and 2010, the Company had rent expenses for these offices in the amount of $441,129 and $369,428, respectively.

As of September 30, 2011, the Company was committed to further payment of $112,703 under the lease agreement.

 NOTE 8— STOCKHOLDERS’ EQUITY

On September 16, 2010, the Company filed its Certificate of Incorporation authorizing the issuance of 24,000,000 common shares with par value of $.001 per share.

As of June 30, 2011, the Company received $60,000,000 proceeds from the sale of 5,391,064 shares of common stocks at a price of $11.13 per share to certain accredited investors. The proceeds were invested into the Company’s wholly-owned subsidiary, BRS Tianjin, as registered capital.

On May 11 2011, we sold an aggregate of  5,391,064 shares of our common stock to four foreign purchasers for an aggregate purchase price of $60,000,000, or $11.13 per share, in a private placement, or the “May 2011 Private Placement”, pursuant to Regulation S under the Securities Act of 1933, as amended, or the “Securities Act”.   The purchasers in the Private Placement were Best Investment Management Co., Ltd., Rebecca Investment Management Co., Ltd., Lotus Investment Management Co., Ltd and Worker Investment Management Co., Ltd (collectively the “May 2011 Purchasers”), each of which is identified as a selling stockholder in this prospectus.  Each of the May 2011 Purchasers is organized under the laws of the PRC. Pursuant to the May 2011 Purchase Agreement, we granted the May 2011 Purchasers the right to include the shares acquired in the May 2011 Private Placement in any registration statement that we file to register any of our securities after the closing date of the May 2011 Private Placement.  Pursuant to the May 2011 Purchase Agreement, we also granted the May 2011 Purchasers a right of first refusal to participate in any subsequent funding by the Company on a pro rata basis at 100% of the offering price. For a period of 60 months from the closing of the May 2011 Private Placement, we are prohibited from effecting, or agreeing to effect, a subsequent financing involving (i) the issuance of any securities that are convertible, exchangeable or exercisable for common stock at a conversion or exchange rate or an exercise price based on trading prices following the date of such issuance or subject to being reset following the initial issuance based on events related to the our business or the market for our common stock or (ii) a transaction that allows us to issue securities to subsequent investors providing the right to receive additional shares of common stock with terms more favorable than those provided to the May 2011 Purchasers in the May 2011 Private Placement. On May 11, 2011, the Company also issued 1,417,537 shares to its founding shareholders in exchange for services connected with the Company’s formation.  These shares were valued at nominal value as the Company was a non-operating entity with little or no assets when they provided the services for which they obtained the rights to these shares.  These shares are presented as outstanding as of the earliest period presented.

On July 29, 2011, we sold an aggregate of 16,140 shares of our common stock and common stock purchase warrants, or the “Warrants”, entitling the holders to purchase up to an aggregate of 72,000 shares of our common stock to four accredited investors for an aggregate purchase price of $179,961, or $11.15 per share in a private placement, or the “July 2011 Private Placement”, pursuant to Regulation D under the Securities Act.   The purchasers in the July 2011 Private Placement were T Squared Investments LLC, T Squared China Fund LLC, Silver Rock II Ltd. and Value growth Consulting LLC (collectively the “July 2011 Purchasers”), each of which is identified as a selling stockholder in this prospectus.  We refer to the July 2011 Purchasers and the May 2011 Purchasers collectively as the “Private Placement Investors”.

The shares and Warrants sold in the July 2011 Private Placement were sold pursuant to a Common Stock Purchase Agreement, or the “July 2011 Purchase Agreement”, among the Company and each of the four July 2011 Purchasers.  Pursuant to the July 2011 Purchase Agreement, we granted the July 2011 Purchasers the right to include the shares acquired, and the shares underlying the Warrants acquired, in the July 2011 Private Placement in any registration statement that we file to register any of our securities after the closing date of the July 2011 Private Placement.  Pursuant to the July 2011 Purchase Agreement, we also agreed, among other things, not to issue preferred stock or convertible debt for a period of three years from the completion of the July 2011 Private Placement, to list our common stock on a U.S. securities exchange within twelve months following the closing of the July 2011 Private Placement, to appoint a majority of independent directors to our board and to establish audit and compensation committees consisting of independent directors.  We also agreed, for a period of two years following the July 2011 Private Placement, not to borrow amounts in excess of three times our earnings before interest, taxes, depreciation and amortization from recurring operations.

The Warrants are exercisable for $11.15 per share until the second anniversary of our initial public offering.  In the event that the shares underlying the Warrants, or the “Warrant Shares”, are not registered within one year following the closing of the July 2011 Private Placement, the Warrants may be exercised on a cashless basis.  The Warrants may not be exercised on a cashless basis so long as a registration statement with respect to the Warrant Shares is effective.  The exercise price of the Warrants is subject to adjustment to reflect any stock splits, stock dividends, share combinations, reclassifications or recapitalizations affecting the number of outstanding shares of our common stock or securities.  In addition, in the event of a merger, consolidation or similar reorganization in which we will not be the surviving entity, holders of the Warrants will be entitled to receive, in lieu of the Warrant Shares, the stock, securities or other property (including cash) to which such holders would have been entitled if the Warrants had been exercised immediately prior to the reorganization transaction.

NOTE 9 — EARNINGS PER SHARE

The calculation of the basic and diluted earnings per share attributable to the common stock holders is based on the following data:

	For the Years Ended September 30
Numerator	2011	2010
Earnings:

Earnings for the purpose of basis earnings per share	$42,968,161	$40,717,506
Effect of dilutive potential common stock	-	-
Earnings for the purpose of dilutive earnings per share	$42,968,161	$40,717,506

Denominator
Number of shares:
Weighted average number of common stock for	18,675,856	16,560,910
the purpose of basic earnings per share
Effect of dilutive potential common stock - conversion	-	-
of convertible preferred stock
Effect of dilutive potential common stock - conversion	-	-
of warrants
Weighted average number of common stock for
the purpose of dilutive earnings per share	18,675,856	16,560,910

NOTE 10 — VARIABLE INTEREST ENTITY

The Company, as the primary beneficiary of Walker Resources, consolidates Walker Resources, as a Variable Interest Entity (“VIE”), of which we are the primary beneficiary. The liabilities recognized as a result of consolidating a VIE do not represent additional claims on our general assets; rather, they represent claims against the specific assets of the consolidated VIE. Conversely, assets recognized as a result of consolidating a VIE do not represent additional assets that could be used to satisfy claims against our general assets. Reflected on the September 30, 2011 and 2010 balance sheets are consolidated VIE assets of $193.3 million and $62.5 million, respectively, which are comprised mainly of cash, inventory, advance to suppliers and property and equipment. VIE liabilities mainly consist of advances from customers and other payables for working capital.

NOTE 11 — INCOME TAX

The Company is incorporated in the United States and has operations in the PRC. The Company has incurred an aggregate net operating loss of approximately $719,437 through September 30, 2011 for United States income tax purposes. The net operating loss carries forward for United States income taxes purposes, and may be available to reduce future years’ taxable income. These carryforwards will expire, if not utilized, through 2031. Management believes that the realization of the benefits from these losses appears not more than likely due to the Company’s limited operating history and continuing losses for United States income tax purposes. Accordingly, the Company has provided a 100% valuation allowance on the deferred tax asset benefit to reduce the asset to zero. Management will review this valuation allowance periodically and make adjustments as warranted.

The Company’s wholly-owned subsidiary and VIE, BRS Tianjin and Walker Resources, were incorporated in PRC.  BRS Tianjin has no operations and the Company’s income is generated from Walker Resources. On March 16, 2007, the National People’s Congress of China approved the new Corporate Income Tax Law of the PRC (“New CIT Law”), which was effective beginning January 1, 2008.  After January 1, 2008, under the New CIT Law, the statutory corporate income tax rate applicable to most companies is 25% instead of the former tax rate of 33%.

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate as:

	2011	2010
U.S. Statutory rate	34%	34%
Foreign income not recognized in the U.S.	(34)	(34)
PRC statutory income tax rate	25	25
Permanent difference	-	-
Effective income tax rate	25%	25%

The Company’s deferred tax assets as of September 30, 2011, 2010 and 2009 are as follows:

	For the Years Ended September 30,
	2011	2010
Deferred tax assets
Net U.S. operating loss carryforward	$244,609	$-
Total deferred tax assets	244,609	-
Less: Valuation allowance	(244,609)	-
Net deferred tax assets	$-	$-

For the years ended September 30, 2011, 2010 and 2009, income tax expenses related to the Company’s operations in PRC amounted to $14,682,770,  $13,572,502 and $6,552,420, respectively.

NOTE 12 — SUBSEQUENT EVENTS

The Company has evaluated subsequent events for purposes of recognition or disclosure through the date these financial statements were issued.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, payable by the Company in connection with the offer and sale of the securities being registered. All amounts are estimates except the SEC registration fee.

SEC registration fee		$8,958.20
Printing and engraving expenses		$6,000
Legal fees and expenses		$50,000
Accounting fees and expenses		$140,000
Miscellaneous	$
Tota		$204,958.20

Item 14. Indemnification of Directors and Officers.

We are incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or other enterprise. The indemnity may include expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reasons of the fact that such person is or was a director, officer, employee or agent of such corporation or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or another enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation with respect to such claim, issue or matter. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Item 15. Recent Sales of Unregistered Securities.

On May 11 2011, we sold an aggregate of 5,391,064 shares of our common stock to four non-U.S. investors for an aggregate purchase price of $60,000,000, or $11.13 per share in the Private Placement.  The offer and sale of common stock in the Private Placement constituted an offshore transaction exempt from registration pursuant to Regulation S under and Section 4(2) of the Securities Act.  The purchasers in the Private Placement were Best Investment Management Co., Ltd., Rebecca Investment Management Co., Ltd., Lotus Investment Management Co., Ltd and Worker Investment Management Co., Ltd, each of which is identified as a selling stockholder in this prospectus and is organized under the laws of the PRC.

In connection with the Private Placement, we did not engage in any directed selling efforts, as defined in Regulation S, in the United States and each investor in the Private Placement represented to us that it was not a U.S. person and was not acquiring the shares sold by us in the Private Placement for the account or benefit of a U.S. person.  The transfer of securities sold in the Private Placement is restricted in accordance with the requirements of the Securities Act.

On July 29, 2011, we sold (i) 16,140 shares of our common stock and (ii) Warrants entitling the holders thereof to purchase an aggregate of 72,000 shares of our common stock at an exercise price of $11.15 per share.  We received gross proceeds of $179,961, or $11.15 per share, in the July 2011 Private Placement.  The offer and sale of our common stock in the July 2011 Private Placement was exempt from registration pursuant to Regulation D under Section 4(2) of the Securities Act, based on representations made by each purchaser in the offering that it is an “accredited investors” and the fact that the offering did not involve any general solicitation.  We agreed to use the proceeds from the July 2011 Private Placement for the Company’s operational growth, acquisition opportunities and legal and administrative fees incurred in connection with an initial public offering

Item 16. Exhibits and Financial Statement Schedules.

(a)
Exhibits. Reference is made to the information contained in the Exhibit Index filed as part of this Registration Statement, which information is incorporated herein by reference pursuant to Rule 411 of the Securities and Exchange Commission’s Rules and Regulations under the Securities Act of 1933, as amended.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)      To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gegu Town, Province of Tianjin, People’s Republic of China, , on October 1, 2012.

BRS GROUP, INC.

By:	/s/ Miao Huang
Miao Huang Chief Executive Officer

Pursuant to the requirements of the Securities Act, this amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Miao Huang	Chief Executive Officer and Chairman of the Board of Directors (principal executive officer)	October 1, 2012
Miao Huang

/s/ Guang Yang	President, Chief Operating Officer and Director	October 1, 2012
Guang Yang

/s/ Yuelin Cai	Vice President of Finance and Treasurer (principal financial and accounting officer)	October 1, 2012
Yuelin Cai

EXHIBIT INDEX

Exhibit No.	Description
3.1	Certificate of Incorporation of BRS Group, Inc.†
3.2	Bylaws of BRS Group, Inc.†
4.1	Form of Common Stock Purchase Warrant issued to purchasers in the July 2011 Private Placement, dated July 29, 2011 †
5.1	Opinion of Evan & Van Winkle LLP † *
10.1	Common Stock Purchase Agreement, dated May 11, 2010, by and among BRS Group, Inc., and the investors listed on Schedule A there to †
10.2
Entrusted Management Agreement, dated December 2, 2010, by and among Walker Resources Recycling Co., Ltd. (“Walker Resources”), Miao Huang, Changrui Yang, Gangyi Wang (together referred to as “Walker Resources Shareholders”) and BRS (Tianjin) Investment Management Co., Ltd. (“BRS Tianjin”) †

10.3	Technology Service Agreement, dated December 2, 2010, by and between Walker Resources and BRS Tianjin †
10.4	Voting Rights Proxy Agreement, dated December 2, 2010, by and among Walker Resources, the Walker Resources Shareholders and BRS Tianjin †
10.5	Equity Pledge Agreement, dated December 2, 2010, by and among Walker Resources, the Walker Resources Shareholders and BRS Tianjin †
10.6	Exclusive Option Agreement, dated December 2, 2010, by and among Walker Resources, the Walker Resources Shareholders and BRS Tianjin †
10.7
Form of Amended and Restated Call Option Agreement, dated July 21, 2011, between Guang Yang, Xuehui Shang, Chunming Li, Guowei Liang, respectively (together referred to as the “Grantees”), and Miao Huang and Sherry Li †

10.8	Common Stock Purchase Agreement, dated July 29, 2011, by and among the Company, T Squared Investments LLC and the investors listed in Schedule A thereto †
10.9	Form of Voting Trust Agreement, dated April 25, 2010, between Walker Resources Beneficial Owners and Walker Resources Shareholders. †
99.1 99.2 99.3 99.4
Unofficial English translation of form of employment agreement*
Unofficial English translation of form of material customer agreements†
Form of Material Supplier Agreement†
Unofficial English translation of form of lease agreement *

21.1	List of the Company’s Subsidiaries †
23.1	Consent of Sherb & Co., LLP*
23.2	Consent of Eaton & Van Winkle LLP (including in Exhibit 5.1) † *
23.3	Consent of Global Law Office*
23.4	Consent of Financial Institute of Green Futures *
*	Filed herewith
†	Previously filed
**	To be filed by amendment